As filed with the Securities and Exchange Commission on August 11, 2004.
                                               1933 Act File No: 333-_______
                                               1940 Act File No: 811-10463

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-6

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         __X_____

Pre-Effective Amendment No. ______                              ________

Post-Effective Amendment No. ______                             ________

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. __4___                                            __X_____

                        (Check appropriate box or boxes.)

                            JNLNY Separate Account IV
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                           (Exact Name of Registrant)

               Jackson National Life Insurance Company of New York
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                               (Name of Depositor)

                2900 Westchester Avenue, Purchase, New York 10577
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              (Address of Depositor's Principal Executive Offices)

                                 (888) 367-5651
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               Depositor's Telephone Number, including Area Code:

                              Thomas J. Meyer, Esq.
              Senior Vice President, Secretary and General Counsel
                     Jackson National Life Insurance Company
                                 1 Corporate Way
                                Lansing, MI 48951

                     (Name and Address of Agent for Service)

                                With a Copy to:

                        John S. (Scott) Kreighbaum, Esq.
                    Jackson National Life Insurance Company
                                1 Corporate Way
                               Lansing, MI 48951


Approximate Date of Proposed Public Offering:  December 23, 2004.

The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

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                                ULTIMATE INVESTOR

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               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
                                    ISSUED BY
             JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK(SM)
                                     THROUGH
                            JNLNY SEPARATE ACCOUNT IV
                       2900 Westchester Avenue, Suite 305
                            Purchase, New York 10577

                                 SERVICE CENTER

JACKSON NATIONAL LIFE(R) OF NEW YORK SERVICE CENTER          IMG SERVICE CENTER
                  PO BOX 30900                                 P.O. BOX 30901
          LANSING, MICHIGAN  48909-8400                 LANSING, MICHIGAN  48909-8401
                 1-800-599-5651                                1-888-464-7779

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Jackson National Life Insurance Company of New York (Jackson National(R) NY) is offering the flexible premium variable life insurance policy described in this prospectus. The policy provides insurance coverage on the life of one Insured. Please read this prospectus carefully before investing and keep it for future reference. Consult your sales representative and tax adviser to be sure this policy is right for you.

We do not guarantee a minimum Policy Value on amounts allocated to the Investment Divisions and, therefore, the policy does not have a guaranteed minimum Policy Value. The portion of your Policy Value in the Separate Account will vary depending on the investment performance of the Investment Divisions to which you allocate your premium. You bear the entire investment risk on amounts allocated to the Investment Divisions. The investment policies and risks of each portfolio are described in the accompanying prospectuses for the JNL(R) Series Trust and JNL Variable Fund LLC and its portfolios. The Policy Value will also reflect premiums paid, amounts withdrawn, and cost of insurance and other charges.

Please understand that the policy terms will govern the way the policy works and all rights and obligations.
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FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THEY ARE NOT DEPOSITS OF ANY BANK OR INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         IT MAY NOT BE ADVANTAGEOUS FOR YOU TO PURCHASE VARIABLE LIFE INSURANCE TO REPLACE YOUR EXISTING INSURANCE COVERAGE OR TO PURCHASE ADDITIONAL VARIABLE LIFE INSURANCE IF YOU ALREADY OWN A VARIABLE LIFE INSURANCE POLICY.

                  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY MADE. JACKSON NATIONAL NY DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS BASED IN THIS PROSPECTUS.

                           THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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        Not FDIC/NCUA insured o Not Bank/CU guaranteed o May lose value o Not a deposit o Not insured by any federal agency
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                THE DATE OF THIS PROSPECTUS IS DECEMBER **, 2004.

                        TABLE OF CONTENTS [TO BE UPDATED]


SUMMARY.........................................................................
   Description of the Policy and Policy Benefits................................
   Risks of the Policy..........................................................
   The Portfolios and Associated Risks..........................................

FEE TABLE.......................................................................
   Transaction Fees.............................................................
   Periodic Charges.............................................................
   Optional Rider Charges.......................................................
   Charges Assessed Against the Portfolios......................................
   Individual Portfolio Company Annual Expenses.................................

PURCHASING A POLICY AND ALLOCATING PREMIUM......................................
   Applying for a Policy........................................................
   Premiums.....................................................................
   Planned Premium..............................................................
   Premium Limits...............................................................
   Guaranteed Death Benefit (GDB) Rider.........................................
   Modified Endowment Contracts.................................................
   Allocation of Premium........................................................
   Policy Value.................................................................
   Accumulation Unit Value......................................................
   Transfer of Policy Value.....................................................
   Transfers Authorized by Telephone or the Internet............................
   Dollar Cost Averaging........................................................
   Rebalancing..................................................................

THE SEPARATE ACCOUNT............................................................
   The Portfolios...............................................................
   Voting Privileges............................................................
   Additions, Deletions, and Substitutions of Securities........................

THE FIXED ACCOUNT...............................................................

POLICY BENEFITS AND RIGHTS......................................................
   Death Benefit................................................................
   Death Benefit Options........................................................
   Minimum Death Benefit........................................................
   Changes in Death Benefit Option..............................................
   Changes in Specified Death Benefit...........................................
   Optional Insurance Benefits..................................................
   Policy Loans.................................................................
   Surrenders...................................................................
   Partial Surrenders...........................................................
   Status of Policy at Attained Age 100.........................................
   Termination and Grace Period.................................................
   Reinstatement................................................................
   Right to Examine the Policy..................................................
   Postponement of Payment......................................................

CHARGES AND DEDUCTIONS..........................................................
   Premium Charges..............................................................
   Asset Based Risk Charge......................................................
   Monthly Deduction............................................................
   Cost of Insurance Charge.....................................................
   Monthly Policy Fee...........................................................
   Monthly Administrative Charge................................................
   Transfer Charge..............................................................
   Illustration Charge..........................................................
   Re-Underwriting Charge.......................................................
   Rider Charges................................................................
   Additional Policy Charges....................................................
   Portfolio Expenses...........................................................
   Special Provisions for Group or Sponsored Arrangements.......................

GENERAL POLICY PROVISIONS.......................................................
   Statements to Owners.........................................................
   Limit on Right to Contest....................................................
   Suicide......................................................................
   Misstatement as to Age and Sex...............................................
   Beneficiary..................................................................
   Assignment...................................................................
   Creditors' Claims............................................................
   Dividends....................................................................
   Notice and Elections.........................................................
   Modification.................................................................
   Conversion to a General Account Product......................................
   Conversion to Reduced Paid-up Insurance......................................

FEDERAL TAX CONSIDERATIONS......................................................
   Taxation of Jackson National NY and the Separate Account.....................
   Tax Status of the Policy.....................................................
   Diversification Requirements.................................................
   Owner Control................................................................
   Tax Treatment of Life Insurance Death Benefit Proceeds.......................
   Tax Deferral During Accumulation Period......................................
   Distributions................................................................
   Policies Which are MECs......................................................
   Policies Which are Not MECs..................................................
   Treatment Beyond Attained Age 94.............................................
   Actions to Ensure Compliance with the Tax Law................................
   Federal Income Tax Withholding...............................................
   Tax Advice...................................................................

DESCRIPTION OF JACKSON NATIONAL NY AND THE SEPARATE ACCOUNT.....................
   Jackson National Life Insurance Company of New York..........................
   The Separate Account.........................................................
   Safekeeping of the Separate Account's Assets.................................
   State Regulation of Jackson National NY......................................

DISTRIBUTION OF CONTRACTS.......................................................

LEGAL PROCEEDINGS...............................................................

LEGAL MATTERS...................................................................

FINANCIAL STATEMENTS............................................................

GLOSSARY OF TERMS...............................................................

APPENDIX A......................................................................

WHERE YOU CAN FIND MORE INFORMATION.............................................

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CAPITALIZED TERMS USED IN THIS PROSPECTUS ARE DEFINED WHERE FIRST USED OR IN THE GLOSSARY OF TERMS BEGINNING ON PAGE 54 OF THIS PROSPECTUS.
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                                     SUMMARY

                  DESCRIPTION OF THE POLICY AND POLICY BENEFITS

         1.   WHAT IS A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY?

         Your policy is designed to be flexible to meet your specific life insurance needs. Your policy has a Death Benefit, Policy Value and other features of life insurance providing fixed benefits. Your policy is a "flexible premium" policy because you have a great amount of flexibility in determining when and how much premium you want to pay. Your policy is a "variable" policy because the Policy Value varies according to the investment performance of the Investment Divisions to which you have allocated your premiums. The policy provides you with an opportunity to take advantage of any increase in your Policy Value but you also bear the risk of any decrease.

         2. WHAT ARE THE PREMIUMS FOR THIS POLICY?

         You have considerable flexibility as to the timing and amount of your premiums. You must pay an initial premium to place the policy in force. Thereafter, you may pay additional premiums when and in such amounts as you choose, subject to certain restrictions. See "Purchasing a Policy and Allocating Premium" on page 18 for further details. However, your policy may lapse and terminate without value if you do not pay sufficient premiums to keep the policy in force. For more information, see "Can my Policy Lapse?" on page 7.

         We will not accept any premium that would increase our Net Amount at Risk under your policy, unless you provide us with evidence of insurability satisfactory to us. In addition, we will not accept any premium that would cause your policy to lose its status as a life insurance contract under the Internal Revenue Code of 1986, as amended (the "Code"), unless you also request an increase in the Specified Death Benefit that we approve. We also will not accept any premium that would cause your policy to be deemed a "modified endowment contract" under the Code, without your written consent or acknowledgement.

         3.  WHAT IS THE GUARANTEED DEATH BENEFIT (GDB) RIDER?

         The GDB Rider helps to keep your policy in force if you meet the premium requirement, notwithstanding the Policy Value. The GDB Rider automatically attaches to a policy that qualifies at the time of application, and the benefit lasts for the greater of 20 years or until the Insured turns age
65. This rider is available only with Death Benefit Options A and B. For more information about this rider, see "Guaranteed Death Benefit (GDB) Rider" on page 20.

         4.  HOW IS MY POLICY VALUE DETERMINED?

         Your Policy Value is the sum of the values of your interests in the Investment Divisions of the Separate Account, plus the values in the Fixed Account and Loan Account. Your Policy Value depends on the investment performance of the Investment Divisions and the amount of interest we credit to the Fixed Account and Loan Account, as well as the Net Premiums paid, partial surrenders, and charges assessed. We have summarized the charges imposed under the policy in "Fee Table" and described them in more detail in "Charges and Deductions" on page 42. We do not guarantee a minimum Policy Value on amounts allocated to the Separate Account. For more information about your Policy Value, see "Policy Value" on page 21.

         5.   HOW ARE MY PREMIUMS ALLOCATED?

         Before your premiums are allocated to the Policy Value, we deduct a Sales Charge, a Premium Tax Charge, and a Federal (DAC) Tax Charge (collectively "Premium Charges"). For more detail, see the Fee Table on page 10 and "Charges and Deductions" on page 42. The amount remaining after the deduction of the Premium Charges is called the Net Premium.

         When you apply for the policy, you specify in your application how to allocate your Net Premiums. You may change your allocation instructions at any time by writing to us at the address on the first page of this prospectus.

         We will generally allocate your initial Net Premiums to the Fixed Account on the Commencement Date. Following the Commencement Date, amounts designated for the Fixed Account will remain in the Fixed Account until otherwise instructed by you, while amounts designated for the Investment Divisions will be reallocated in accordance with your then current allocation instructions on the Allocation Date. The Allocation Date is generally the first business day on or after the fifth day following the Right to Examine Period for your policy. Thus, for example, if the Right to Examine Period is 10 days, the Allocation Date is generally 15 days after the Commencement Date. See "Right to Examine the Policy" on page 41 for more information about the Right to Examine Period. For amounts allocated to the Fixed Account prior to the Allocation Date, we may credit a different interest rate on amounts designated for the Fixed Account than on amounts designated for the Investment Divisions. We do not credit any interest or earnings on premiums we receive before the Commencement Date.

         After the Allocation Date, we generally allocate your Net Premiums to the Investment Divisions and the Fixed Account as of the date we receive your premiums at our Service Center. However, we reserve the right to delay the allocation of any Net Premium that requires underwriting. We allocate any subsequent Net Premium to the allocation options most recently elected by you and on file with us. See "Allocation of Premium" on page 20 for more information about how your premiums are allocated.

         6. MAY I TRANSFER POLICY VALUE AMONG THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT?

         You may transfer Policy Value among Investment Divisions and to the Fixed Account at any time, subject to certain restrictions. Regarding the transfer restrictions, see "Transfers of Policy Value" on page **.

         In addition, you may use our automatic dollar cost averaging and rebalancing programs. For additional information, please see "Dollar Cost Averaging" on page 23 and "Rebalancing" on page 24.


         7.   WHAT ARE THE DEATH BENEFIT OPTIONS?

         We will pay the Death Benefit Proceeds to the beneficiary upon the death of the Insured. The policy provides for three Death Benefit options. Under Option A, the Death Benefit is equal to the greater of the Specified Death Benefit and the Minimum Death Benefit. Under Option B, the Death Benefit equals the greater of the Specified Death Benefit plus the Policy Value, and the Minimum Death Benefit. Under Option C, the Death Benefit equals the greater of the Specified Death Benefit plus the greater of the sum of the premiums minus total partial surrenders and zero, and the Minimum Death Benefit.

         You must choose one of the Death Benefit options when you apply for a policy. You may change your policy's Death Benefit option while the Insured is alive, subject to our approval and certain restrictions. We reserve the right to limit or refuse changes to the Death Benefit options. For additional information, please see "Death Benefit Options" on page 32.

         8.   HOW IS THE DEATH BENEFIT PAID?

         If the Insured dies while the policy is in force, we pay the Death Benefit Proceeds to your beneficiary in a lump sum. The Death Benefit Proceeds equal the Death Benefit (based on the Death Benefit Option then in effect), plus any additional rider benefits payable upon the Insured's death, less any amounts you owe us (including any outstanding Debt and unpaid policy charges). We determine the amount of the Death Benefit Proceeds as of the end of the Valuation Period during which we receive due proof of death. We usually pay the Death Benefit Proceeds within seven days after we have received due proof of death and all other requirements we deem necessary have been satisfied. Until due proof of death is received, any amount in the Separate Account will be subject to investment risk. For additional information, please see "Death Benefit" on page 32.

         9. CAN I INCREASE OR DECREASE MY POLICY'S SPECIFIED DEATH BENEFIT?

         Yes, you have considerable flexibility to increase or decrease your policy's Specified Death Benefit. Your Specified Death Benefit can be scheduled at issue to remain level for the life of your policy or change on Policy Anniversaries, subject to certain limitations. Your Specified Death Benefit for each Policy Year is reflected in the Schedule of Specified Death Benefits in your Contract. After your first Policy Year, you may request to change your Schedule of Specified Death Benefits. You are permitted only one change per Policy Year. Your written request must be for at least $10,000. If you request an increase, you must provide evidence of insurability satisfactory to us. An increase in the Specified Death Benefit increases the charges deducted from your Policy Value. You may not decrease any Specified Death Benefit below the minimum Specified Death Benefit shown in your policy. The minimum is $100,000 for all policies. We reserve the right to limit or refuse changes in the Schedule of Specified Death Benefits. For more detail, including the conditions and limitations, see "Changes in Specified Death Benefit" on page 34. In addition, modifying your policy's Specified Death Benefit might have tax ramifications. For additional information, please see "Federal Tax Considerations" on page 47.

         10. DO I HAVE ACCESS TO THE VALUE OF MY POLICY?

         Yes. You may surrender your policy at any time for the Cash Surrender Value. If you request a full surrender between the expiration of the Right to Examine Period and the Allocation Date, we will refund the premium less any partial surrenders or policy loans.

         We also currently permit you to take up to twelve partial surrenders per Policy Year, after the first Policy Year. The total partial surrender amount deducted from your Policy Value will consist of the amount payable to you, a flat fee of $25 and any applicable taxes. The total partial surrender amount must be at least $500. Other restrictions may apply. For more information, see "What are the Limitations on Partial Surrender?" on page 8 and "Partial Surrenders" on page 38. A full or partial surrender may have tax consequences. For more information, see "Federal Tax Considerations" beginning on page 47.

         11.   MAY I TAKE OUT A POLICY LOAN?

         Yes, you may borrow money from us using the policy as the only security for your loan, subject to limitations. To secure a loan's repayment, we require that a corresponding amount of Policy Value is transferred to the Loan Account. Day 1 Loans are also available. For more information, see "Policy Loans" on page **. Policy loans may have tax consequences if your policy is deemed to be a "modified endowment contract" for federal income tax purposes. For more information, see "Modified Endowment Contracts" on page 20.

         12.   CAN I CANCEL MY POLICY?

You may cancel your policy by returning it to us within ten days after you receive it. In addition, if your policy was purchased as a replacement of an existing life insurance policy or annuity contract, you may return it to us within sixty days after you receive it. If you return your policy during the Right to Examine Period, the policy terminates and we will refund your premium, less any partial surrender and any policy loans. For more information, see "Right to Examine the Policy," on page 41.

                               RISKS OF THE POLICY

         1.   IS MY POLICY VALUE GUARANTEED?

         Your Policy Value is not guaranteed. (However, the payment of the Death Benefit may be guaranteed under the GDB Rider.) The value of your policy fluctuates with the performance of the allocation options you choose. Your allocation options may not perform to your expectations. Your Policy Values in the Investment Divisions may rise or fall depending on the performance of the portfolios in which the Investment Divisions invest and the charges under your policy. For more detail, please see "The Portfolios and Associated Risks" on page 9 and "The Separate Account" on page 24. In addition, a guarantee with respect to interest rate applies only to the Fixed Account allocation option.

         2.   IS THIS POLICY SUITABLE FOR SHORT-TERM SAVINGS?

         The policy is designed for long-term financial planning. Accordingly, you should not purchase the policy if you may need to access the Policy Value within a short time. Because the policy is designed to provide benefits on a long-term basis, before purchasing a policy for a specialized purpose, you should consider whether the long-term nature of the policy is consistent with the purpose for which it is being considered.

         3.   CAN MY POLICY LAPSE?

         Your policy could lapse and terminate without value if the Net Policy Value becomes too low to support the policy's monthly charges, unless the GDB Rider is in effect. If your Policy Value is too low to keep your policy in force you will have at least a 61-day Grace Period to pay additional amounts to prevent your policy from terminating. We will notify you in writing. See "Termination and Grace Period" on page 40. If you have any outstanding Debt when your policy lapses, you may have taxable income as a result. See "Federal Tax Considerations" on page 47. Poor investment performance may cause your policy to lapse. Policy loans or partial surrenders also increase the risk that your policy may lapse because they have the effect of reducing the Net Policy Value.

         4.   ARE THERE RISKS INVOLVED WITH SPECIALIZED USES OF THE POLICY?

         Because the policy provides for an accumulation of Policy Values as well as a Death Benefit, you may wish to use it for various individual and business planning purposes. Purchasing the policy in part for such purposes may involve certain risks. For example, if the investment performance of the Investment Divisions is poorer than expected or if sufficient premiums are not paid, the policy may lapse or may not accumulate sufficient Policy Value to fund the purpose for which you purchased the policy. Partial surrenders and policy loans may significantly affect current and future Policy Values, the Net Policy Value or Death Benefit Proceeds. The policy is designed to provide benefits on a long-term basis. Before purchasing a policy for a specialized purpose, you should consider whether the long-term nature of the policy is consistent with the purpose for which it is being considered. In addition, using a policy for a specialized purpose may have tax consequences. See "Federal Tax Considerations" on page 47.

         5.   WHAT ARE THE LIMITATIONS ON PARTIAL SURRENDER?

         You may not take a partial surrender in the first Policy Year. After the first Policy Year, you may take no more than twelve partial surrenders per Policy Year. We reserve the right to increase or decrease the number of partial surrenders you may take in a Policy Year. The minimum total partial surrender amount is $500, including a $25 partial surrender fee and any applicable taxes. A partial surrender will reduce your Net Policy Value and may reduce your Specified Death Benefit. We will not permit a partial surrender that would reduce the Net Policy Value to an amount less than or equal to the amount needed for the next three Monthly Deductions or if it would reduce any Specified Death Benefit below the minimum Specified Death Benefit shown in your policy. If your partial surrender request would reduce your Net Policy Value below that limit, we will either reject the request or allow you to surrender your policy, thereby ending your coverage. Please note that partial surrenders reduce your policy's Death Benefit. See "Partial Surrenders" on page 38. In addition, partial surrenders may have tax consequences. See "Federal Tax Considerations" on page 47.

         6.   WHAT ARE THE LIMITATIONS ON TRANSFER?

         Each transfer in excess of 15 in a Policy Year will incur a transfer charge of $25, excluding Allocation Date transfers and transfers due to dollar cost averaging or rebalancing programs. We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers among your investment options and the Fixed Account. See "Transfer of Policy Value" on page 22.

         7. WHAT ARE THE LIMITATIONS OR CHARGES ON SURRENDER OF THE POLICY?

         You may surrender your policy at any time without charge, subject to any outstanding Debt. Surrendering your policy may have tax consequences. See "Federal Tax Considerations" on page 47.

         8. WHAT ARE THE RISKS OF TAKING A POLICY LOAN?

         Taking a loan from your policy may increase the risk that your policy will lapse. The loan will have a permanent effect on your Policy Value and will reduce the Death Benefit Proceeds. In addition, if your policy is a modified endowment contract for federal income tax purposes, taking a policy loan may have tax consequences. See "Policies Which are MECs" on page 49.

         9. WHAT ARE THE TAX CONSEQUENCES OF BUYING THIS POLICY?

         Your policy is structured to meet the definition of a life insurance contract under the Code. We may need to limit the amount of premiums you pay under the policy to ensure that your policy continues to meet that definition.

         Current federal tax law generally excludes all Death Benefits from the gross income of the beneficiary of a life insurance policy. In addition, you generally are not subject to taxation on any increase in the Policy Value until it is withdrawn. Generally, you are taxed on surrender proceeds and the proceeds of any partial surrenders only if those amounts, when added to all previous distributions, exceed the total premiums paid. Amounts received upon surrender or partial surrender in excess of premiums paid are treated as ordinary income.

         Special rules govern the tax treatment of life insurance policies that meet the federal definition of a "modified endowment contract." Depending on the amount and timing of your premiums, your policy may meet that definition. Under current tax law, Death Benefit payments under modified endowment contracts, like Death Benefit payments under other life insurance contracts, generally are excluded from the gross income of the beneficiary. Partial surrenders and policy loans, however, are treated differently. We will not accept any premium that would cause your policy not to qualify as a life insurance contract under the Code. For more information on the tax treatment of the policy, see "Federal Tax Considerations" on page 47.

                       THE PORTFOLIOS AND ASSOCIATED RISKS

         1.   WHAT IS A PORTFOLIO?

         Each of the Investment Divisions invests in shares of one of the portfolios. Each portfolio is a separate investment series of an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"). Each portfolio holds its assets separate from the assets of the other portfolios, and each portfolio has its own distinct investment objective and policies, which are described in the accompanying prospectuses for the portfolios. Each portfolio operates as a separate investment fund, and the income, gains and losses of one portfolio generally have no effect on the investment performance of any other. The portfolios in which the Investment Divisions currently invest are set forth in this prospectus. Some of the Investment Divisions described in this prospectus may not be available under your policy. For more information about the portfolios, please see "The Portfolios" on page 24.

         2. WHAT ARE THE RISKS OF THE PORTFOLIOS?

         We do not promise that the portfolios will meet their investment objectives. Amounts you have allocated to the Investment Divisions may grow in value, decline in value or grow less than you expect, depending on the investment performance of the portfolios in which those Investment Divisions invest. You bear the investment risk that those portfolios possibly will not meet their investment objectives. A description of each portfolio's investment policies and a comprehensive statement of each portfolio's risks may be found in its prospectus. For additional information, please see "The Portfolios" on page 24.

         3. HOW CAN I LEARN MORE ABOUT THE PORTFOLIOS?

         You should read the portfolios' current prospectuses for detailed information concerning their investment objectives and strategies, and their investment risks before making an allocation or transfer.

                                    FEE TABLE

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU PAY WHEN BUYING, OWNING AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU PAY AT THE TIME THAT YOU BUY OR SURRENDER THE POLICY OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS.

                                TRANSACTION FEES

CHARGE                                    WHEN CHARGE IS DEDUCTED                 AMOUNT DEDUCTED/1/
------                                    -----------------------                 -----------------

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                                                                                          CUMULATIVE PREMIUMS
Sales Charge                             When premium is allocated                4.5%    on $100,000 or less
                                                                                  3.5%    on $100,001 - $250,000
                                                                                  2.5%    on $250,001 - $500,000
                                                                                  2%      on $500,001 or more
                                                                                          of each premium in all years
                                                                                          1-10/2/

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Premium Tax Charge                       When premium is allocated                2% of each premium/3/

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Federal (DAC) Tax Charge                 When premium is allocated                1.5% of each premium/4/

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Transfer Charge/5/                       Each transfer in excess                  $25 per transfer
                                         of 15 in any Policy Year

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Illustration Charge/6/                 Each in-force illustration in              $25 per illustration
                                     excess of one in any Policy Year


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Re-Underwriting Fee                    If a transaction under your                $25 per transaction
                                   policy requires underwriting approval
                                        after the Commencement Date

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Partial Surrender Fee                         When you make a                     $25 per partial surrender
                                             partial surrender

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Expedited Delivery Charge/7/            When you request expedited                $15 for wire transfers
                                      delivery of surrender, partial              $10 for overnight delivery
                                        surrender or loan proceeds                $22.50 for Saturday delivery
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/1/ The table shows the maximum guaranteed charges, except as otherwise indicated. See "Charges and Deductions" on page 42 for more information about these charges and our current charges.
/2/ After your tenth Policy Year, there is no sales charge. In fully surrendering the policy (but not in connection with a 1035 exchange), you may be entitled to a partial return of the sales charge that you paid:
     during the first Policy Year - up to 3% on your aggregate premium payments;
     and during the second Policy Year - up to 2.5% on your aggregate premium payments. There is no return of sales charge in subsequent Policy Years.
/3/ For state and local taxes. We reserve the right to increase or decrease this charge due to any change in tax law or premium taxes we expect to pay.
/4/  Estimated federal income tax treatment of our deferred  acquisition  costs.
     We reserve the right to increase or decrease this charge due to any change in tax law.
/5/ There are no transfer charges on dollar cost averaging and automatic asset rebalancing.
/6/ This charge is not deducted from your Policy Value, but must be paid separately by you with each request for an in-force illustration in excess of one per Policy Year.
/7/ This charge reflects the expenses we expect to incur for providing expedited delivery of surrender, partial surrender or loan proceeds. We may increase this charge upon prior notice to you to reflect any increase in the expenses we expect to incur for providing this service.

THE SECOND TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU PAY PERIODICALLY
DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING THE PORTFOLIO FEES AND
EXPENSES.

                                PERIODIC CHARGES

CHARGE                                    WHEN CHARGE IS DEDUCTED                 AMOUNT DEDUCTED/8/
------                                    -----------------------                 -----------------

------------------------------------------------------------------------------------------------------------------------------------
Cost of Insurance Charge                          Monthly
(per $1,000 Net Amount at
Risk)/9/

   Minimum and Maximum                                                            Minimum: $0.06 per $1,000
   COI Charge:                                                                    Maximum: $83.33 per $1,000

   COI Charge for a 45 year old                                                   $0.38 per $1,000
   Male Preferred Nonsmoker

------------------------------------------------------------------------------------------------------------------------------------
Policy Fee                                        Monthly                         $10 per month during
                                                                                  Policy Years 1-10 and
                                                                                  $8 per month thereafter

------------------------------------------------------------------------------------------------------------------------------------
Administrative Charge/10/                         Monthly                         Minimum: $0.05
                                                                                  Maximum: $0.30
                                                                                  per month per $1,000 of
                                                                                  Specified Death Benefit
                                                                                  during Policy Years 1-15

                                                                                  $0.01 per month per $1,000 of
                                                                                  Specified Death Benefit
                                                                                  thereafter

   Administrative Charge for                                                      $0.05 per month per $1,000
   a 45 year old                                                                  during Policy Years 1-15, and
                                                                                  $0.01 per month per $1,000
                                                                                  thereafter

------------------------------------------------------------------------------------------------------------------------------------
Asset Based Risk Charge/11/                        Daily                          1.00% (on an annual basis) in all
                                                                                  Years

------------------------------------------------------------------------------------------------------------------------------------
Policy Loan Interest Rate/12/                    Annually                         4%
                                              (accrues daily)

------------------------------------------------------------------------------------------------------------------------------------
Tax Charge/13/                                     Daily                          Currently: None
--------------------------

/8/ The table shows the maximum guaranteed charges, except as otherwise indicated. See "Charges and Deductions" on page 42 for more information about these charges and our current charges.
/9/ The cost of insurance varies based on individual characteristics such as the sex, underwriting risk classification and age of the Insured and length of time the policy has been in force. Substandard and flat extra ratings may apply. We determine the cost of insurance rates, but we guarantee that we will never charge you a higher cost of insurance rate than the guaranteed rates shown in your policy. Our current cost of insurance charge also varies depending on the Specified Death Benefit of the Policy. For more information about the calculation of the cost of insurance charges, see "Cost of Insurance Charge" on page 43.

     See "Cost of Insurance  Charge" on page 43 for a description of how the Net
     Amount at Risk is determined.

     The cost of insurance charge amounts in the table above are the policy's minimum and maximum and for a representative Insured, and may not be representative of your cost of insurance charge. For more information about the cost of insurance charge that would apply to your policy, please contact us at the address or telephone number shown on the first page of this prospectus or contact your sales representative.
/10/ The administrative charge is based on your age on the Issue Date and your Specified Death Benefit, up to $2 million of Specified Death Benefit.
     During the first 15 Policy Years:

         ISSUE AGE         $ PER $1,000                       ISSUE AGE         $ PER $1,000
         ---------         ------------                       ---------         ------------
         0-49              0.050                              80-85             0.200
         50-54             0.055                              86                0.220
         55-59             0.060                              87                0.240
         60-64             0.070                              88                0.260
         65-69             0.085                              89                0.280
         70-74             0.095                              90                0.300
         75-79             0.150

     Thereafter,  the administrative charge is $0.01 per $1,000 of your first $2 million of Specified  Death  Benefit,  regardless  of your age on the Issue
     Date.   The  minimum  and   maximum   administrative   amounts  are  for  a
     representative  Owner  and  may  not be  representative  of  your  policy's administrative charge.

/11/ This is the maximum  guaranteed  Asset Based Risk  Charge.  The Asset Based
     Risk Charge, on the value of your Investment Divisions allocations, decreases over time, currently: 0.85% per annum through your tenth Policy
     Year; and 0.05% per annum thereafter through your 20th Policy Year. There is no Asset Based Risk Charge in subsequent Policy years. For information regarding our current charges, see "Asset Based Risk Charge" on page 42.

/12/ A loan against your policy accrues interest daily at an annual simple interest rate of 4% during your first through fifth Policy Years and 3% thereafter. To secure a loan's repayment, we require that a corresponding amount of Policy Value is transferred to the Loan Account. On the Loan
     Account balance, we will credit interest that compounds daily at an annual effective interest rate of 3%. (At the same time, however, you forgo the performance of the Investment Divisions and the amount of interest we credit to the Fixed Account while your loan remains outstanding.)

/13/ We currently do not deduct a separate charge against the Separate Account for income taxes. In the future, however, we may impose such a charge if, in our sole discretion, we determine that we will incur a tax from the operation of the Separate Account.


CURRENTLY, WE ARE OFFERING THE FOLLOWING OPTIONAL RIDERS. THE CHARGES FOR THE
RIDER YOU SELECT ARE DEDUCTED MONTHLY FROM YOUR POLICY VALUE AS PART OF THE
MONTHLY DEDUCTION. YOU MAY NOT BE ELIGIBLE FOR ALL OPTIONAL RIDERS SHOWN BELOW.
THE BENEFITS PROVIDED UNDER EACH RIDER ARE SUMMARIZED IN "OPTIONAL INSURANCE
BENEFITS" BEGINNING ON PAGE 34.

                             OPTIONAL RIDER CHARGES

OPTIONAL BENEFIT                           WHEN CHARGE IS DEDUCTED                        AMOUNT DEDUCTED/14/
---------------------------------------    -----------------------                        ------------------
---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Terminal Illness Benefit Rider/15/                     No Charge                                None

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Guaranteed Death Benefit (GDB) Rider                 No Charge                                None
/15/

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Waiver of Monthly Deductions                            Monthly                 Minimum: $3.00 per $100 of Monthly
                                                                                Deduction
                                                                                Maximum: $36.00 per $100 of Monthly
                                                                                Deduction

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Waiver of Specified Premium                             Monthly                 Minimum: $0.03 per $1 of Monthly
                                                                                Specified Premium
                                                                                Maximum: $0.11 per $1 of Monthly
                                                                                Specified Premium

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Other Insured Term Insurance Rider                      Monthly
(per $1,000 of Rider Coverage)/16/

   Minimum and Maximum COI Charge                                               Minimum: 0.06 per $1,000
                                                                                Maximum: 83.33 per $1,000

   COI Charge for a 45 year old Male                                             0.38 per $1,000
   Preferred Nonsmoker


   Monthly Administrative Charge                        Monthly                 $0.07 per $1,000 of
                                                                                Death Benefit (charged only
                                                                                in year 1)

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Child Insurance Rider                                   Monthly                 $2.08 per $5,000 of coverage  ($25
                                                                                on an annual basis)
----------------------------

/14/ The table shows the maximum guaranteed charges, except as otherwise indicated. See "Charges and Deductions" on page 42 for more information about these charges and our current charges.
/15/ There is no additional cost for this rider, which is added automatically to a qualifying policy at the time of application.
/16/ The cost of insurance varies based on individual characteristics such as the sex, underwriting risk classification and age of the Insured and length of time the policy has been in force. We determine the current cost of insurance rates, but we guarantee that we will never charge you higher cost of insurance rates than the guaranteed rates shown in the your policy. Our current cost of insurance charge also varies depending on the rider death benefit. The cost of insurance charge amounts in the table above are the policy's minimum and maximum and for a representative Insured, and may not be representative of your cost of insurance charge. For more information about the cost of insurance charge that would apply to your policy, please contact us at the address or telephone number shown on the first page of this prospectus or contact your sales representative.

THE FOLLOWING TABLE DESCRIBES PORTFOLIO FEES AND EXPENSES THAT YOU WILL PAY
PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. THE TABLE SHOWS THE
MINIMUM AND MAXIMUM FEES AND EXPENSES CHARGED BY ANY OF THE PORTFOLIOS. MORE
DETAIL CONCERNING EACH PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE
PROSPECTUS FOR EACH PORTFOLIO.

                                CHARGES ASSESSED
               AGAINST THE PORTFOLIOS [TO BE UPDATED BY AMENDMENT]

                                                                         MINIMUM            MAXIMUM
Total Annual Portfolio Operating Expenses/1/
(expenses that are deducted from portfolio assets,
including management fees, distribution (12b-1)                           0.40%               1.00%
fees, and other expenses)

/1/ The fees and expenses reflected in this table are expressed as a percentage of average net assets for the year ended December 31, 2003 for the portfolios in which the Separate Account invests.

The portfolios' expenses are assessed at the portfolio level and are not direct charges against the Investment Division or the Policy Value. These expenses are taken into account in computing each portfolio's per share net asset value, which in turn is used to compute the corresponding Investment Division's Policy
Value.

Each Investment Division purchases shares of the corresponding portfolio at net asset value. The net asset value reflects the investment advisory fees and other expenses that are deducted from the assets of the portfolio. The advisory fees and other expenses are not fixed or specified under the terms of the policy and they may vary from year to year. Each Investment Division invests in Class B shares of the underlying portfolio. For each Investment Division, the fees and expenses of the underlying portfolio shown in this prospectus reflect the fees and expenses of the class of shares in which the Investment Division invests.

THE FIGURES IN THE FOLLOWING TABLE SHOW EXPENSE RATIOS FOR THE INDIVIDUAL
PORTFOLIOS FOR THE YEAR ENDED DECEMBER 31, 2003, EXCEPT WHERE OTHERWISE NOTED.

                              INDIVIDUAL PORTFOLIO
              COMPANY ANNUAL EXPENSES [TO BE UPDATED BY AMENDMENT]
                     (as a percentage of average net assets)

-------------------------------------------------- ------------ -------------- --------------- -----------------
                                                      Mgmt.                                          Total
                                                      and        Estimated                          Annual
                                                     Admin.     Distribution        Other          Portfolio
                                                      Fees*     (12b-1 Fee)**    Expenses***       Expenses
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/AIM Large Cap Growth Fund                         0.85%         0.08%            0%             0.93%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/AIM Small Cap Growth Fund                         0.95%         0.04%            0%             0.99%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Alger Growth Fund                                 0.88%         0.07%            0%             0.95%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Alliance Capital Growth Fund                      0.68%         0.03%            0%             0.71%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Eagle Core Equity Fund                            0.77%         0.04%            0%             0.81%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Eagle SmallCap Equity Fund                        0.85%         0.05%            0%             0.90%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/FMR Balanced Fund                                 0.80%         0.02%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/FMR Capital Growth Fund                           0.80%         0.02%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/JPMorgan International Value Fund                 0.92%          0%              0%             0.92%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Lazard Mid Cap Value Fund                         0.88%         0.09%            0%             0.97%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Lazard Small Cap Value Fund                       0.93%         0.07%            0%             1.00%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management S&P 500 Index Fund      0.39%         0.01%            0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management S&P 400 MidCap          0.39%         0.01%            0%             0.40%
   Index Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Small Cap Index
   Fund                                               0.39%         0.01%            0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Bond Index Fund         0.40%          0%              0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management International           0.45%          0%              0%             0.45%
   Index Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Enhanced S&P 500        0.58%         0.02%            0%             0.60%
   Stock Index Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Oppenheimer Global Growth Fund                    0.85%          0%              0%             0.85%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Oppenheimer Growth Fund                           0.80%          0%              0%             0.80%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/PIMCO Total Return Bond Fund                      0.60%          0%              0%             0.60%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam Equity Fund                                0.77%         0.07%            0%             0.84%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam International Equity Fund                  .93%          0.03%            0%             0.96%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam Midcap Growth Fund                         0.85%         0.06%            0%             0.91%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam Value Equity Fund                          0.74%         0.05%            0%             0.79%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Salomon Brothers High Yield Bond Fund             0.60%          0%              0%             0.60%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Salomon Brothers Strategic Bond Fund              0.75%          0%              0%             0.75%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Salomon Brothers U.S. Government & Quality        0.58%          0%              0%             0.58%
   Bond Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Balanced Fund                              0.59%         0.01%            0%             0.60%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Global Growth Fund                         0.89%         0.05%            0%             0.94%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Large Cap Growth Fund                      0.78%         0.04%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
 JNL/Select Money Market Fund                         0.40%          0%              0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Value Fund                                 0.65%         0.03%            0%             0.68%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/T. Rowe Price Established Growth Fund             0.72%         0.03%            0%             0.75%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/T. Rowe Price Mid-Cap Growth Fund                 0.83%         0.01%            0%             0.84%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/T. Rowe Price Value Fund                          0.80%         0.02%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Communications          0.52%          0%            0.01%            0.53%
   Sector Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Consumer Brands         0.52%          0%            0.02%            0.54%
   Sector Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Energy Sector Fund      0.52%          0%            0.02%            0.54%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Financial Sector        0.52%          0%            0.01%            0.53%
   Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management                         0.52%          0%            0.02%            0.54%
   Pharmaceutical/Healthcare Sector Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Technology Sector       0.52%          0%            0.01%            0.53%
   Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management VIP Fund                0.52%          0%            0.05%            0.57%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management JNL 5 Fund              0.52%          0%            0.01%            0.53%
-------------------------------------------------- ------------ -------------- --------------- -----------------

* Certain funds pay Jackson National Asset Management, LLC, the adviser, an administrative fee for certain services provided to the fund by the adviser. The JNL/Select Global Growth Fund, the JNL/JPMorgan International Value Fund, the JNL/Oppenheimer Global Growth Fund, the JNL/Putnam International Equity Fund and all of the JNL/Mellon Capital Management Funds except the JNL/Mellon Capital Management S&P 500 Index Fund, JNL/Mellon Capital Management S&P 400 MidCap Index Fund, JNL/Mellon Capital Management Small Cap Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund and the JNL/Mellon Capital Management Global 15 Fund pay an administrative fee of 0.15%; the JNL/Mellon Capital Management Global 15 Fund pays an administrative fee of 0.20%; the other funds pay an administrative fee of 0.10%. The Management and Administrative Fee and the Total Fund Annual Expenses columns in this table reflect the inclusion of any applicable administrative fee. The management fees shown in the table for the Mellon Capital Management funds are lower than the actual fees incurred in 2003, to reflect reductions in the contractual management fee rates.

** The Trustees of JNL Series Trust have adopted a Brokerage Enhancement Plan (the "Plan") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940. The Plan uses the available brokerage commissions to promote services and the sale of shares of the Trust. The brokerage commission rates and amounts paid by the Trust are not expected to increase as a result of the Plan, the staff of the Securities and Exchange Commission has taken the position that commission amounts received under the Plan should be reflected as distribution expenses of the funds. The amounts listed as 12b-1 fees reflect the portion of the brokerage commissions paid to unaffiliated broker-dealers that are recaptured by the Trust and paid to the distributor to promote the service and sale of shares of the Trust. The distribution fee noted is an estimate in that it is not possible to determine with accuracy actual amounts that will be paid under the Plan to affiliated broker-dealers.

*** Other Expenses include the costs associated with license fees paid by certain Funds and the fees and expenses of the disinterested Managers, their independent legal counsel and for a majority of the estimated expenses associated with the Chief Compliance Officer.

S&P NAME. "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," "500," "Standard & Poor's MidCap 400" and "S&P MidCap 400" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Jackson National Life Insurance Company and its subsidiaries. These funds and the JNL/Mellon Capital Management The S&P(R) 10 Fund are not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in these funds. Please see the Statement of Additional Information which sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P.

                             PURCHASE AND ALLOCATION

PURCHASING A POLICY. You may apply to purchase a policy by submitting a written application to us through an authorized sales representative. We will not issue a policy to insure people who are older than age 90. The minimum Specified Death Benefit is $100,000. Before we issue a policy, we require you to submit evidence of insurability satisfactory to us. Acceptance of your application is subject to our underwriting rules. We reserve the right to reject your application for any reason.

In general, we will issue your policy when we have determined that your application meets our underwriting requirements. We apply our customary underwriting standards to the proposed Insured. If on the Issue Date there are outstanding requirements that prevent us from placing your policy in force, coverage under your policy will not commence until all requirements are met. An example of an outstanding requirement is an amendment to your policy that requires your signature. We commence coverage of the Insured under the policy on the Policy Date, which generally is the later of (i) the Issue Date, (ii) the date on which we receive your first premium or (iii) the date that all requirements have been met or a date mutually agreed upon by us and the Owner. We will permit you to backdate the Policy Date of your policy up to six months before the Issue Date to save age. Backdating to save age can be advantageous because age is an individual characteristic that causes the cost of insurance charge to vary. You may be able to reduce the amount of your cost of insurance charge in backdating the Policy Date. At the same time, however, this increases the number of times the cost of insurance charge will have been deducted since the backdated Policy Date, which will reduce the value of your initial allocations. You should consult your sales representative for more information as to whether backdating to save age would be appropriate for you. The Policy Date determines Monthly Deduction days, Policy Months and Policy Years. If your Monthly Anniversary date is not a business day, the Monthly Deduction will occur on the next business day with an effective date equal to the Monthly Anniversary date.

If you pay a premium with your application, and your initial requested Specified Death Benefit is less than $500,000, we will offer the Insured temporary conditional insurance coverage during the underwriting process, subject to conditions. Some of the conditions include the following: all answers in materials submitted must be true, complete and accurate and you must never have been treated for, diagnosed with, or tested positive for a number of conditions. This temporary conditional insurance coverage is limited to $500,000, or the initial Specified Death Benefit applied for, whichever is less.

If we approve your application, we will begin to deduct policy charges as of the Policy Date. If we reject your application, we will not issue you a policy. We will return any premium you have paid, adding interest if, as, and at the rate, required in your state. We will not subtract any policy charges from the amount we refund to you.

PREMIUMS AND PREMIUM LIMITS. To place your policy in force, you generally must pay an initial premium. As described in "Planned Premium" below, we will send a notice prior to the planned premium date if you tell us that you plan to pay quarterly, semi-annually or annually. You may also pay premiums monthly or quarterly, including your initial premium, through EFT (Electronic Fund Transfers).

You may pay additional premium at any time, and in any amount, as long as your premium would not cause your policy to lose its life insurance status under the Code, as explained in "Federal Tax Considerations" beginning on page 47. Premiums must be sent to us at the address on the first page. Unless you request otherwise in writing, while your policy has an outstanding loan, we treat all payments received as new premium, except those received after interest is billed and before the Policy Anniversary. We may require satisfactory evidence of insurability before accepting any premiums that would increase the Net Amount at Risk. We reserve the right to refuse any premium payment less than $25 or limit the amount of premium payments.

Your policy is subject to premium payment maximums if you do not want your policy to become a "modified endowment contract" (MEC) under the Code as explained in "Federal Tax Considerations." Your policy may also subject to premium payment maximums depending on the tax test you choose to be sure your policy satisfies the definition of a life insurance contract under the Code. You may choose either the Guideline Premium and Cash Value Corridor Test or the Cash Value Accumulation Test as your irrevocable tax test. The Cash Value Accumulation test does not impose a premium limitation. The Guideline Premium and Cash Value Corridor Test does not allow cumulative premium payments in excess of the Guideline Premium limitation. For more information, see "Death Benefit Options" on page ** and "Federal Tax Considerations" on page *.

We will monitor your premium payments and other policy transactions and notify you of potential adverse tax consequences. Any premium we receive more than 15 days prior to a Policy Anniversary in excess of your policy's maximums will be automatically returned to you. With your consent, we will hold any premium payments in excess of your policy's maximums received less than 15 days prior to a Policy Anniversary. We will not credit interest on a held premium payment, which will be deemed paid into your policy on the next policy Anniversary for all calculations under the policy. If the held premium is in excess of your policy's maximums on the next Policy Anniversary, the excess will be returned to you. Alternatively, you could request to increase your Schedule of Specified Death Benefits, subject to evidence of insurability.

PLANNED PREMIUM. In your policy application, you will be asked to establish a schedule of "planned premium" payments by specifying the amount and frequency of such payments. You are not required to pay any planned premium. We will send you reminder notices prior to each planned payment date (except for those payments made in accordance with an EFT payment plan), which may be quarterly, semi-annually or annually, as specified by you. We reserve the right to stop sending such notices if no planned premiums are paid within any two consecutive Policy Years. You may change the amount or frequency of your planned premiums at any time by writing to us, subject to our consent.

Paying planned premiums does not guarantee that your policy will remain in force, even if you pay all planned premiums as scheduled. If the value of your policy is not sufficient to keep your Policy in force, you may need to change your planned payment schedule or make additional payments in order to keep your Policy in force, but paying planned premiums generally provides greater benefits than paying a lower amount of premium. And paying planned premiums also can help to keep your policy in force if your planned premium payments are at least as great as the Qualifying Monthly Premium Amount necessary to keep the GDB benefit in force. See "Guaranteed Death Benefit (GDB) Rider" on page 20.

ALLOCATION OF PREMIUM. Your Net Premiums are allocated to the Investment Divisions and the Fixed Account in the proportions that you have selected. We deduct the Premium Charges from your premium before allocation.

You must specify your allocation percentages in your application. Percentages must be in whole numbers and the total allocation must equal 100%. The minimum allocation percentage per allocation option is 1%. We will allocate any additional premiums according to those percentages until you give us new allocation instructions. You may add or delete Investment Divisions and/or the Fixed Account from your allocation instructions.

We will generally allocate your initial Net Premiums to the Fixed Account on the Commencement Date. (We will hold in our general account all premium payments made before the Commencement Date.) The Commencement Date is the date we place your policy in force after we have received: underwriting approval, any requirements outstanding after the Issue Date, and premium in an amount equal to or exceeding the minimum initial requirement. If outstanding requirements prevent us from placing your policy in force, the Commencement Date is postponed and your Net Premiums are not allocated until you satisfy the requirements. We do not credit any interest or earnings on premiums we receive before the Commencement Date.

Following the Commencement Date, amounts designated for the Fixed Account will remain in the Fixed Account until otherwise instructed by you, while amounts designated for the Investment Divisions will be reallocated in accordance with your then current allocation instructions on the Allocation Date. Any additional Net Premium we receive before the Allocation Date will also be allocated to the Fixed Account until the Allocation Date. The Allocation Date is generally the first business day on or after the fifth day following the Right to Examine Period for your policy, which is 10 days. See "Right to Examine the Policy" on page 41 for more information about the Right to Examine Period. Thus, since the Right to Examine Period is 10 days, the Allocation Date is generally 15 days after the Commencement Date. On the Allocation Date, we will transfer any amounts designated for the Investment Divisions (plus any interest credited thereto while held in the Fixed Account) to the applicable Investment Divisions. On Net Premiums allocated to the Fixed Account prior to the Allocation Date, we may credit a different interest rate, which will not be lower than 3%, on the portion designated to remain in the Fixed Account than on the portion designated for the Investment Divisions. Transfers on the Allocation Date will not count against the free transfer limit under your policy.

After the Allocation Date, we will generally allocate your additional Net Premium to the Investment Divisions and the Fixed Account as of the date your premium is received at our Service Center. If an additional premium would result in an increase in the Death Benefit and thus requires underwriting, we may delay allocation until we have completed underwriting. At that time, we will follow the allocation instructions in our file unless you send us new allocation instructions with your payment.

POLICY VALUE. Your Policy Value is the sum of the value of your interests in the Separate Account, the Fixed Account, and the Loan Account. Your Policy Value may increase or decrease daily to reflect the performance of the Investment Divisions you have chosen, the addition of interest credited to the Fixed Account and the Loan Account, the addition of Net Premium, and the subtraction of any partial surrenders. Your Policy Value is also subject to charges and deductions. See "Charges and Deductions" on page o. There is no minimum guaranteed Policy Value.

Valuations for initial premiums and subsequent premiums requiring underwriting are made on the date your Net Premium is allocated to the Investment Divisions and the Fixed Account, as described in "Allocation of Premiums" above. We will make all other valuations in connection with the policy on the day the premium or your transaction request is received at our Service Center, if that day is a Valuation Day. Otherwise, we make that determination on the next succeeding day that is a Valuation Day.

ACCUMULATION UNIT VALUE. We measure your Policy Value in the Separate Account by determining the value of the Accumulation Units that we credit to your policy. When you invest in an Investment Division, we credit your policy with Accumulation Units in that Investment Division. The number of Accumulation Units we credit equals the amount invested in the Investment Division divided by the value of the Investment Division's Accumulation Units on the Valuation Day that the allocation is made. The number of Accumulation Units we credit increases when premium is allocated to the Investment Division and amounts are transferred to the Investment Division, and loan repayments are transferred from the Loan Account to the Investment Divisions. The number decreases when certain charges are deducted from the Investment Division (for example, the cost of insurance charge, policy fee, administrative charge, and partial surrender fee), a loan is taken from the Investment Division, a transfer is made to another allocation option, or a partial surrender is made. However, these adjustments do not affect the value of an Accumulation Unit.

The value of an Accumulation Unit for each Investment Division varies to reflect the investment experience of the corresponding portfolio and the deduction of certain charges and expenses. We set the value of an Accumulation Unit at $10 when each Investment Division is established. Thereafter, on each Valuation Day, we determine the value of an Accumulation Unit for each of the Investment Divisions as follows:

     (1) Determine the total value of assets in the Investment Division;
     (2) Subtract from that amount the applicable Asset Based Risk Charge and the tax charge (if any); and
     (3) Divide the result by the number of outstanding Accumulation Units.

You should refer to the prospectuses for the portfolios for a description of how the assets of each portfolio are valued since that determination directly affects the investment experience of the corresponding Investment Division and, therefore, your Policy Value.

TRANSFER OF POLICY VALUE. You may request a transfer of Policy Value among the Investment Divisions and the Fixed Account in writing, by telephone, or via the Internet after the Allocation Date. You may transfer all or a portion of your value from one Investment Division to another Investment Division or to the Fixed Account. You may make one transfer from the Fixed Account to the Investment Divisions each Policy Year. This amount transferred from the Fixed Account may not exceed the greater of $1,000 (or the Fixed Account value, if less), the amount transferred out of the Fixed Account in the prior year, or 25% of your value in the Fixed Account. However, transfers under our dollar cost averaging and rebalancing programs are not subject to these limits. See "Dollar Cost Averaging" on page 23 and "Rebalancing" on page 24.

As a general rule, we will only make transfers on Valuation Days. If we receive your request in Good Order before the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) on a Valuation Day, we generally make the transfer that day. Otherwise, we will make the transfer on the next day that is a Valuation Day. We process transfers at the price next computed after we receive your transfer request.

We charge $25 for each transfer in excess of 15 during a Policy Year, which is exclusive of any Allocation Date transfers. In addition, transfers pursuant to dollar cost averaging or rebalancing are free and do not count against the number of free transfers. We may modify or terminate transfer privileges if we determine, in our sole discretion, that the exercise of that privilege by one or more Owners is or would be to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent the use of the transfer privilege that we consider to be possibly to the disadvantage of the Owner or other Owners. Restrictions could include, but are not limited to:

     o    A requirement for a minimum time period between transfers;

     o Not accepting transfer requests of a sales representative acting on behalf of more than one Owner (in which case, we will notify the person making the request by telephone or in writing of our decision not to accept the transfer requests - the notice will generally be given the same day as the request was made); or

     o    Limiting the dollar amount you may transfer at one time.

If we identify a pattern of frequent trading in and out of the Investment Divisions, we will place the account on a watch list and if the trading pattern continues we may terminate the transfer privileges or terminate electronic or telephone transfer privileges or require the transfer instructions to be mailed through regular US postal service, as necessary. We do not exempt any person or class of persons from this policy. We reserve the right to change, terminate, limit, or suspend the transfer provisions at any time. If we limit the transfer privileges, you may need to make a partial surrender to access the Policy Value in the Investment Division from which you sought a transfer. We will notify you and your representative in writing within 1-5 days after the pattern of frequent trading is identified.

We will restrict round trip transfers made within 15 calendar days. We will allow redemptions from an Investment Division, however, once a complete or partial redemption has been made from an Investment Division through an Investment Division transfer, you will not be permitted to transfer contract value back into that Investment Division within 15 calendar days of the redemption. Conversely, if you transfer Policy Value to an Investment Division, redemption from that Investment Division will not be permitted within 15 calendar days of the purchase. This restriction will not apply to the money market Investment Division, the Fixed Accounts, Dollar Cost Averaging or the Automatic Rebalancing program. We will treat as short-term trading activity any transfer that is requested into an Investment Division that was previously redeemed within the previous 15 days whether the transfer was requested by you or a third party. This restriction is designed to prevent abusive trading practices. If we determine that our goal of curtailing abusive trading practices is not being fulfilled, we may amend or replace the procedure described above without prior notice. We will consider waiving the procedure described above for unanticipated financial emergencies. Please contact our Service Center if your transfer request entails what you believe is a financial emergency.

TRANSFERS AUTHORIZED BY TELEPHONE OR THE INTERNET. You can request certain transactions by telephone or at www.jnlny.com, our Internet Web site, subject to our right to terminate electronic or telephone transfer privileges, as described above. Our Customer Service representatives are available during business hours to provide you with information about your account. We require that you provide proper identification before performing transactions over the telephone or through our Internet Web site. For Internet transactions, this will include a Personal Identification Number (PIN). You may establish or change your PIN at www.jnlny.com.

You may make transfers by telephone or through the Internet. Any authorization you provide to us in the application, at our Web site, or through other means will authorize us to accept transaction instructions, including Investment Division transfers/allocations, by you and your financial representative unless you notify us to the contrary. To notify us, please call us at the Service Center number listed on the first page.

When authorizing a transfer, you must complete your transfer request by the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) in order to receive that day's accumulation unit value for an Investment Division.

Transfer instructions you send electronically are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If the time and date indicated on the acknowledgement is before the close of the New York Stock Exchange, the instructions will be carried out that day. Otherwise the instructions will be carried out the next business day. We will retain records of all Web-based transactions by confirmation number. If you do not receive an electronic acknowledgement, you should telephone our Service Center immediately.

Telephone or Internet transfer requests may currently only be cancelled by calling the Service Center before the close of the New York Stock Exchange on the day the transaction will be processed. Our procedures are designed to provide reasonable assurance that telephone or any other electronic authorizations are genuine. Our procedures include requesting identifying information and tape-recording telephone communications and other specific details. We and our affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a transaction requested by telephone or other electronic means that you did not authorize. However, if we fail to employ reasonable procedures to ensure that all requested transactions are properly authorized, we may be held liable for such losses.

We do not guarantee access to telephonic and electronic information or that we will be able to accept transaction instructions via the telephone or electronic means at all times. We also reserve the right to modify, limit, restrict, or discontinue at any time and without notice the acceptance of instructions from someone other than you and/or this telephonic and electronic transaction privilege. Elections of any optional benefit or program must be in writing and will be effective on the next Monthly Anniversary upon receipt of the request in good order. Some optional benefits may require underwriting and will be effective on the next Monthly Anniversary following underwriting approval.

Upon notification of the Owner's death, any telephone transfer authorization, other than by the surviving joint Owners, designate by the Owner ceases, and we will not allow such transactions unless the executor/representative provides written authorization for a person or persons to act on the executor's/representative's behalf.

DOLLAR COST AVERAGING. Under our dollar cost averaging program, you may authorize periodic transfers of a fixed dollar amount between or among the Investment Divisions and the Fixed Account. The minimum transfer amount of the dollar cost averaging program is $100, and transfers may occur monthly, quarterly, semi-annually, or annually. The minimum initial balance of your allocation option from which transfers will be made is $5,000. Dollar cost averaging and rebalancing are mutually exclusive; you cannot select both.

The theory of dollar cost averaging is that by spreading your investment over time, you may be able to reduce the effect of transitory market conditions on your investment. In addition, because a given dollar amount purchases more units when the unit prices are relatively low rather than when the prices are higher, in a fluctuating market, the average cost per unit may be less than the average of the unit prices on the purchase dates. However, participation in this program does not assure you of a greater profit from your purchases under the program, nor will it prevent or necessarily reduce losses in a declining market. Moreover, while we refer to this program of periodic transfers generally as dollar cost averaging, periodic transfers from an Investment Division with more volatile performance experience is unlikely to produce the desired effects of dollar cost averaging as would transfers from a less volatile Investment Division.

Your request to participate in this program will be effective when we receive your completed request form at our Service Center. Call or write us for a copy of the request form and additional information concerning the program. We may change, terminate, limit, or suspend dollar cost averaging at any time.

REBALANCING. Rebalancing allows you to readjust the percentage of your Policy Value allocated to each Investment Division to maintain a pre-set level of investment in various market segments. Over time, the variations in each Investment Division's investment results will shift the balance of your Policy Value allocations. Under the rebalancing program, we automatically transfer your Policy Value, back to the percentages you specify in accordance with procedures and requirements that we establish. Restrictions on transfers from the Fixed Account will not apply to rebalancing. Dollar cost averaging and rebalancing are mutually exclusive; you cannot select both.

You may request rebalancing when you apply for your policy or by submitting a completed Written Request to us at our Service Center. Please call or write us for a copy of the request form and additional information concerning rebalancing.

Rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Policy Value allocated to the better performing segments. Other investment programs, such as the dollar cost averaging program, may not work in concert with rebalancing. Therefore, you should monitor your use of these programs, as well as other transfers or partial surrenders, while rebalancing is being used. We may change, terminate, limit, or suspend rebalancing at any time.

                              THE SEPARATE ACCOUNT

THE PORTFOLIOS. The Separate Account is divided into Investment Divisions. Each Investment Division invests in shares of one of the portfolios. Each portfolio is a separate investment series of JNL(R) Series Trust or JNL Variable Fund LLC, each an open-end management investment company registered under the 1940 Act. We briefly describe the portfolios below. You should read the current prospectuses for the portfolios for more detailed and complete information concerning the portfolios, their investment objectives and strategies, and the investment risks associated with the portfolios. If you do not have a prospectus for a portfolio, contact us and we will send you a copy.

Each portfolio holds its assets separately from the assets of the other portfolios, and each portfolio has its own distinct investment objective and policies. Each portfolio operates as a separate investment fund and the income, gains, and losses of one portfolio generally have no effect on the investment performance of any other portfolio.

                          [TO BE UPDATED BY AMENDMENT]

===================================== ========================================== ==========================
                                                                                  INVESTMENT ADVISER (AND
            NAME OF FUND                        INVESTMENT OBJECTIVE                   SUB-ADVISER)
===========================================================================================================
JNL SERIES TRUST
-----------------------------------------------------------------------------------------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/AIM Large Cap Growth Fund         Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets (net  Management, LLC (and AIM
                                      assets plus the amount of any borrowings   Capital Management, Inc.)
                                      for investment purposes) in securities of
                                      large-capitalization companies.
------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------
JNL/AIM Small Cap Growth Fund         Seeks long-term growth of capital by       Jackson National Asset
                                      normally investing at least 80% of its     Management, LLC (and AIM
                                      assets (net assets plus the amount of any  Capital Management, Inc.)
                                      borrowings for investment purposes) in
                                      securities of small-cap companies.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Alger Growth Fund                 Seeks long-term capital appreciation by    Jackson National Asset
                                      investing at least 65% of its total        Management, LLC (and
                                      assets in a diversified portfolio of       Fred Alger Management,
                                      equity securities - common stock,          Inc.)
                                      preferred stock, and securities
                                      convertible into or exchangeable for
                                      common stock - of large companies which
                                      trade on U.S. exchanges or in the U.S.
                                      over-the-counter market.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Alliance Capital Growth Fund      Seeks long-term growth of capital by       Jackson National Asset
                                      investing primarily in a diversified       Management, LLC (and
                                      portfolio of common stocks or securities   Alliance Capital
                                      with common stock characteristics that     Management L.P.)
                                      the sub-adviser believes have the
                                      potential for capital appreciation,
                                      which include securities convertible
                                      into or exchangeable for common stock.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Eagle Core Equity Fund            Seeks long-term capital appreciation       Jackson National Asset
                                      and, secondarily, current income by        Management, LLC (and
                                      investing at least 80% of its assets       Eagle Asset Management,
                                      (net assets plus the amount of any         Inc.)
                                      borrowings for investment purposes) in a
                                      diversified portfolio of common stock of
                                      U.S. companies that meet the criteria
                                      for one of three separate equity
                                      strategies: the growth equity strategy,
                                      the value equity strategy and the equity
                                      income strategy.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Eagle SmallCap Equity Fund        Seeks long-term capital appreciation by    Jackson National Asset
                                      investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Eagle Asset Management,
                                      borrowings for investment purposes) in a   Inc.)
                                      diversified portfolio of equity
                                      securities of U.S. companies with market
                                      capitalizations in the range of
                                      securities represented by the Russell
                                      2000(R)Index.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/FMR Balanced Fund                 Seeks income and capital growth,           Jackson National Asset
                                      consistent reasonable risk by investing    Management, LLC (and
                                      60% of its assets in securities and the    Fidelity Management &
                                      remainder in bonds and other debt          Research Company)
                                      securities.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/FMR Capital Growth Fund           Seeks long-term growth of capital by       Jackson National Asset
                                      investing in medium-sized companies.       Management, LLC (and
                                                                                 Fidelity Management &
                                                                                 Research Company)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/JPMorgan International Value      Seeks high total return from a portfolio   Jackson National Asset
Fund                                  of equity securities of foreign            Management, LLC (and
                                      companies in developed and, to a lesser    J.P. Morgan Investment
                                      extent, developing markets.                Management, Inc.)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Lazard Mid Cap Value Fund         Seeks capital appreciation by investing    Jackson National Asset
                                      at least 80% of its assets (net assets     Management, LLC (and
                                      plus the amount of any borrowings for      Lazard Asset Management)
                                      investment purposes) in a
                                      non-diversified portfolio of equity
                                      securities of U.S. companies with market
                                      capitalizations in the range of
                                      companies represented in the Russell Mid
                                      Cap Index and that the sub-adviser
                                      believes are undervalued based on their
                                      return on equity.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Lazard Small Cap Value Fund       Seeks capital appreciation by investing    Jackson National Asset
                                      at least 80% of its assets (net assets     Management, LLC (and
                                      plus the amount of any borrowings for      Lazard Asset Management)
                                      investment purposes) in a
                                      non-diversified portfolio of equity
                                      securities of U.S. companies with market
                                      capitalizations in the range of
                                      companies represented by the Russell
                                      2000(R)Index that the sub-adviser
                                      believes are undervalued based on their
                                      return on equity.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management S&P     Seeks to match the performance of the      Jackson National Asset
500 Index Fund                        S&P 500(R) Index to provide long-term      Management, LLC (and
                                      capital growth by investing in             Mellon Capital
                                      large-capitalization company securities.   Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management S&P     Seeks to match the performance of the      Jackson National Asset
400 MidCap Index Fund                 S&P 400(R) Index to provide long-term      Management, LLC (and
                                      capital growth by investing in equity      Mellon Capital
                                      securities of medium capitalization        Management Corporation)
                                      weighted domestic corporations.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks to match the performance of the      Jackson National Asset
Small Cap Index Fund                  Russell 2000(R) Index to provide long-term Management, LLC (and
                                      growth of capital by investing in equity   Mellon Capital securities
                                      of small- to mid-size domestic             Management Corporation)
                                      corporations.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management Bond    Seeks to match the performance of the      Jackson National Asset
Index Fund                            Lehman Brothers Aggregate Bond Index to    Management, LLC (and
                                      provide a moderate rate of income by       Mellon Capital
                                      investing in domestic fixed-income         Management Corporation)
                                      investments.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks to match the performance of the      Jackson National Asset
International Index Fund              Morgan Stanley Capital International       Management, LLC (and
                                      Europe Australasia Far East Free Index     Mellon Capital
                                      to provide long-term capital growth by     Management Corporation)
                                      investing in international equity
                                      securities attempting to match the
                                      characteristics of each country within the
                                      index.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks to exceed the performance of the     Jackson National Asset
Enhanced S&P 500 Stock Index Fund     S&P 500 Index by tilting towards stocks    Management, LLC (and
                                      having higher expected return while        Mellon Capital
                                      maintaining overall index characteristics. Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Oppenheimer Global Growth Fund    Seeks capital appreciation by investing    Jackson National Asset
                                      primarily in common stocks of companies    Management, LLC (and
                                      in the U.S. and foreign countries. The     OppenheimerFunds, Inc.)
                                      Fund can invest without limit in foreign
                                      securities and can invest in any
                                      country, including countries with
                                      developed or emerging markets.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Oppenheimer Growth Fund           Seeks capital appreciation by investing    Jackson National Asset
                                      mainly in common stocks of "growth         Management, LLC (and
                                      companies."  The Fund currently focuses    OppenheimerFunds, Inc.)
                                      on stocks of companies having a large
                                      capitalization (currently more than $12
                                      billion) or mid-capitalization ($2
                                      billion to $12 billion), but this focus
                                      could change over time as well as the
                                      companies the Fund considers to be
                                      currently large and mid-capitalization.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/PIMCO Total Return Bond Fund      Seeks maximum total return, consistent     Jackson National Asset
                                      with the preservation of capital and       Management, LLC (and
                                      prudent investment management, by          Pacific Investment
                                      normally investing at least 80% of its     Management Company LLC)
                                      assets (net assets plus the amount of
                                      any borrowings for investment purposes)
                                      in a diversified portfolio of
                                      investment-grade, fixed-income
                                      securities of U.S. and foreign issuers
                                      such as government, corporate, mortgage-
                                      and other asset-backed securities and
                                      cash equivalents.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam Equity Fund                Seeks long-term capital growth by          Jackson National Asset
                                      investing primarily in a diversified       Management, LLC (and
                                      portfolio of common stock of domestic,     Putnam Investment
                                      large-capitalization companies. However,   Management, Inc.)
                                      the Fund may also invest in preferred
                                      stocks, bonds, convertible preferred
                                      stock and convertible debentures if the
                                      sub-adviser believes that they offer the
                                      potential for capital appreciation.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam International Equity Fund  Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Putnam Investment
                                      borrowings for investment purposes) in a   Management, Inc.)
                                      diversified portfolio consisting
                                      primarily of common stocks of non-U.S.
                                      companies. The Fund invests in foreign
                                      securities that the sub-adviser believes
                                      offer significant potential for
                                      long-term appreciation.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam Midcap Growth Fund         Seeks capital appreciation by investing    Jackson National Asset
                                      mainly in common stocks of U.S.            Management, LLC (and
                                      mid-capitalization companies of a          Putnam Investment
                                      similar size to those in the Russell       Management, Inc.)
                                      MidCap(R) Growth Index, with a focus on
                                      growth stocks which are stocks whose
                                      earnings the sub-adviser believes are
                                      likely to grow faster than the economy
                                      as a whole.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam Value Equity Fund          Seeks capital growth, with income as a     Jackson National Asset
                                      secondary objective, by investing          Management, LLC (and
                                      primarily in a diversified portfolio of    Putnam Investment
                                      equity securities of domestic,             Management, Inc.)
                                      large-capitalization companies. At least
                                      80% of its assets (net assets plus the
                                      amount of any borrowings for investment
                                      purposes) will be invested, under normal
                                      market conditions, in equity securities.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Salomon Brothers High Yield       Seeks a high level of current income,      Jackson National Asset
Bond Fund                             with capital appreciation as a secondary   Management, LLC (and
                                      objective, by investing at least           Salomon Brothers Asset
                                      80% of  its assets (net assets plus the    Management Inc.)
                                      amount of  any borrowings for investment
                                      purposes) in high-yield, high-risk debt
                                      securities ("junk bonds") and related
                                      investments and may invest in securities
                                      of foreign insurers.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Salomon Brothers Strategic        Seeks a high level of current income,      Jackson National Asset
Bond Fund                             with capital appreciation as a secondary   Management, LLC (and
                                      objective, by investing at least 80% of    Salomon Brothers Asset
                                      its assets (net assets plus the amount of  Management Inc.)
                                      any borrowings for investment purposes)
                                      in a globally diverse portfolio of
                                      fixed-income investments.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Salomon Brothers U.S.             Seeks a high level of current income by    Jackson National Asset
Government & Quality Bond Fund        investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Salomon Brothers Asset
                                      borrowings for investment purposes) in:    Management Inc.)
                                      (i) U.S. Treasury obligations; (ii)
                                      obligations issued or guaranteed by
                                      agencies or instrumentalities of the
                                      U.S. Government which are backed by
                                      their own credit and may not be backed
                                      by the full faith and credit of the U.S.
                                      Government; and (iii) mortgage-backed
                                      securities guaranteed by the Government
                                      National Mortgage Association that are
                                      supported by the full faith and credit
                                      of the U.S. Government.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Balanced Fund              Seeks reasonable income and long-term      Jackson National Asset
                                      capital growth by investing primarily in   Management, LLC (and
                                      a diversified portfolio of common stock    Wellington Management
                                      and investment grade fixed-income          Company, LLP)
                                      securities, but may also invest up to
                                      15% of its assets in foreign equity and
                                      fixed income securities.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Global Growth Fund         Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Wellington Management
                                      borrowings for investment purposes) in a   Company, LLP)
                                      diversified portfolio of equity
                                      securities of foreign and domestic
                                      issuers.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Large Cap Growth Fund      Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets (net  Management, LLC (and
                                      assets plus the amount of any borrowings   Wellington Management
                                      for investment purposes) in a diversified  Company, LLP)
                                      portfolio of common stocks of large U.S.
                                      companies selected for their growth
                                      potential.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Money Market Fund          Seeks a high level of current income as    Jackson National Asset
                                      is consistent with the preservation of     Management, LLC (and
                                      capital and maintenance of liquidity by    Wellington Management
                                      investing in high quality, short-term      Company, LLP)
                                      money market instruments.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Value Fund                 Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 65% of its total        Management, LLC (and
                                      assets in common stocks of domestic        Wellington Management
                                      companies, focusing on companies with      Company, LLP)
                                      large market capitalizations.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/T. Rowe Price Established         Seeks long-term growth of capital and      Jackson National Asset
Growth Fund                           increasing dividend income by investing    Management, LLC (and T.
                                      primarily in a diversified portfolio of    Rowe Price Associates,
                                      common stocks of well-established U.S.     Inc.)
                                      growth companies.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/T. Rowe Price Mid-Cap Growth      Seeks long-term growth of capital by       Jackson National Asset
Fund                                  normally investing at least 80% of its     Management, LLC (and T.
                                      assets (net assets plus the amount of any  Rowe Price Inc.)
                                      Associates, borrowings for investment
                                      purposes) in a diversified portfolio
                                      of common stocks of medium-sized (mid-cap)
                                      U.S. companies which the sub-adviser
                                      expects to grow at a faster rate than the
                                      average company.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/T. Rowe Price Value Fund          Seeks long-term capital appreciation by    Jackson National Asset
                                      investing in common stocks believed to     Management, LLC (and T.
                                      be undervalued.  Income is a secondary     Rowe Price Associates,
                                      objective.  In taking a value approach     Inc.)
                                      to investment selection, at least 65% of
                                      its total assets will be invested in
                                      common stocks the portfolio manager
                                      regards as undervalued.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL VARIABLE FUND LLC
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Communications Sector Fund            of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Consumer Brands Sector Fund           of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Energy Sector Fund                    of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Financial Sector Fund                 of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Pharmaceutical/Healthcare Sector      of capital appreciation and dividend       Management, LLC (and
Fund                                  income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Technology Sector Fund                of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management VIP     Seeks total return by investing in the     Jackson National Asset
Fund                                  common stocks of companies that are        Management, LLC (and
                                      identified by a model based on six         Mellon Capital
                                      separate specialized strategies.           Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management JNL     Seeks total return through a combination   Jackson National Asset
5 Fund                                of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------

The investment objectives and policies of certain of the portfolios are similar to the investment objectives and policies of other mutual funds that the portfolio's investment sub-advisers also manage. Although the objectives and policies may be similar, the investment results of the portfolios may be higher or lower than the investment results of those other mutual funds. We cannot guarantee, and make no representation, that the investment results of similar portfolios will be comparable even though the portfolios have the same investment advisers. The portfolios described are available only through variable annuity and variable life Contracts issued by Jackson National NY. Shares of the portfolios may also be sold directly to qualified retirement plans. They are NOT offered or made available to the general public directly.

A portfolio's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a portfolio with a small asset base. A portfolio may not experience similar performance as its assets grow.

You should read the prospectuses for the JNL Series Trust and JNL Variable Fund LLC carefully before investing. Additional portfolios and Investment Divisions may be available in the future.

We automatically reinvest all dividends and capital gains distributions from a portfolio in shares of that portfolio at net asset value. The income and realized and unrealized gains or losses on the assets of each Investment Division are separate and are credited to or charged against the particular Investment Division without regard to income, gains or losses from any other Investment Division or from any other part of our business. We use the Net Premium you allocate to an Investment Division to purchase shares in the corresponding portfolio and redeem shares in the portfolios to meet policy obligations. The portfolios are required to redeem their shares at net asset value and to make payment within seven days.

Certain portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same portfolio. Although neither we nor any of the portfolios currently foresee any such disadvantages either to variable life insurance or variable annuity contract owners, each portfolio's board of directors intends to monitor events in order to identify any material conflicts between variable life and variable annuity contract owners and to determine what action, if any, should be taken in response thereto. If a board of directors were to conclude that separate investment funds should be established for variable life and variable annuity separate accounts, Owners will not bear the related expenses.

VOTING PRIVILEGES. As a general matter, you do not have a direct right to vote the shares of the portfolios held by the Investment Divisions to which you have allocated your Policy Value. Under current interpretations, however, you are entitled to give us instructions on how to vote those shares with respect to certain matters. We will notify you when your instructions are needed and will provide proxy materials or other information to assist you in understanding the issues. We determine the number of votes for which you may give voting instructions as of the record date set by the relevant portfolio for the shareholder meeting at which the vote will occur.

As a general rule, you are the person entitled to give voting instructions. However, if you assign your policy, the assignee may be entitled to give voting instructions. Retirement plans may have different rules for voting by plan participants. If you send us written voting instructions, we follow your instructions in voting the portfolio shares attributable to your policy. If you do not send us written instructions, we vote the shares attributable to your policy in the same proportion as we vote the shares for which we have received instructions from other Owners. We vote shares that we hold in the same proportion as we vote the shares for which we have received instructions from Owners.

We may, when required by state insurance regulatory authorities, disregard Owner voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of one or more of the portfolios or to approve or disapprove an investment advisory contract for one or more of the portfolios.

In addition, we may disregard voting instructions in favor of changes initiated by Owners to the investment objectives or the investment adviser of the portfolios if we reasonably disapprove of the proposed change. We would disapprove a proposed change only if the proposed change is contrary to state law or prohibited by state regulatory authorities or we reasonably conclude that the proposed change would not be consistent with the investment objectives of the portfolio or would result in the purchase of securities for the portfolio that vary from the general quality and nature of investments and investment techniques utilized by the portfolio. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report to you.

This description reflects our view of currently applicable law. If the law changes or our interpretation of the law changes, we may decide that we are permitted to vote the portfolio shares without obtaining instructions from our Owners and we may choose to do so.

ADDITIONS, DELETIONS, AND SUBSTITUTIONS OF SECURITIES. If the shares of any of the portfolios are no longer available for investment by the Separate Account or if, in our judgment, further investment in the shares of a portfolio is no longer preferred, we may add or substitute shares of another portfolio or mutual fund for portfolio shares already purchased or to be purchased in the future. Any substitution will comply with the requirements of the 1940 Act.

We also reserve the right to make the following changes in the operation of the Separate Account and the Investment Divisions:

     (a)  to operate the Separate Account in any form permitted by law;

     (b) to take any action necessary to comply with applicable law or obtain and continue any exemption from applicable laws;

     (c) to transfer assets from one Investment Division to another, or from any Investment Division to our general account;

     (d)  to add,  combine,  or  remove  Investment  Divisions  in the  Separate
          Account;

     (e) to change the way in which we assess charges, as long as the charges do not exceed the maximum guaranteed charges under the policies; and

     (f) to assess a charge for taxes attributable to the operations of the Separate Account or for other taxes.

If we take any of these actions, we will comply with the then applicable legal requirements.

                                THE FIXED ACCOUNT

If you select the Fixed Account, your money will be placed with Jackson National NY's other assets. The Fixed Account is not registered with the SEC and the SEC does not review the information we provide to you about the Fixed Account. Your policy contains a more complete description of the fixed accounts.

THE PORTION OF THE POLICY RELATING TO THE FIXED ACCOUNT IS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 ("1933 ACT") AND THE FIXED ACCOUNT IS NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE 1940 ACT. ACCORDINGLY, NEITHER THE FIXED ACCOUNT NOR ANY INTERESTS IN THE FIXED ACCOUNT ARE SUBJECT TO THE PROVISIONS OR RESTRICTIONS OF THE 1933 ACT OR THE 1940 ACT, AND THE DISCLOSURE REGARDING THE FIXED ACCOUNT HAS NOT BEEN REVIEWED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION. THE STATEMENTS ABOUT THE FIXED ACCOUNT IN THIS PROSPECTUS MAY BE SUBJECT TO GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS.

You may allocate part or all of your Net Premium to the Fixed Account at any time while your policy is in force. With the Fixed Account, we will guarantee the amounts allocated (but deductions will lower the amount of the guarantee) and the crediting of a minimum rate of interest. From time to time and at our sole discretion we may set a higher current interest rate applicable to premium and transfers allocated to the Fixed Account during a Policy Year. We may declare different rates for amounts that are allocated to the Fixed Account at different times. The rate will be re-set on the Policy Anniversary. All monies in the Fixed Account will be re-set to the same rate on the Policy Anniversary. We determine interest rates in accordance with a variety of factors.

Amounts allocated to the Fixed Account are part of the general account of Jackson National NY. We invest the assets of the general account in accordance with applicable laws governing the investments of insurance company general accounts.

We may delay payment of partial surrenders from the Fixed Account for up to 6 months from the date we receive your written partial surrender request. We pay interest on the deferred amount at such rate as may be required by the applicable state or jurisdiction.

                           POLICY BENEFITS AND RIGHTS

DEATH BENEFIT. While your policy is in force, we will pay the Death Benefit Proceeds upon the Insured's death. We will pay the Death Benefit Proceeds to the named beneficiary(ies) or, if none survives, to the contingent beneficiary(ies). We will pay the Death Benefit Proceeds in a lump sum.

The Death Benefit Proceeds payable to the beneficiary equal the applicable Death Benefit, less any Debt and less any due and unpaid charges. The amount of Death Benefit is based on the Death Benefit Option you have selected, any increases or decreases in the Specified Death Benefit, and in some instances your Policy Value. The Death Benefit Proceeds may be increased if you have added a rider providing optional insurance benefits. Please see "Optional Insurance Benefits" beginning on page 34.

We will calculate the Death Benefit Proceeds, including any optional insurance benefits added to your policy as of the end of the Valuation Period during which we receive due proof of death from the beneficiary of record (if there are multiple beneficiaries, we will calculate the Death Benefit Proceeds when we receive completed claim forms and due proof of death from the first beneficiary). The beneficiary will be unable to change the Policy Value's allocation before we calculate and pay the Death Benefit Proceeds; Deductions will continue to be taken until we have received due proof of death. We will usually pay the Death Benefit Proceeds within seven days after we have received due proof of death and all other requirements we deem necessary have been satisfied. Beyond seven days, from due proof of death until payment, the Death Benefit Proceeds will earn interest at a rate set by the state where you purchased the policy.

DEATH BENEFIT OPTIONS.  You may choose one of three Death Benefit options:

     OPTION A: the Death Benefit is the greater of: (a) the Specified Death Benefit of the policy; or (b) the Minimum Death Benefit. Option A is designed to provide a specific amount of Death Benefit that generally does not vary with changes in the Policy Value. As your Policy Value increases, the Net Amount at Risk under your policy generally decreases, unless your Policy Value is sufficiently large to require that the Death Benefit be determined using the Minimum Death Benefit.

     OPTION B: the Death Benefit is the greater of (a) the Specified Death Benefit plus the Policy Value; or (b) the Minimum Death Benefit. Under Option B, the amount of the Death Benefit generally increases to reflect increases in the Policy Value. Under this option your policy generally involves a constant Net Amount at Risk.

     OPTION C: the Death Benefit is the greater of: (a) the Specified Death Benefit plus the greater of (i) the sum of all premiums paid minus all prior partial surrenders (including any applicable charges) or (ii) zero, or (b) the Minimum Death Benefit. Under this Option, your Death Benefit generally varies as you pay premiums and take partial surrenders.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit used in the Death Benefit formulas under the policy equals the Policy Value multiplied by the applicable Minimum Death Benefit percentage. We set forth the applicable Minimum Death Benefit percentages in the policy, which are based upon the age of the Insured and depend on the tax test you choose as described below. While the policy is in force, we guarantee that the Death Benefit will not be less than the greater of the current Specified Death Benefit or the Minimum Death Benefit.

There are two tax tests, which generally require that a policy have a significant element of life insurance (the Minimum Death Benefit) and not be primarily an investment vehicle. Your tax test choice is irrevocable and between the following:

             * the Cash Value Accumulation Test; and

             * the Guideline Premium and Cash Value Corridor Test.

The Cash Value Accumulation Test determines the Minimum Death Benefit by multiplying a policy's value by a percentage determined by methodology set out in the federal tax regulations. The percentage depends on an insured's age, sex, and underwriting risk classification. Under the Cash Value Accumulation Test, there is no limit to the amount that may be paid in premiums so long as there is a sufficient death benefit in relation to the policy's value at all times.

The Guideline Premium and Cash Value Corridor Test determines the Minimum Death Benefit and Guideline Premium by comparing a policy's death benefit to an applicable percentage of its cash value. These percentages are set out in the Code and vary by the insured's age.

Since the cost of insurance charge is based upon the Net Amount at Risk, it generally is less under a policy with an Option A Death Benefit than one with an Option B Death Benefit. As a result, if the Investment Divisions you select experience favorable investment results, your Policy Value tends to increase faster under Option A than under Option B, but the Death Benefit under Option B increases or decreases directly with changes in the Policy Value. Thus, you may prefer Option A if you are more interested in the possibility of increasing your Policy Value based upon favorable investment experience, while you may prefer Option B if your are seeking to increase Death Benefits. Option C may be preferable if you want a Death Benefit that would include a return of premium paid (less partial surrenders).

EXAMPLE: If you choose the Guideline Premium and Cash Value Corridor Test as your tax test, under an Option A policy, an increase in the Policy Value due to favorable investment experience may increase the Death Benefit above the Specified Death Benefit, and a decrease in Policy Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Death Benefit).

------------------------------------- ----------------------- ------------------
                                                A                      B
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Specified Death Benefit                      $200,000              $200,000
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Death Benefit Option                            A                      A
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Insured's Age                                   50                    50
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Policy Value                                 $115,000               $95,000
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Applicable Minimum Death Benefit               185%                  185%
Percentage
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Death Benefit                                $212,750              $200,000
------------------------------------- ----------------------- ------------------

Under column A, the Death Benefit equals $212,750, i.e., the greater of $200,000 (the Specified Death Benefit) and $212,750 (the Policy Value of $115,000, multiplied by the Minimum Death Benefit percentage of 185%). Under column B, the Death Benefit is $200,000, i.e., the greater of $200,000 (the Specified Death Benefit) and $175,750 (the Policy Value of $95,000 multiplied by the Minimum Death Benefit percentage of 185%). This amount, less any Debt and unpaid charges, constitutes the Death Benefit Proceeds that we would pay to the beneficiary.

CHANGES IN DEATH BENEFIT OPTION. Subject to our consent, after the first Policy Year, you may change the Death Benefit Option once each Policy Year by writing to us at the address given on the first page of this prospectus. If you ask to change from Option A to Option B, we will reduce each Specified Death Benefit in the Schedule of Specified Death Benefits of your Policy by the amount of the Policy Value. If you ask to change from Option B to Option A, we will increase each Specified Death Benefit in the Schedule of Specified Death Benefits of your policy by the amount of the Policy Value. If you ask to change from Option C to Option A, we will increase each Specified Death Benefit in the Schedule of Specified Death Benefits by the greater of the sum of all your premiums paid, less all prior partial surrenders or zero. The Schedule of Specified Death Benefits will change in conjunction with your Death Benefit Option change to keep the Net Amount at Risk the same, which may be important to you since your cost of insurance charge is based on the Net Amount at Risk. You may not change from Option C to Option B or from Option A or B to Option C. The change will take effect on the first Monthly Anniversary following our approval at least one business day after we approve your Written Request. If less than one business day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. We will send confirmation of your change of Death Benefit Option. We may require evidence of insurability satisfactory to us for a change from Option A to Option B. We do not currently require you to prove insurability for other changes in Death Benefit Option.

You may not change the Death Benefit Option under your policy if afterward any Specified Death Benefit remaining in force would be less than the minimum Specified Death Benefit. The GDB Rider is available only with Death Benefits Option A and B.

CHANGES IN SPECIFIED DEATH BENEFIT. At issue, your Specified Death Benefit can be scheduled to be level over the life of your policy or to increase or decrease on Policy Anniversaries, subject to certain restrictions. Your Schedule of Specified Death Benefits is set forth in the policy. Subject to our approval, after the first Policy Year, you may change the Schedule of Specified Death Benefits once each Policy Year by writing to us at the address shown on the first page of this prospectus; however, any change that requires evidence of insurability must include an increase in the Specified Death Benefit for the current Policy Year.

You should be aware that any change in the Specified Death Benefit changes the Net Amount at Risk and, therefore, changes the cost of insurance charges on your policy. Any change in Specified Death Benefit must be at least $10,000. A change in the Schedule of Specified Death Benefits will take effect on the first Monthly Anniversary after we approve the request. However, if less than one business day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. To confirm changes in your policy's Schedule of Specified Death Benefits, we will send you an updated Schedule of Specified Death Benefits. We do not permit a Specified Death Benefit change if the policy is in the Grace Period.

A decrease in the Schedule of Specified Death Benefits will offset the most recent increase in the Schedule of Specified Death Benefits, if any, and next most recent increase, but we do not permit a decrease in the Schedule of Specified Death Benefits if afterward any Specified Death Benefit remaining in force would be less than the minimum Specified Death Benefit or cause your policy to lose its status as a contract of life insurance under the Code. For more information, see "Death Benefit Options" beginning on page 32.

For an increase in the Schedule of Specified Death Benefits, you must submit to us a supplemental application, accompanied by satisfactory evidence that the Insured is insurable. We will not approve a request for a Schedule of Specified Death Benefits increase if the Net Policy Value is too small to pay the Monthly Deduction through the end of the Policy Year.

By refusing a scheduled increase in the Specified Death Benefit, you void any future scheduled increases in the Specified Death Benefit, subject to evidence of insurability. Similarly, by refusing a scheduled decrease in the Specified Death Benefit, you void any future scheduled increases in the Specified Death Benefit; however, such refusal is only allowed subject to insurability. You also void any future scheduled increases in the Specified Death Benefit with an unscheduled decrease in the Schedule of Specified Death Benefits, subject to evidence of insurability. Any increase in the Specified Death Benefit (scheduled or unscheduled) following a change in the Schedule of Specified Death Benefits that requires evidence of insurability is subject to underwriting at the time of the change. This means that a new segment of coverage is created to which cost of insurance rates that differ from those of the original coverage are applied. This is done to reflect the additional underwriting and the Insured's attained age at the time of the change.

Modifying the policy's Specified Death Benefit may have tax ramifications. For additional information, please see "Federal Tax Considerations" on page 47.

OPTIONAL INSURANCE BENEFITS. You may ask to add one or more of the following riders to your policy at any time to provide additional optional insurance benefits. We may require evidence of insurability before we issue a rider to you. If we impose any charge for a rider, we will deduct the charge as part of the Monthly Deduction. For more information concerning optional riders, please ask your sales representative or contact us at our Service Center. At our sole discretion we may offer riders or stop offering any rider at any time.

TERMINAL ILLNESS BENEFIT RIDER - The rider provides an accelerated payment of life insurance proceeds if the Insured, or an additional person pursuant to the Other Insured Term Insurance Rider, is terminally ill, as defined in the rider. The Owner may request an accelerated benefit of between 25% of the Death Benefit (including any additional insurance coverage) or $50,000, if less, and 100% of the Death Benefit or $250,000, if less. The amount of the benefit under the policy will be subject to: a discount for 12 months' interest (not to exceed 8%) as specified in the rider; a pro rata portion of any outstanding Debt; an administrative expense charge fee as determined by Jackson National NY (not to exceed $100); and any unpaid policy charges. If a payment is made pursuant to this rider, the Death Benefit will be reduced by the dollar amount requested. All other values under the policy will be reduced proportionately. The amount of the accelerated benefit for an additional person to request is also between 25% and 100% of the insurance coverage under the Other Insurance Term Insurance Rider, and the reduction of insurance coverage will be proportional to any payment made pursuant to this rider. This rider automatically attaches to a policy that qualifies at the time of application. There is no expiry date for the Insured. This rider terminates upon payment of any benefit under the rider. The expiry date for an additional person is concurrent with the expiry of the Other Insured Term Insurance Rider.

WAIVER OF MONTHLY DEDUCTIONS RIDER. In the event of the Insured's total disability commencing before the Policy Anniversary after the Insured reaches Attained Age 60, we will waive the Monthly Deduction for the policy and any rider then in effect during the continuance of the disability. Eligible issue ages for this rider are 18-55. You may not select both this rider and the Waiver of Specified Premium Rider. Policy changes that would result in a larger Monthly Deduction may be restricted during a period of disability. These changes could include the addition of an additional Other Insured Term Insurance Rider or benefits requiring evidence of insurability. The policy may lapse if Debt is greater than the Policy Value.

WAIVER OF SPECIFIED PREMIUM RIDER. In the event of the Insured's total disability commencing before the Policy Anniversary corresponding to the Insured's Attained Age 60, we will pay a specified monthly premium into the policy during the continuance of the disability. Eligible issue ages for this rider are 18-55. You may not select both this rider and the Waiver of Monthly Deduction Rider. Payment of the specified premium may not be sufficient to keep the policy in force during the period of disability.

GUARANTEED DEATH BENEFIT (GDB) RIDER. The GDB Rider will enable you to keep your policy's initial Specified Death Benefit (or current Specified Death Benefit, if less) in force for the greater of 20 years or until the Insured turns age 65. We guarantee the lesser of the initial Specified Death Benefit or the current Specified Death Benefit, regardless of declines in Policy Value, if you meet the premium requirement under the rider. The premium requirement is met if, on each Monthly Anniversary, (a) the total premiums paid less Debt and any partial surrenders equal or exceed (b) the sum of the Qualifying Monthly Premium Amounts for the period from the Policy Date to the relevant Monthly Anniversary or the Insured's Attained Age 100, if earlier. For policies with Day 1 Loans, "total premiums" include the actual premium received plus the amount of the loan.

If the premium requirement is not met, we will send you a notice giving you an opportunity to correct the deficiency by paying more premium. We will allow you 61 days. At the end of that period, if you have not paid the required additional premium, then the GDB benefit will end. Once ended, this benefit cannot be reinstated, and the policy will stay in force only as long as the Policy Value is sufficient to keep the policy in force. The GDB does not prevent the policy from entering the Grace Period, but an active GDB will extend the Specified Death Benefit coverage even if the policy would otherwise lapse at the expiration of the Grace Period. For more information about the circumstances in which the policy might lapse, see "Termination and Grace Period" on page 40.

The GDB does not cover riders. If the Net Policy Value is insufficient to pay charges as they come due, only the GDB and base policy coverage amount is guaranteed to stay in force. If the Net Policy Value is insufficient to pay the base coverage charges as they come due, these charges are waived. Deduction of charges will resume once there is sufficient Net Policy Value. The GDB is only available on policies with an Option A Death Benefit or Option B Death Benefit. The GDB automatically attaches to a policy that qualifies at the time of application.

OTHER INSURED TERM INSURANCE RIDER. This rider provides term insurance coverage on an additional person up to the earlier of the Insured's Attained Age 100 or the Rider Insured's Attained Age 80, subject to the terms of the rider. If the Rider Insured is not related to the Insured on the policy and the policy is not a MEC, the charges deducted for this rider may be treated as distributions for tax purposes and accordingly reduce the cost basis of the policy. For MEC contracts, the charges for the Rider Insureds who are not related to the Insured may be treated as taxable distributions for tax purposes, to the extent there is a gain in the policy. You should consult a qualified tax adviser for more information. At any time before or on the Rider Insured's 65th birthday, this rider may be converted to other permanent insurance we then offer for conversion (except term insurance). You may not be permitted to reduce or remove the rider if it would cause the policy to fail the definition of life insurance. Accordingly, you should consult your tax counsel before removing or reducing the rider.

CHILD INSURANCE RIDER. This rider provides for term insurance on the Insured's children. We provide coverage until the earlier of the 22nd birthday of each child (issue ages: 14 days to 18th birthday) or the end of the premium paying period for the rider. The rider expires at the Insured's Attained Age 65. Up to 5 units may be purchased. Each unit provides $5,000 of term coverage on each Insured child. If the Insured dies while the rider is in effect, we convert the coverage on each child to paid-up term insurance that remains in force until the child reaches age 22. The rider may be exchanged for a whole life policy on the earlier of each child's 22nd birthday and the Insured's 65th birthday. If the Insured commits suicide or when the insurance on the life of each child expires, the rider may be converted without evidence of insurability, to any available life policy (other than term insurance) provided the rider is in force and no premium is in default. We must receive a written application for the new policy and payment of the first premium no later than 30 days after the rider's date of expiry.

POLICY LOANS. While the policy is in force, and not in the Grace Period, and after the Allocation Date, you may borrow money from us using the policy as the only security for your loan, subject to some limitations. To secure a loan's repayment, we require that a corresponding amount of Policy Value is transferred to the Loan Account. Loans have priority over the claims of any assignee or any other person. Any outstanding policy loans and loan interest reduce the amount you may request. In addition, if you have named an irrevocable beneficiary, you must also obtain his or her written consent before we make a policy loan to you. You may borrow up to the maximum loan amount, which except for Day 1 Loans, is the Net Policy Value in effect as of the end of the Valuation Period in which we grant your request minus the Monthly Deductions to your next Policy Anniversary, or the next following Policy Anniversary if the loan is within 30 days of a Policy Anniversary. For Day 1 Loans, the maximum loan amount is up to 90% of your premium payment, and this depends on the anticipated Monthly Deductions to which your policy will be subject to keep it in force. The minimum loan amount is noted on the policy data pages.

We ordinarily disburse your loan to you within seven days after we receive your loan request at our Service Center. We may, however, postpone payment in the circumstances described below in "Postponement of Payment".

When we make a policy loan to you, we transfer to the Loan Account a portion of the Policy Value equal to the loan amount. We make these transfers pro rata from the Investment Divisions and the Fixed Account, unless you instruct us otherwise in writing. We credit interest to the Loan Account at 3% annually.

Interest on policy loans accrues daily and is due at the end of each Policy Year. If you do not pay the interest on a policy loan when due, the unpaid interest becomes part of the policy loan and accrues interest at the same rate. In addition, on each Policy Anniversary, the value of the Loan Account is set equal to the Debt. Accordingly, we transfer to the Loan Account an amount of Policy Value equal to the amount by which the Debt exceeds the value of the Loan Account. Similarly, if the value in the Loan Account exceeds Debt, we transfer the excess from the Loan Account to the Investment Divisions and the Fixed Account on a proportional basis.

Day 1 Loans, if available, may only be taken in conjunction with a 1035 transfer (or 1035 exchange) of a policy with an existing loan for this policy. Loans accrue interest daily at an annual simple interest rate of 4% during your first through fifth Policy Years, and 3% thereafter. In contrast, amounts allocated to the Loan Account as collateral for such loans accrue compounded interest daily at an annual effective interest rate of 3%.

While the policy is in force, you may repay all or part of a policy loan without any penalty. To repay a loan in full, the loan repayment must equal the Debt. If you intend a payment to be a loan repayment rather than additional premium, you must clearly identify the payment as such or we treat it as additional premium. We apply all loan repayments first to the loan principal, and then to the accrued loan interest. When we receive a loan repayment, we transfer an equal amount from the Loan Account to the Investment Divisions and Fixed Account according to the most recent premium allocation instructions on file, unless you instruct us otherwise. We reserve the right to require loan repayments to be credited to the Fixed Account to the extent that was the source of the loan being repaid. We may refuse any loan repayment less than $25. An overpayment of a loan will be treated as additional premium, unless you specify in writing with your payment that any overpayment should be refunded.

If the total outstanding Debt exceeds the Policy Value, we notify you and any assignee in writing. To keep the policy in force, we require you to pay a premium sufficient to keep the policy in force for at least three more months. If you do not pay us sufficient premium within the Grace Period, your policy lapses and terminates without value. As explained below in the section entitled "Reinstatement," you may subsequently reinstate the policy by either repayment or reimbursement of any Debt that was outstanding at the end of the Grace Period, however the loan cannot be reinstated. If your policy lapses while a policy loan is outstanding, you may owe taxes or suffer other adverse tax consequences.

A policy loan, whether or not repaid, will have a permanent effect on your Policy Value because the investment results of each Investment Division and the interest paid on the Fixed Account will apply only to the amounts remaining in those accounts. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the Investment Divisions and/or Fixed Account earn more than the annual interest rate for amounts held in the Loan Account, your Policy Value will not increase as rapidly as it would if you had not taken a policy loan. If the Investment Divisions and/or Fixed Account earn less than that rate, then your Policy Value will be greater than it would have been if you had not taken a policy loan. The combination of an increasing loan balance, deduction for contract charges and fees, and unfavorable investment performance may cause the policy to lapse, triggering ordinary income taxation on the outstanding loan balance to the extent it exceeds your cost basis in the policy. Also, if you do not repay a policy loan, your Debt reduces the Death Benefit and Cash Surrender Value otherwise payable.

In addition, you may realize taxable income when you take a policy loan. If your policy is treated as a modified endowment contract for federal tax purposes, policy loans are treated as partial surrenders for tax purposes, and the amount of the loan equal to any increase in your Policy Value may be treated as taxable income to you. In addition, you may also incur an additional 10% penalty tax. This penalty tax will not apply to any amounts: (1) paid on or after the date you reach age 59 1/2, (2) paid to your beneficiary after you die or (3) paid if you become totally disabled (as that term is defined in the Code).

You should also be aware that interest on policy loans is generally not deductible. Before you take a policy loan, you should consult your tax adviser and carefully consider the potential impact of a policy loan on your rights and benefits under the policy.

SURRENDERS. While your policy is in force, you may surrender your policy. Your policy terminates on the day we receive your Written Request in good order. You must submit your policy or a lost policy affidavit to our Service Center with your written surrender request.

Upon surrender, we will pay you the Cash Surrender Value determined as of the day we receive your Written Request. Generally, we make this payment within seven days of our receipt of your Written Request. You may not reinstate the policy once it is surrendered. We have set forth the tax consequences of surrendering the policy in "Federal Tax Considerations" below.

We may in our discretion make available payment options to which you may apply surrender proceeds in order to receive a stream of periodic payments. If you choose a payment option, we will offer a supplemental agreement setting forth the terms of the selected option. For information about the payment options we currently offer, speak to your sales representative or contact us at the address or telephone number on the first page of this prospectus. At any time in our discretion we may change the selection or the terms of the payment options we then offer, or discontinue offering payment options.

Surrendering your policy and applying the proceeds to a payment option may result in your being deemed to receive taxable income. Accordingly, before following this course of action you should consult a qualified tax adviser.

PARTIAL SURRENDERS. While your policy is in force after the first Policy Year, you may withdraw a portion of your Net Policy Value by sending a Written Request to our Service Center.

Your Written Request for a partial surrender will be effective on the day we receive it at our Service Center, or, if not a Valuation Day, the next day that is a Valuation Day. We will pay you the amount requested and we will deduct that amount plus a $25 partial surrender fee from your Policy Value. The minimum partial surrender amount is $500. We will not permit a partial surrender that would reduce the Net Policy Value to an amount less than or equal to that needed to make the next three Monthly Deductions. If your partial surrender would exceed that limit, we will notify you and give you the option of withdrawing your request or surrendering your policy. Unless you request otherwise, we take the partial surrender from the Investment Divisions and the Fixed Account in proportion to each one's respective value at the time. The amount withdrawn from the Fixed Account may not exceed the total amount withdrawn times the ratio of the Fixed Account Value to the value in the Investment Divisions and Fixed Account immediately before the partial surrender.

A partial surrender may reduce your policy's Schedule of Specified Death Benefit, depending on the Death Benefit Option in effect in the same manner and subject to the same limitations as the Specified Death Benefit at the time of the partial surrender, as described below.

For policies with Death Benefit Option A:

If the Minimum Death Benefit is less than or equal to the Specified Death Benefit, we will reduce the Specified Death Benefit by the partial surrender amount. Otherwise if your Death Benefit equals the Minimum Death Benefit, we will reduce the Specified Death Benefit by the amount by which the partial surrender amount exceeds the difference between the Minimum Death Benefit and the Specified Death Benefit immediately before the partial surrender.

EXAMPLE: The following example illustrates the effect of a partial surrender on a policy having the indicated values, where the Base Death Benefit equals the Minimum Death Benefit. The example assumes a Minimum Death Benefit percentage of 250% and a total partial surrender amount of $20,000.

                                           Before the Partial Surrender        After the Partial Surrender
         Policy Value                      $84,000                             $64,000
         Specified Death Benefit (A)       $200,000                            $190,000
         Minimum Death Benefit (B)         $210,000 ($84,000 x 250%)           $160,000 ($64,000 x 250%)
         Death Benefit                     $210,000 (greater of A and B)       $190,000 (greater of A and B)

As shown above, the Policy Value is reduced by $20,000, the total amount of the partial surrender, while the Specified Death Benefit is reduced by $10,000, the amount by which the total partial surrender amount exceeded the difference between the Minimum Death Benefit ($210,000) and the Specified Death Benefit ($200,000) immediately before the partial surrender.

For policies with Death Benefit Option B:

A partial surrender generally does not affect the Specified Death Benefit. However, the Death Benefit Proceeds typically are reduced dollar-for-dollar.

For policies with Death Benefit Option C:

If the partial surrender amount is less than the total premiums paid minus the total of all prior partial surrenders (including related charges), the Specified Death Benefit will not be reduced. Otherwise, the Specified Death Benefit is reduced by the amount that the partial surrender amount exceeds the greater of:
(1) total premiums paid minus the sum of all partial surrender amounts (including related charges), (2) the Minimum Death Benefit less the Specified Death Benefit or (3) zero.

Partial surrenders are not permitted if the Death Benefit reduction would reduce any Specified Death Benefit below the minimum Specified Death Benefit ($100,000) or cause the policy to lose its status as life insurance under the Code.

A partial surrender may give rise to taxable income. Also, we will notify you if a partial surrender would cause your policy to be treated as a modified endowment contract for tax purposes, so that you can decide whether to pursue the partial surrender or modify or withdraw it to avoid modified endowment contract status. We recommend that you consult your tax adviser before making a partial surrender. The tax consequences of making a partial surrender are discussed in "Federal Tax Considerations."

STATUS OF POLICY AT ATTAINED AGE 100. If the policy is in force, your policy will remain in force subject to the following changes:

     (1) We will transfer all of your Policy Value to the Fixed Account, and the Investment Divisions no longer will be available under your policy;
     (2)  We will stop charging the Monthly Deduction;
     (3) The death benefit option will change to Option A, and no further changes in death benefit option will be permitted;
     (4)  No additional premiums will be accepted;
     (5)  Dollar cost averaging and rebalancing, if applicable, terminate;
     (6)  Riders will terminate as provided in the Rider form;
     (7) Partial surrenders and policy loans (loan interest will continue to accrue) will continue to be allowed; and
     (8)  No increases in the Specified Death Benefit will be allowed.

If you have outstanding Debt, loan repayments may be necessary to maintain a positive Net Policy Value since loan interest will continue to accrue.

TERMINATION AND GRACE PERIOD. Your policy will terminate and life insurance coverage will end when one of the following events first occurs:

     (a) you surrender your policy;
     (b) the Grace Period ends and your policy lapses; or
     (c) the Insured dies.

Your policy will enter the Grace Period if your Net Policy Value on any Monthly Anniversary is zero. We will send you and any assignee notice of the amount necessary to keep your policy in force. That amount generally is equal to at least the next three Monthly Deductions and the applicable Premium Charges, but may be more to have the Net Policy Value positive three months later. If you do not pay that amount by the end of the Grace Period, your policy will lapse without value and coverage will end, unless the GDB Rider is in effect.

The policy will continue in effect through the Grace Period. If the Insured dies during the Grace Period, we will pay a Death Benefit in accordance with your instructions. However, we will reduce the proceeds by any overdue charges.

If the Insured is within two months of age 100 when the Policy goes into the Grace Period, the Owner will be required to pay an amount at least equal to the unpaid Monthly Deductions to keep the Policy in force to age 100 plus the applicable Premium Charges. The cost of insurance charges in the Monthly Deduction calculation will be based on the most recently paid cost of insurance charge as of the day the Grace Period begins. All allocations are transferred to the Fixed Account.

REINSTATEMENT. If your policy lapses, you may apply for reinstatement of the policy within five years of the date of lapse by sending a Written Request to our Service Center. We will require satisfactory evidence of the insurability of the Insured at the same underwriting risk classification as at the time of issuance of the policy. The reinstatement amount (or charge) must be sufficient to cover all past due Monthly Deductions assessed during the Grace Period, plus the next three Monthly Deductions and the applicable sales and tax charges. Policy loans will not be restored on reinstatement.

The Policy Value on the reinstatement date will equal the Policy Value at the time of lapse, minus any Debt, plus any additional Net Premium that is not considered payment of past due charges. The Policy Value will be allocated to the Investment Divisions and Fixed Account according to your most recent allocation instructions. The Death Benefit of the reinstated policy cannot exceed the Death Benefit at the time of lapse. The sales charge, policy fee, cost of insurance charge, administrative charge and Asset Based Risk Charge will be reinstated at the duration in effect when the policy lapsed. The cost of insurance charge will be reinstated at the duration in effect when the policy is reinstated.

RIGHT TO EXAMINE THE POLICY. You may cancel your policy by returning it to us within ten days after you receive it. In addition, if your policy was purchased as a replacement of an existing life insurance policy or annuity contract, you may return it to us within sixty days after you receive it. If you return your policy, the policy terminates and we will pay you an amount equal to your total premium paid, less any partial surrender and any policy loans. We will pay the refund within seven days of receiving your request and the policy.

POSTPONEMENT OF PAYMENT. We may defer for up to fifteen days the payment of any amount attributable to premium paid by check to allow the check a reasonable time to clear. We ordinarily pay any amount attributable to your Policy Value allocated to the Separate Account within seven days, except that we may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following events occur:

     (1) The New York Stock Exchange is closed (other than customary weekend and holiday closings).

     (2) Trading on the New York Stock Exchange is restricted.

     (3) An emergency exists, as determined by the Securities and Exchange Commission, so that it is not reasonably practicable to dispose of the Separate Account's investments or to determine the value of its assets.

     (4) The Securities and Exchange Commission by order so permits for your protection.

In addition, we may delay payment from the Fixed Account for up to six months. We will pay interest on the deferred amount at such rate as may be required by the applicable state or jurisdiction.

                             CHARGES AND DEDUCTIONS

We assess charges and deductions under the policies from your premium and against your value in the Investment Divisions and the Policy Value generally. Additional charges and expenses are paid out of the portfolios' assets, as described in the prospectuses of the portfolios.

PREMIUM CHARGES. Before we allocate a premium to the Policy Value, we subtract the Premium Charges, namely the sales charge, the premium tax charge, and the federal (DAC) tax charge.

SALES CHARGE. The sales charge will not exceed 4.5% of a premium payment, but will decrease based on your aggregate premium payments. This charge is intended to help us pay for actual sales expenses, which include sales representatives' sales commissions and other sales and distribution expenses. On your aggregate premium payments, the sales charge is: 4.5% on $100,000 or less; 3.5% on more than $100,000 through $250,000; 2.5% on more than $250,000 through $500,000; and
2.0% on more than $500,000. The sales charge is only applied in Policy Years 1 through 10. After your tenth Policy Year, there is no sales charge. In fully surrendering the policy (but not in connection with a 1035 exchange), you may be entitled to a partial return of the sales charge that you paid: during the first Policy Year - up to 3% on your aggregate premium payments; and during the second Policy Year - up to 2.5% on your aggregate premium payments. There is no return of sales charge in subsequent Policy Years.

STATE AND LOCAL PREMIUM TAX CHARGE. The premium tax charge is 2.0% of each premium in all years. It is intended to help us pay state and local premium taxes. The premium tax charge represents an approximate average of the premium taxes we expect to pay. We reserve the right to increase or decrease this charge due to any change in tax law or premium taxes we expect to pay.

FEDERAL (DAC) TAX CHARGE. The federal (DAC) tax charge is 1.5% of each premium in all years. It is intended to help us pay the cost of certain federal taxes and other expenses related to the receipt of premiums.

ASSET BASED RISK CHARGE. The Asset Based Risk Charge serves two general purposes. It compensates us for assuming the mortality risks in connection with the policy, including that the cost of insurance charge might not be sufficient to meet the claims and risks under the Death Benefit. We also have assumed the risk that on the Monthly Anniversary preceding the death of an Insured, the Death Benefit will exceed the amount on which the cost of insurance charges were based. The other general purpose is to compensate us for assuming the risk that our expense assumptions will have covered the actual expenses we incurred in distributing, issuing, and administering the policies. This charge will never exceed 1.00% per annum in all years, which is deducted from the Investment Divisions on a daily basis, but will decrease over time. The current Asset Based Risk Charge is 0.85% per annum through the tenth Policy Year and 0.05% per annum thereafter through your 20th Policy Year. There is no Asset Based Risk Charge in subsequent Policy Years.

MONTHLY DEDUCTION. As of the Commencement Date and each Monthly Anniversary, we deduct from your Policy Value a Monthly Deduction to cover certain charges and expenses in connection with the policy. If the Monthly Anniversary falls on a day other than a Valuation Day, the Monthly Deduction will be determined using the Accumulation Unit Values determined on the next Valuation Day. If the Policy Date is prior to the Commencement Date, any amounts due from the Policy Date to the Commencement Date, in addition to the regular Monthly Deduction, will be taken on the next Monthly Anniversary.

The Monthly Deduction is the sum of the following items:

     (1)  the cost of insurance charge for your policy;
     (2)  the monthly policy fee;
     (3)  the monthly administrative charge; and
     (4)  the cost of additional benefits provided by rider, if any.

You may specify the Investment Divisions and the Fixed Account from which you wish us to deduct the Monthly Deduction. If you do not, we will deduct the Monthly Deduction from the Investment Divisions and Fixed Account in proportion to their value on the Monthly Anniversary.

COST OF INSURANCE CHARGE. The cost of insurance charge is effective as of the Policy Date and deducted as of the Commencement Date and each Monthly Anniversary thereafter by reduction of value of the Fixed Account(s) and canceling Accumulation Units when deducted from an Investment Division. If the Policy Date is prior to the Commencement Date the charges would occur on the next Monthly Anniversary. The cost of insurance charge is intended to pay for the cost of providing life insurance coverage for the Insured. We guarantee that this charge will not exceed the maximum cost of insurance charge determined on the basis of the rates shown in the table of guaranteed maximum monthly cost of insurance rates in your policy. The cost of insurance charge is calculated based on the Net Amount at Risk. The Net Amount at Risk for the death benefit options is as follows:

Option A - The greater of: 1) the Specified Death Benefit discounted by one month at the guaranteed minimum interest rate, minus the Policy Value or 2) the Minimum Death Benefit discounted by one month at the guaranteed minimum rate of interest, minus Policy Value.

Option B - The greater of: 1) the Specified Death Benefit discounted by one month at the guaranteed minimum interest rate or 2) the Minimum Death Benefit discounted by one month at the guaranteed minimum interest rate minus the Policy Value.

Option C - The greater of: 1) the Specified Death Benefit discounted by one month at the guaranteed minimum interest rate, plus the greater of the sum of all Premium paid minus all prior total partial surrender amounts or zero, minus the Policy Value or 2) the Minimum Death Benefit discounted by one month at the guaranteed minimum interest rate, minus the Policy Value.

The guaranteed cost of insurance charges vary based on your policy's Specified Death Benefit, Attained Age, sex and substandard and flat extra ratings. Thus, the rates differ from year to year. The cost of insurance charge covers our anticipated costs for standard and substandard ratings. The current rate is determined by us, but it will never exceed the guaranteed rates shown in your policy.

The Policy Value may vary month to month, based on the performance of the Investment Divisions you have selected, the addition of interests credited to your Fixed Account and Loan Account (if any), the deduction of charges, and any other policy transactions. Under policies with an Option A or Option C death benefit, increases in Policy Value generally decrease the Net Amount at Risk; conversely, decreases in the Policy Value increase the Net Amount at Risk. Since the cost of insurance charge is based on the Net Amount at Risk, your cost of insurance charges probably will be correspondingly different each month. Under policies with an Option B death benefit, however the Net Amount of Risk does not vary with changes in the Policy Value. Accordingly, under Option B a change in Policy Value generally does not affect your monthly cost of insurance charge. Under any Death Benefit Option, however, if your death benefit equals Minimum Death Benefit, changes in Policy Value will affect the Net Amount at Risk, because your death benefit will equal the Policy Value times a specified percentage. In that circumstance, increases in Policy Value increase the Net Amount at Risk and, accordingly, your monthly cost of insurance charge.

We determine the cost of insurance charge separately for the initial Specified Death Benefit and each subsequent unscheduled increase. The cost of insurance charge for an increase reflects circumstances, such as the Insured's age and underwriting risk classification, at the time of the increase.

We charge a lower current cost of insurance rate for policies with a Specified Death Benefit of $1,000,000 or above. If an increase (or decrease) in the Specified Death Benefit causes a crossover from one band to the next, the monthly cost of insurance charge immediately following the increase will reflect the lower (or higher) cost of insurance rate.

MONTHLY POLICY FEE. We start deducting this fee as of the Commencement Date. If the Policy Date is prior to the Commencement Date any amounts due from the Policy Date to the Commencement Date, in addition to the regular Monthly Deduction, will be taken on the next Monthly Anniversary. We will deduct the charges for those months that have elapsed from the Policy Date to the Commencement Date. Each month we deduct a monthly policy fee. It is $10 per month for the first ten Policy Years and $8 per month thereafter. The monthly policy fee compensates Jackson National NY for expenses of policy administration, including those associated with preparing the policies and confirmations, maintenance of Owner records, and the cost of other services necessary to service Owners, as well as those administrative expenses listed above attributable to both the policies and the Separate Account.

MONTHLY ADMINISTRATIVE CHARGE. We start deducting this fee as of the Commencement Date unless the Policy Date is prior to the Commencement Date whereby the charges would occur on the next Monthly Anniversary. We will deduct the charges for those months that have elapsed from the Policy Date to the Commencement Date.

The administrative charge is based on the Insured's age on the Issue Date and the Specified Death Benefit, up to $2 million of Specified Death Benefit. During the first 15 Policy Years:

                           ISSUE AGE                 $ PER $1,000
                           ---------                 ------------
                           0-49                      0.050
                           50-54                     0.055
                           55-59                     0.060
                           60-64                     0.070
                           65-69                     0.085
                           70-74                     0.095
                           75-79                     0.150
                           80-85                     0.200
                           86                        0.220
                           87                        0.240
                           88                        0.260
                           89                        0.280
                           90                        0.300

Thereafter, the administrative charge is $0.01 per $1,000 of the first $2 million of Specified Death Benefit, regardless of the Insured's age on the Issue Date.

The administrative charge compensates us for our administrative expenses in connection with the issue and maintenance of the policies and initial preparation and maintenance of the Separate Account. We perform or delegate all such administrative functions, which include preparation of annual reports and statements, maintenance of Investment Division and Separate Account records, and filing fees. In addition, certain expenses such as administrative personnel costs, mailing costs, data processing costs, legal fees, accounting fees, and costs associated with accounting, valuation, regulatory and reporting requirements are attributable to both the policies and maintenance of the Separate Account.

TRANSFER CHARGE. You may make 15 transfers free of charge in any Policy Year. The Allocation Date transfer and transfers under our dollar cost averaging and rebalancing programs are free and are not counted toward the 15 free transfers per year and are not subject to the transfer charge. We will deduct a charge of $25 per transfer in excess of 15 from the transferred amount before allocating it to the allocation option(s) you have requested.

ILLUSTRATION CHARGE. At your request, we will provide you with one personalized illustration free of charge each Policy Year. We will charge a fee of $25 (to be paid in cash) for any additional illustration you may request.

RE-UNDERWRITING CHARGE. If your policy requires underwriting approval after the Commencement Date, we will deduct a charge of $25.

RIDER CHARGES. If your policy includes one or more riders, a charge applicable to each rider you purchased is made from your Policy Value each month. The charge is to compensate us for the anticipated cost of providing these benefits and is specified on the applicable rider. The rider charges are summarized in the Fee Table on page 10. For a description of the optional riders see "Optional Insurance Benefits" beginning on page 34.

ADDITIONAL POLICY CHARGES. We do not currently assess a charge for federal, state, or other taxes that may be attributable to the operations of the Separate Account, but we reserve the right to do so in the future.

PORTFOLIO EXPENSES. You indirectly bear the charges and expenses of the portfolios whose shares are held by the Investment Divisions to which you allocate your Policy Value. The Separate Account purchases shares of the portfolios at net asset value. Each portfolio's net asset value reflects management fees and other operating expenses already deducted from the portfolio's assets. For a summary of historical expenses of the portfolios, see the table called "Portfolio Expenses" above. For more information concerning the management fees and other charges against the portfolios, see the prospectuses and the statements of additional information for the portfolios, which are available upon request.

We may receive compensation from the investment advisers or administrators of the portfolios. Such compensation will be consistent with the services we provide or the cost savings resulting from the arrangement and, therefore, may differ from portfolio to portfolio.

                            GENERAL POLICY PROVISIONS

STATEMENTS TO OWNERS. Each year following your Policy Anniversary, we will send you a report showing information concerning your policy transactions in the past year and the current status of your policy. The report will include information such as the Policy Value as of the end of the current and the prior year, the current Death Benefit, Cash Surrender Value, Debt, partial surrenders, Earnings, premium paid, and deductions made since the last annual report. We will also include any information required by state law or regulation.

We will mail you confirmations or other appropriate notices of policy transactions. In addition, we will send you the financial statements of the portfolios and other reports as specified in the 1940 Act. Please give us 30 days written notice of any address change. Please read your statements and confirmations carefully, verify their accuracy, and contact us within 30 days with any question you may have.

We are working to provide statements/correspondence/information electronically. When this program is available, we will, if possible, forward statements/correspondence/information electronically. If you elect to receive statements/correspondence/information electronically and wish to discontinue electronic delivery, contact us at our Service Center in writing.

LIMIT ON RIGHT TO CONTEST. We may not contest the insurance coverage under the policy after the policy has been in force during the lifetime of the Insured(s) for two years from the Issue Date, except for nonpayment of any required premium. A reinstated or modified policy may be contested only with respect to material misrepresentations made in the application for such reinstatement or request for policy modifications. In the case of an increase in coverage under the policy, only the amount of the increase may be contested with respect to material misrepresentations made in the related application for two years from the approval date.

In issuing a policy, we will rely on your application. Your statements in that application, in the absence of fraud, are considered representations and not warranties. We will not use any statement made in connection with the application to void the policy or to deny a claim unless that statement is contained in the written application.

SUICIDE. If an Insured commits suicide within two years of the Issue Date, we will return to you an amount equal to the premiums paid less total partial surrenders and any Debt. Any increase in coverage will also have a two year suicide period relating specifically to the increase in coverage. If an Insured commits suicide within two years of the approval date of any increase in coverage, we will return to you an amount equal to the portion of the Monthly Deduction associated with such increase.

MISSTATEMENT AS TO AGE AND SEX. If the age or sex of an Insured is incorrectly stated in the application and the error is discovered before a claim is made, the benefits under the policy will be those that the premium paid would have purchased at the correct age and sex. If the claim is in process when the error is discovered, the death benefit will be adjusted to be that which the most recent cost of insurance deduction would have purchased for the correct age and sex. [add language indicating that if recalculation results in policy lapse, payment can be made to make Policy Value positive]

BENEFICIARY. You name the beneficiary(ies) in the application. You may change the beneficiary by submitting a written request to the Service Center, unless an irrevocable beneficiary was previously named. We will provide a form to be signed and filed with us. Your request for a change in beneficiary will take effect when we record the change. Until we record the change in beneficiary, we are entitled to rely on your most recent instructions in our files. Accordingly, we are not liable for making a payment to the person shown in our files or taking any other related action before that time.

If you name more than one primary beneficiary, we will divide the Death Benefit equally among your beneficiaries unless you instruct otherwise. The interest of any beneficiary who dies before the Insured(s) ends at his or her death. If no primary beneficiary survives the Insured(s), we will divide the Death Benefit equally among any surviving named contingent beneficiary(ies), unless you instruct otherwise. If no beneficiary is living, we will pay the Death Benefit to the Owner or the Owner's estate.

ASSIGNMENT. You may assign your policy while it is in force. You must notify us of an assignment in writing. Until we receive notice from you, we are not liable for any action we may take or payments we may make that may be contrary to the terms of your assignment. We are not responsible for the validity of an assignment. Your rights and the rights of the beneficiary may be affected by an assignment. An assignment may result in taxable income and a 10% penalty tax. You should consult your tax adviser before assigning your policy.

CREDITORS' CLAIMS. To the extent permitted by law, no benefits payable under this policy will be subject to the claims of your creditors or the creditors of your beneficiary.

DIVIDENDS. We will not pay any dividend under the policy, nor do the policies share in the surplus or revenue of Jackson National NY.

NOTICE AND ELECTIONS. To be effective, all notices and elections under the policy must be in writing, signed by you, and received by us at our Service Center. Certain exceptions may apply. Unless otherwise provided in the policy, all notices, requests and elections will be effective when received at our Service Center complete with all necessary information.

MODIFICATION. We reserve the right to modify the policy without written notice or your consent in the circumstances described in this prospectus or as necessary to conform to applicable law or regulation or any ruling issued by a governmental agency. The provisions of the policy will be construed so as to comply with the requirements of Section 7702 of the Code that defines life insurance. We also reserve the right to change our administrative procedures consistent with the policy.

CONVERSION TO A GENERAL ACCOUNT PRODUCT. During the first 18 months of your policy, or at any time there is a material change in the investment policy of the Separate Account and you object to such change, you have the option to convert without evidence of insurability to a substantially comparable general account product. In the case of material change in the investment policy of the Separate Account, the conversion must be requested within 60 days of the effective date of the change or the receipt of the notice of the options available, whichever is later. The new policy will be issued at the initial Specified Death Benefit, will have the same Issue Date and Issue Age as the original policy, and will be issued at the risk class of the new policy that is most comparable to that of the Insured under the original policy. Any incidental benefits that are included in the original policy will be included in the new policy, if available under that policy. An equitable premium or policy value adjustment will be made, taking into account the premiums and policy values of the original policy and the new policy. The suicide and contestability periods of the new policy will run from the issue date of the original policy. For more information, speak to your sales representative or contact us at the address or telephone number on the first page of this prospectus.

CONVERSION TO REDUCED PAID-UP INSURANCE. After the 20th Policy Anniversary, you may convert the policy to reduced paid-up insurance, so long as your Net Policy Value is at least $3,000, and if you do not want to pay any additional premium. With reduced paid-up insurance, the policy's Death Benefit becomes your Net Policy Value divided by the net single premium. The net single premium is calculating using the minimum interest rate of the Fixed Account and the guaranteed COI charge, which varies by sex and age of the Insured. Reduced paid-up insurance has a policy value based on the minimum interest rate of the Fixed Account and the COI charges under the Commissioner's 1980 Standard Ordinary Age Nearest Birthday Mortality Table, male or female. Partial surrenders will reduce the policy value and Death Benefit. No loans will be allowed under this option.

                           FEDERAL TAX CONSIDERATIONS

The following discussion is based upon our understanding of current federal income tax law applicable to life insurance Policies in general and is NOT intended as tax advice. You should consult competent tax counsel for more complete information.

There is the risk that the tax advantages associated with the policy may be reduced or eliminated by changes in the federal tax laws. We cannot predict the probability that any changes in those laws will be made. Also, we do not guarantee the tax status of the policy. You bear the complete risk that the policy may not be treated as a "life insurance contract" under federal income tax laws. We also have not considered any applicable state or other federal tax laws. You should seek tax advice concerning the effect on your personal tax liability of the transactions permitted under the policy, as well as any other questions you may have concerning the tax status of the policy, the applicability of state or other tax laws or the possibility of changes in the tax law.

The policy may be used in various arrangements, including non-qualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans and others. The tax consequences of such plans will vary depending on the particular facts and circumstances of each individual arrangement. Therefore, if the use of the policy in any such arrangement is contemplated, you should consult a qualified tax adviser for advice on the tax attributes and consequences of the particular arrangement.

TAXATION OF JACKSON NATIONAL NY AND THE SEPARATE ACCOUNT. Jackson National NY is taxed as a life insurance company under Part I of Subchapter L of the Code. The operations of the Separate Account are taxed as part of the operations of Jackson National NY. Investment income and realized capital gains are not taxed to the extent that they are applied under the policy. Accordingly, we do not anticipate that Jackson National NY will incur any federal income tax liability attributable to the operation of the Separate Account (as opposed to the federal tax related to the receipt of premium under the policy). Therefore, we are not making any charge or provision for federal income taxes attributable to the operation of the Separate Account. However, if the tax treatment of the Separate Account is changed, we may charge the Separate Account for its share of the resulting federal income tax.

We may incur state and local taxes (in additional to premium taxes) on the operations of the Separate Account. At present, these taxes are not significant and we currently are not making any charge or provision for them against the Separate Account. If these taxes should be increased, we may make a charge or provision for them against the Investment Divisions. If we do so, the value of Accumulation Units and, therefore, the investment results of the Investment Divisions will be reduced.

TAX STATUS OF THE POLICY. The policy is structured to satisfy the definition of a life insurance contract under Section 7702 of the Code, which generally provides for the taxation of life insurance policies and places limitations on the relationship of the Policy Value to the insurance amount at risk. As a result, the Death Benefit ordinarily will be fully excluded from the gross income of the beneficiary.

Depending upon the circumstances, a surrender, partial surrender, change in the Death Benefit Option, change in the Specified Death Benefit, lapse with a policy loan outstanding, or an assignment of the policy may have tax consequences. In particular, under specified conditions, a distribution under the policy during the first 15 years from date of issue that reduces future benefits under the policy will be taxed to you as ordinary income to the extent of any investment earnings in the policy.

In the absence of final regulations or other pertinent interpretations of the Code, some uncertainty exists as to how a substandard risk policy can meet the statutory definition of life insurance. If a policy were deemed not to be life insurance for tax purposes, it would not provide most of the tax advantages usually provided by life insurance. We reserve the right to amend the policy to comply with any future changes in the Code, any regulations or rulings under the Code and any other requirements imposed by the Internal Revenue Service ("IRS").

DIVERSIFICATION REQUIREMENTS. Section 817(h) of the Code requires the investments held under the policy to be "adequately diversified" in accordance with Treasury regulations in order for the policy to be treated as a life insurance contract for federal income tax purposes. We intend that each Investment Division and each portfolio underlying an Investment Division will comply with the diversification requirements prescribed by Section 1.817-5 of the Treasury regulations, which prescribe how assets may be invested. If the investments held under the policy were not "adequately diversified," you would lose the tax deferral advantages of the policy and would be subject to current federal income taxes on all Earnings allocable to the policy.

OWNER CONTROL. In a Revenue Ruling issued in 2003, the Internal Revenue Service
(IRS) considered certain variable annuity and variable life insurance policies and held that the types of actual and potential control that the policy owners could exercise over the investment assets held by the insurance company under these variable policies was not sufficient to cause the policy owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the policy, like the policies described in the Revenue Ruling, there will be no arrangement, plan, contract or agreement between the policy owner and Jackson National NY regarding the availability of a particular investment option and other than the policy owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts will be made by the insurance company or an advisor in its sole and absolute discretion.

The policy will differ from the policies described in the Revenue Ruling in two respects. The first difference is that the policy in the Revenue Ruling provided only 12 investment options with the insurance company having the ability to add an additional eight options whereas our policy offers 41 Investment Divisions and 1 Fixed Account. The second difference is that the owner of a policy in the Revenue Ruling could only make one transfer per 30-day period without a fee, whereas a policy owner will be permitted to make up to 15 transfers in any one year without a charge.

The Revenue Ruling states that whether the owner of a variable policy is to be treated as the owner of the assets held by the insurance company under the policy will depend on all of the facts and circumstances. Jackson National NY does not believe that the differences between the policy and the policies described in the Revenue Ruling with respect to the number of investment choices and the number of investment transfers that can be made under the policy without an additional charge should prevent the holding in the Revenue Ruling from applying to the owner of a policy. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. We reserve the right to modify the policy to the extent required to maintain favorable tax treatment.

The remainder of this discussion assumes that the policy will be treated as a life insurance contract for federal income tax purposes and that Jackson National NY will be considered the owner, for federal income tax purposes, of the separate account assets.

TAX TREATMENT OF LIFE INSURANCE DEATH BENEFIT PROCEEDS. In general, the amount of the Death Benefit payable under your policy is excludable from gross income under the Code. Certain transfers of the policy, however, may result in a portion of the Death Benefit being taxable.

TAX DEFERRAL DURING ACCUMULATION PERIOD. Under existing provisions of the Code, any increase in your Policy Value is generally not taxable to you unless you receive or are deemed to receive amounts from the policy before the Insured dies. See the following section entitled "Distributions" for a discussion of the taxability of such payments.

DISTRIBUTIONS. If you make a full withdrawal under your policy or charges for the Other Insured Term Insurance Rider (on rider Insureds who are not related to the base Insured) are deducted, the amount withdrawn will be includable in your income to the extent the amount received exceeds the "investment in the contract." The "investment in the contract" generally is the total premium and other consideration paid for the policy, less the aggregate amount previously received under the policy to the extent such amounts received were excludable from gross income.

Whether partial surrenders (or other amounts deemed to be distributed) from the policy constitute income depends, in part, upon whether the policy is considered a "modified endowment contract" ("MEC") for federal income tax purposes.

POLICIES WHICH ARE MECS

CHARACTERIZATION OF A POLICY AS A MEC.

Section 7702A of the Code treats any life insurance contract that fails to satisfy a "seven-pay" test as a modified endowment contract. A policy will fail to satisfy the seven-pay test if the cumulative premiums paid under the policy at any time during the first seven policy years, or within seven years after a material change in the Policy, exceed the sum of the net level premiums that would have been paid had the policy provided for paid-up future benefits after the payment of seven level premiums.

We will monitor your premium payments and other policy transactions and notify you if a payment or other transaction might cause your policy to become a MEC. We will not invest any Premium or portion of a Premium that would cause your policy to become a MEC. If we receive such a premium, we will notify you and if you elect to have your policy become a MEC contract, we will apply the premium on the business day we receive your election. Otherwise we will return the premium to you.

Further, if a transaction occurs which decreases the Death Benefit of your policy during the first seven years, we will retest your policy, as of the date of its purchase, based on the lower Death Benefit to determine compliance with the seven-pay test. Also, if a decrease in the Death Benefit occurs within seven years of a "material change," we will retest your policy for compliance as of the date of the "material change." Failure to comply in either case would result in the policy's classification as a MEC.

The rules relating to whether a policy will be treated as a MEC are complex. Therefore, you should consult with a qualified tax adviser to determine whether a particular transaction will cause your policy to be treated as a MEC.

TAX TREATMENT OF PARTIAL SURRENDERS, LOANS, ASSIGNMENTS AND PLEDGES UNDER MECS. If your policy is a MEC, partial surrenders from your Policy will be treated first as withdrawals of income and then as a recovery of premium. Thus, you may realize taxable income upon a withdrawal if the Policy Value exceeds the investment in the Policy. You may also realize taxable income when you take a policy loan, because any loan (including unpaid loan interest) under the policy will be treated as a withdrawal for tax purposes. Charges for riders may be treated as withdrawal under these provisions. In addition, if you assign or pledge any portion of the value of your policy (or agree to assign or pledge any portion), the assigned or pledged portion of your Policy Value will be treated as a withdrawal for tax purposes. Before assigning, pledging, or requesting a loan under a policy that is a MEC, you should consult a qualified tax adviser.

PENALTY TAX. Generally, withdrawals (or the amount of any deemed withdrawals) from a MEC are subject to a penalty tax equal to 10% of the portion of the withdrawal that is includable in income, unless the withdrawals are made: (1) after you reach age 59 1/2, (2) because you have become disabled (as defined in the Code), or (3) as substantially equal periodic payments over your life or life expectancy or the joint lives or life expectancies of you and your beneficiary, as defined in the Code. These exceptions will not apply, however, if the Owner of the policy is a corporation, partnership, trust or other entity.

AGGREGATION OF POLICIES. All life insurance policies that are MECs and that are purchased by the same person from us or any of our affiliates within the same calendar year will be aggregated and treated as one life insurance policy for purposes of determining the amount of a withdrawal (including a deemed withdrawal) that is includable in taxable income and subject to the 10% penalty tax.

POLICIES WHICH ARE NOT MECS

TAX TREATMENT OF WITHDRAWALS GENERALLY. If your policy is not a MEC, the amount of any withdrawal from the policy will be treated first as a non-taxable recovery of premium and then as gross income from the policy. Thus, only the portion of a withdrawal that exceeds the investment in the policy immediately before the withdrawal will be includable in gross income.

CERTAIN DISTRIBUTIONS REQUIRED BY THE TAX LAW IN THE FIRST 15 POLICY YEARS. As indicated above, the Code limits the amount of premium that may be made and the Policy Values that can accumulate relative to the Death Benefit. Where cash distributions are required under the Code in connection with a reduction in benefits during the first 15 years after the policy is issued (or if withdrawals are made in anticipation of a reduction in benefits, within the meaning of the Code, during this period), some or all of such amounts may be includable in taxable income.

TAX TREATMENT OF LOANS. If your Policy is not a MEC, a loan received under the policy generally will be treated as indebtedness for tax purposes, rather than a withdrawal of Policy Value. As a result, you will not realize taxable income on any part of the loan as long as the policy remains in force. If you make a full surrender under your policy or if it lapses, any outstanding loan balance will be treated as an amount received by you as part of the Surrender Value. Accordingly, you may be subject to taxation on the loan amount at that time. Generally, you may not deduct interest paid on loans under the policy.

Finally, if your Policy is not a MEC, distributions (including distributions upon surrender) and policy loans are not subject to the 10% additional penalty tax.

TREATMENT BEYOND ATTAINED AGE 94. As described above, if the Cash Surrender Value is greater than zero at the Insured's Attained Age 100, no additional premiums will be accepted and no additional monthly charges will be incurred. Neither the Code nor any regulations or other guidance under the Code prescribe how a policy can qualify as a life insurance contract for federal tax purposes after an Insured attains age 95, and there is a risk that you could be viewed as constructively receiving the Cash Surrender Value (including any Indebtedness) in the year in which the Insured attains age 95. In that event, you would realize taxable income at that time in an amount equal to the Policy Value less the investment in the contract (generally premiums reduced by amounts previously received under the contract that were excludable from income), even if the Death Benefit Proceeds are not distributed at that time. You should consult a qualified tax professional as an Insured approaches Attained Age 95.

ACTIONS TO ENSURE COMPLIANCE WITH THE TAX LAW. We believe that the maximum amount of premium we intend to permit for the Policies will comply with the Code definition of life insurance. We will monitor the amount of your premium, and, if your total premiums during a Policy Year exceed those permitted by the Code, we will refund the excess premium within 60 days of the end of the Policy Year and will pay interest and other earnings (which will be includable in taxable income) as required by law on the amount refunded. In addition, the operation of certain provisions in the policy may increase the Death Benefit (which may result in larger charges under a Policy) or require other action deemed necessary to ensure the compliance of the policy with the federal tax definition of life insurance.

FEDERAL INCOME TAX WITHHOLDING. We will withhold and remit to the federal government a part of the taxable portion of withdrawals made under a policy, unless the Owner notifies us in writing at or before the time of the withdrawal that he or she chooses not to have withholding. As Owner, you will be responsible for the payment of any taxes and early distribution penalty taxes that may be due on the amounts received or deemed received under the policy, whether or not you choose withholding. You may also be required to pay penalties under the estimated tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.

TAX ADVICE. This summary is not a complete discussion of the tax treatment of the policy. You should seek tax advice from an attorney who specializes in tax issues.

           DESCRIPTION OF JACKSON NATIONAL NY AND THE SEPARATE ACCOUNT

JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK. Jackson National NY is a stock life insurance company organized under the laws of the state of New York in July 1995. Its legal domicile and principal business address is 2900 Westchester Avenue, Purchase, New York 10577. Jackson National NY is admitted to conduct life insurance and annuity business in Delaware, Michigan and New York. Jackson National NY is ultimately a wholly-owned subsidiary of Prudential plc in London, England.

THE SEPARATE ACCOUNT. The Separate Account was established on November 10, 1998, as a segregated asset account of Jackson National NY. The Separate Account meets the definition of a "separate account" under the federal securities laws and is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act. The Securities and Exchange Commission does not supervise the management of the Separate Account or Jackson National NY.

We own the assets of the Separate Account, but we hold them separate from our other assets. To the extent that these assets are attributable to the policies offered by this prospectus, these assets are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains, or losses. Our obligations arising under the policies are general corporate obligations of Jackson National NY.

The Separate Account is divided into Investment Divisions. The assets of each Investment Division are invested in the shares of one of the portfolios. We do not guarantee the investment performance of the Separate Account, its Investment Divisions, or the portfolios. Values allocated to the Separate Account will rise and fall with the values of shares of the portfolios and are also reduced by policy charges. In the future, we may use the Separate Account to fund other variable life insurance policies. We will account separately for each type of variable life insurance policy funded by the Separate Account.

SAFEKEEPING OF THE SEPARATE ACCOUNT'S ASSETS. We hold the assets of the Separate Account. We keep those assets physically segregated and held separate and apart from our general account assets. We maintain records of all purchases and redemptions of shares of the portfolios.

STATE REGULATION OF JACKSON NATIONAL NY. We are subject to the laws of New York and regulated by the New York Department of Insurance. We file quarterly and annual statements with the Department of Insurance covering our operations and financial condition for the quarter and year-end. We are examined periodically by the Department of Insurance to verify our liabilities and policy reserves. Our books and records are subject to review by the Department of Insurance at all times. We are also subject to regulation under the insurance laws of every jurisdiction in which we operate.

                            DISTRIBUTION OF CONTRACTS

Jackson  National  Life  Distributors,  Inc.,  located at 8055 E. Tufts  Avenue,
Denver, Colorado 80237, serves as the distributor of the Contracts. Jackson National Life Distributors, Inc. is a wholly owned subsidiary of Jackson National Life Insurance Company, Jackson National NY's parent.

Commissions are paid to registered representatives who sell the Contracts. Information on commissions can be found in the Statement of Additional Information. Where lower commissions are paid, we may also pay trail commissions. We may use any of our corporate assets to cover the cost of distribution, including any profit from the Contract's Asset Based Risk Charge and other charges. We are affiliated with the following broker-dealers:

     o    National Planning Corporation,

     o    SII Investments, Inc.,

     o    IFC Holdings, Inc. D/B/A Invest Financial Corporation, and

     o    Investment Centers of America, Inc.

The Distributor also has the following relationships with the sub-advisers and their affiliates. The Distributor receives payments from certain of the sub-advisers to assist in defraying the costs of certain promotional and marketing meetings in which they participate. The amounts paid depend on the nature of the meetings, the number of meetings attended, the costs expected to be incurred, and the level of the sub-adviser's participation. National Planning Corporation participates in the sales of shares of retail mutual funds advised by certain of the sub-advisers and other unaffiliated entities and receives selling and other compensation from them in connection with those activities, as described in the prospectus or Statement of Additional Information for those funds. The fees range between .30% and .45% depending on these factors. In addition, the Distributor acts as distributor of variable annuity contracts and variable life insurance policies (the "Other Contracts") issued by Jackson National NY and Jackson National Life Insurance Company, Jackson National NY's parent. Raymond James Financial Services, a brokerage affiliate of the sub-adviser to the JNL/Eagle Funds, participates in the sale of Contracts and is compensated by JNLD for its activities at the standard rates of compensation. Unaffiliated broker-dealers are also compensated at the standard rates of compensation. The compensation consists of commissions, trail commissions, and other compensation or promotional incentives as described above and in the prospectus or statement of additional information for the Other Contracts.

                        LEGAL PROCEEDINGS [TO BE UPDATED]

There are no pending legal proceedings affecting the Separate Account. Jackson National NY is a defendant in a number of civil proceedings substantially similar to other litigation brought against many life insurers alleging misconduct in the sale or administration of insurance products. These matters are sometimes referred to as market conduct litigation. The market conduct litigation currently pending against JNL asserts various theories of liability and purports to be filed on behalf of individuals or differing classes of persons in the United States who purchased either life insurance or annuity products from JNL during periods ranging from 1981 to present. JNL has retained national and local counsel experienced in the handling of such litigation. To date, such litigation has either been resolved by Jackson National NY on a non-material basis or is being vigorously defended. At this time, it is not feasible to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome in such actions.

                      FINANCIAL STATEMENTS [TO BE UPDATED]

The consolidated financial statements for Jackson National NY as of December 31, 2001, 2002, and 2003, are included in the Statement of Additional Information. No financial statements are included for the Separate Account because it has not yet commenced operations, has no assets or liabilities, and has received no income or incurred any expense. The financial statements of Jackson National NY that are included should be considered only as bearing upon Jackson National NY's ability to meet its contractual obligations under the policies. Jackson National NY's financial statements do not bear on the future investment experience of the assets held in the Separate Account.

                                GLOSSARY OF TERMS

We have capitalized certain terms used in this prospectus. To help you understand these terms, we have defined them in this section.

1940 ACT - Investment Company Act of 1940, as amended.

ACCUMULATION UNIT - An accounting unit of measurement that we use to calculate the value in an Investment Division.

ALLOCATION DATE - The date we allocate premium from the Fixed Account to the Investment Divisions elected on the application (or the most recent allocation instructions provided by the Owner). The Allocation Date is generally the first business day on or after the fifth day following the Right to Examine Period for your policy.

ATTAINED AGE - The Insured's age on the birthday nearest to the Policy Date plus the number of full years since the Policy Date.

CASH SURRENDER VALUE - The Policy Value minus any Debt and plus any return of sales charge.

CODE - Internal Revenue Code of 1986, as amended.

COMMENCEMENT DATE - The date we place your policy in force after we have received: underwriting approval, any requirements outstanding after the Issue Date, and premium in an amount equal to or exceeding the minimum initial requirement.

DAY 1 LOANS - A loan that exists at the Issue Date of a policy as a result of a 1035 transfer of a policy with an existing loan.

DEATH BENEFIT - The greater of (a) the Minimum Death Benefit or (b) the death benefit amount determined by the death benefit option and the Specified Death Benefit you have chosen.

DEATH BENEFIT PROCEEDS - The amount we will pay to the beneficiary(ies) under the policy upon the death of the Insured. This amount is equal to the Death Benefit less any outstanding Debt or due and unpaid charges plus any rider benefits.

DEBT - The sum of all unpaid policy loans and accrued interest.

EARNINGS - Your Policy Value reduced by total premiums paid.

FIXED ACCOUNT - An allocation option under the policy that earns an annually declared rate of interest of not less than 3%. Assets allocated to the Fixed Account are part of our general account.

GRACE PERIOD - A 61-day period during which we will keep your policy in force even though the Policy Value is insufficient to keep your policy in force. We will notify you and give you an opportunity to pay additional premium or policy loan repayments to keep your policy in force after the Grace Period.

GUIDELINE PREMIUM - The maximum amount of premium you can contribute to your policy under the Guideline Premium and Cash Value Corridor Test, as defined in the Code.

INSURED - The person whose life is insured under the policy.

INVESTMENT DIVISION - Separate and distinct divisions of the Separate Account that invest in a single underlying mutual fund. The value in the Investment Divisions will go up or down depending on the performance of the underlying mutual funds and the charges deducted from the Investment Divisions.

ISSUE DATE - The date Jackson National NY issued your policy and from which we measure contestability periods. It may be later than the Policy Date.

LOAN ACCOUNT - An account established as part of our general account for amounts transferred from the Investment Divisions and/or the Fixed Account as security for your policy loans.

MINIMUM DEATH BENEFIT - Your Policy Value multiplied by the death benefit percentage applicable to the Attained Age as shown in the policy, or if greater, the minimum amount necessary for the policy to stay qualified as life insurance for federal tax purposes.

MONTHLY ANNIVERSARY - The same day in each month as the Policy Date unless your Policy Date is on the 29th, 30th or 31st and there is no such date in the month, then your Monthly Anniversary is the last day of the month.

MONTHLY DEDUCTION - The amount deducted from your Policy Value on each Monthly Anniversary, consisting of the cost of insurance charge, the monthly policy fee, the monthly administrative charge, and the cost of any optional benefit. If a monthly anniversary is not a business day, we will determine your Monthly Deduction as of the next following business day with an effective date equal to the Monthly Anniversary date.

NET AMOUNT AT RISK - The net amount at risk is the amount on which cost of insurance charges are based.

NET POLICY VALUE - The Policy Value minus Debt.

NET PREMIUM - The premium less the Premium Charges.

OWNER - The person(s) having the privileges of ownership defined in the policy. The Owner(s) may or may not be the same person(s) as the Insured(s). If your policy is issued pursuant to a retirement plan, your ownership privileges may be modified by the plan.

POLICY ANNIVERSARY - An annual anniversary of the Policy Date.

POLICY DATE - The effective date of insurance coverage under your policy. It is used to determine Policy Anniversaries, Policy Years, and Monthly Anniversaries.

POLICY VALUE - The sum of your values in the Separate Account, the Fixed Account, and the Loan Account.

POLICY YEAR - Each twelve-month period beginning on the Policy Date or any Policy Anniversary.

PREMIUM CHARGES - The sales charge, the premium tax charge, and the federal
(DAC) tax charge.

QUALIFYING MONTHLY PREMIUM AMOUNT - The amount specified as such in your policy, if your policy includes the GDB Rider. The Qualifying Monthly Premium Amount is used in determining whether your policy meets the premium requirement of the GDB Rider.

RIGHT TO EXAMINE PERIOD - The minimum period of time during which you can cancel your policy after receiving it.

SCHEDULE OF SPECIFIED DEATH BENEFITS - The planned Specified Death Benefits, chosen by the Owner at issue or modified at a later date, for each Policy Year through the Insured's age 100. The schedule may be level for the life of the policy or change on Policy Anniversaries.

SEPARATE ACCOUNT - JNLNY Separate Account IV, the segregated asset account of Jackson National NY that funds the policies.

SERVICE CENTER - Jackson National Life of New York Service Center, P.O. Box 30900, Lansing, Michigan 48909-8400, 1-800-599-5651 or IMG Service Center, P.O. Box 30901, Lansing, Michigan 48909-8401, 1-888-464-7779. You can send express mail to the Jackson National Life of New York Service Center at 2900 Westchester Avenue, Purchase, New York 10577 or the IMG Service Center at 1 Corporate Way, Lansing, Michigan 48951.

SPECIFIED DEATH BENEFIT - The initial amount of insurance under your base policy, adjusted for any changes in accordance with the terms of your policy.

WRITTEN REQUEST - A request in writing received by us at our Service Center that meets our requirements for completeness. A complete Written Request is said to be in good order.

VALUATION DAY - Each Business Day, as used in the policy, so long as the New York Stock Exchange is open for business.

VALUATION PERIOD - The period of time over which we determine the change in the value of the Investment Divisions. Each Valuation Period begins at the close of normal trading on the New York Stock Exchange (currently 4:00 p.m. Eastern time) on each Valuation Day and ends at the close of the New York Stock Exchange on the next Valuation Day.

                                   APPENDIX A

 Effects of Partial Surrenders on the Death Benefit under Death Benefit Option A

The following examples illustrate how the Death Benefit is decreased as the result of a partial surrender under different circumstances. All examples assume a total partial surrender amount of $20,000 and a Minimum Death Benefit percentage of 250%. See "Partial Surrenders" on page 38 for more information.

EXAMPLE 1. The following example illustrates the effect of a partial surrender on the Death Benefit for a policy having the indicated values, where the Death Benefit is not in corridor.

                                     Before the Partial Surrender          After the Partial Surrender
Policy Value                         $40,000                               $20,000
Specified Death Benefit (A)          $200,000                              $180,000

Minimum Death Benefit (B)            $100,000 ($40,000 x 250%)             $50,000 ($20,000 x 250%)
Death Benefit                        $200,000 (greater of A and B)         $180,000 (greater of A and B)

As shown above, the Specified Death Benefit is reduced by $20,000, the total partial surrender amount.

EXAMPLE 2. The following example illustrates the effect of a partial surrender on the Death Benefit for a policy having the indicated values, where the Death
Benefit is in corridor, and total partial surrender amount is greater than the difference between the Minimum Death Benefit and Specified Death Benefit.

                                     Before the Partial Surrender          After the Partial Surrender
Policy Value                         $84,000                               $64,000
Specified Death Benefit (A)          $200,000                              $190,000

Minimum Death Benefit (B)            $210,000 ($84,000 x 250%)             $160,000 ($64,000 x 250%)
Death Benefit                        $210,000 (greater of A and B)         $190,000 (greater of A and B)

As shown above, the Specified Death Benefit is reduced by $10,000, the amount by which the total partial surrender amount ($20,000) exceeded the difference between the Minimum Death Benefit ($210,000) and the Specified Death Benefit
($200,000) immediately before the partial surrender.

Example 3. The following example illustrates the effect of a partial surrender on the Death Benefit for a policy having the indicated values, where the Death
Benefit is in the corridor, and total partial surrender amount is less than the difference between the Minimum Death Benefit and Specified Death Benefit.

                                     Before the Partial Surrender          After the Partial Surrender
Policy Value                         $90,000                               $70,000
Specified Death Benefit (A)          $200,000                              $200,000

Minimum Death Benefit (B)            $225,000 ($90,000 x 250%)             $175,000 ($70,000 x 250%)
Death Benefit                        $225,000 (greater of A and B)         $200,000 (greater of A and B)


As shown above, the Specified Death Benefit is unchanged.

                       WHERE YOU CAN FIND MORE INFORMATION

You can call us at (800) 766-4683 to ask us questions, request information about the policies and the Separate Account, and obtain copies of the Statement of Information, personalized illustrations or other documents. You also can write to us at the address given on the first page of this prospectus.

We have filed a Statement of Additional Information with the Securities and Exchange Commission. The Statement of Additional Information that relates to this prospectus is dated December **, 2004. The Statement of Additional Information contains additional information about the Policy and is incorporated by reference in this prospectus. You can obtain a free copy of the Statement of Additional Information upon request, by writing or calling us at the address or number given above.

We file reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC, including the Statement of Additional Information, at the SEC's public reference room in Washington, DC. Please call the SEC at (202) 942-8090 for information on the operation of the public reference room.

Our SEC reports and other information about us are also available to the public at the SEC's web site at http://www.sec.gov. Copies of this information may be obtained upon payment of a duplicating fee by writing the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549-0102.


                    Investment Company Act File No. 811-09933

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

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        JACKSON NATIONAL LIFE OF NEW YORK ADVISOR VARIABLE UNIVERSAL LIFE

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               FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
                                    ISSUED BY
             JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK(SM)
                                     THROUGH
                            JNLNY SEPARATE ACCOUNT IV
                       2900 Westchester Avenue, Suite 305
                            Purchase, New York 10577

                                 SERVICE CENTER

JACKSON NATIONAL LIFE(R) OF NEW YORK SERVICE CENTER            IMG SERVICE CENTER
                  PO BOX 30900                                 P.O. BOX 30901
          LANSING, MICHIGAN  48909-8400                   LANSING, MICHIGAN  48909-8401
                 1-800-599-5651                                1-888-464-7779

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Jackson National Life Insurance Company of New York (Jackson National(R) NY) is offering the flexible premium variable life insurance policy described in this prospectus. The policy provides insurance coverage on the life of one Insured. Please read this prospectus carefully before investing and keep it for future reference. Consult your sales representative and tax adviser to be sure this policy is right for you.

We do not guarantee a minimum Policy Value on amounts allocated to the Investment Divisions and, therefore, the policy does not have a guaranteed minimum Policy Value. The portion of your Policy Value in the Separate Account will vary depending on the investment performance of the Investment Divisions to which you allocate your premium. You bear the entire investment risk on amounts allocated to the Investment Divisions. The investment policies and risks of each portfolio are described in the accompanying prospectuses for the JNL(R) Series Trust and JNL Variable Fund LLC and its portfolios. The Policy Value will also reflect premiums paid, amounts withdrawn, and cost of insurance and other charges.

Please understand that the policy terms will govern the way the policy works and all rights and obligations.

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FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES INVOLVE RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THEY ARE NOT DEPOSITS OF ANY BANK OR INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         IT MAY NOT BE ADVANTAGEOUS FOR YOU TO PURCHASE VARIABLE LIFE INSURANCE TO REPLACE YOUR EXISTING INSURANCE COVERAGE OR TO PURCHASE ADDITIONAL VARIABLE LIFE INSURANCE IF YOU ALREADY OWN A VARIABLE LIFE INSURANCE POLICY.

                  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT BE LAWFULLY MADE. JACKSON NATIONAL NY DOES NOT AUTHORIZE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS BASED IN THIS PROSPECTUS.

                           THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


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        Not FDIC/NCUA insured o Not Bank/CU guaranteed o May lose value o Not a deposit o Not insured by any federal agency
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                THE DATE OF THIS PROSPECTUS IS DECEMBER **, 2004.

                        TABLE OF CONTENTS [TO BE UPDATED]


SUMMARY.........................................................................
   Description of the Policy and Policy Benefits................................
   Risks of the Policy..........................................................
   The Portfolios and Associated Risks..........................................

FEE TABLE.......................................................................
   Transaction Fees.............................................................
   Periodic Charges.............................................................
   Optional Rider Charges.......................................................
   Charges Assessed Against the Portfolios......................................
   Individual Portfolio Company Annual Expenses.................................

PURCHASING A POLICY AND ALLOCATING PREMIUM......................................
   Applying for a Policy........................................................
   Premiums.....................................................................
   Planned Premium..............................................................
   Premium Limits...............................................................
   Guaranteed Death Benefit (GDB) Rider.........................................
   Modified Endowment Contracts.................................................
   Allocation of Premium........................................................
   Policy Value.................................................................
   Accumulation Unit Value......................................................
   Transfer of Policy Value.....................................................
   Transfers Authorized by Telephone or the Internet............................
   Dollar Cost Averaging........................................................
   Rebalancing..................................................................

THE SEPARATE ACCOUNT............................................................
   The Portfolios...............................................................
   Voting Privileges............................................................
   Additions, Deletions, and Substitutions of Securities........................

THE FIXED ACCOUNT...............................................................

POLICY BENEFITS AND RIGHTS......................................................
   Death Benefit................................................................
   Death Benefit Options........................................................
   Minimum Death Benefit........................................................
   Changes in Death Benefit Option..............................................
   Changes in Specified Death Benefit...........................................
   Optional Insurance Benefits..................................................
   Policy Loans.................................................................
   Surrenders...................................................................
   Partial Surrenders...........................................................
   Status of Policy at Attained Age 100.........................................
   Termination and Grace Period.................................................
   Reinstatement................................................................
   Right to Examine the Policy..................................................
   Postponement of Payment......................................................

CHARGES AND DEDUCTIONS..........................................................
   Premium Charges..............................................................
   Asset Based Risk Charge......................................................
   Monthly Deduction............................................................
   Cost of Insurance Charge.....................................................
   Monthly Policy Fee...........................................................
   Monthly Administrative Charge................................................
   Transfer Charge..............................................................
   Illustration Charge..........................................................
   Re-Underwriting Charge.......................................................
   Rider Charges................................................................
   Additional Policy Charges....................................................
   Portfolio Expenses...........................................................
   Special Provisions for Group or Sponsored Arrangements.......................

GENERAL POLICY PROVISIONS.......................................................
   Statements to Owners.........................................................
   Limit on Right to Contest....................................................
   Suicide......................................................................
   Misstatement as to Age and Sex...............................................
   Beneficiary..................................................................
   Assignment...................................................................
   Creditors' Claims............................................................
   Dividends....................................................................
   Notice and Elections.........................................................
   Modification.................................................................
   Conversion to a General Account Product......................................
   Conversion to Reduced Paid-up Insurance......................................

FEDERAL TAX CONSIDERATIONS......................................................
   Taxation of Jackson National NY and the Separate Account.....................
   Tax Status of the Policy.....................................................
   Diversification Requirements.................................................
   Owner Control................................................................
   Tax Treatment of Life Insurance Death Benefit Proceeds.......................
   Tax Deferral During Accumulation Period......................................
   Distributions................................................................
   Policies Which are MECs......................................................
   Policies Which are Not MECs..................................................
   Treatment Beyond Attained Age 94.............................................
   Actions to Ensure Compliance with the Tax Law................................
   Federal Income Tax Withholding...............................................
   Tax Advice...................................................................

DESCRIPTION OF JACKSON NATIONAL NY AND THE SEPARATE ACCOUNT.....................
   Jackson National Life Insurance Company of New York..........................
   The Separate Account.........................................................
   Safekeeping of the Separate Account's Assets.................................
   State Regulation of Jackson National NY......................................

DISTRIBUTION OF CONTRACTS.......................................................

LEGAL PROCEEDINGS...............................................................

LEGAL MATTERS...................................................................

FINANCIAL STATEMENTS............................................................

GLOSSARY OF TERMS...............................................................

APPENDIX A......................................................................

WHERE YOU CAN FIND MORE INFORMATION.............................................

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CAPITALIZED TERMS USED IN THIS PROSPECTUS ARE DEFINED WHERE FIRST USED OR IN THE GLOSSARY OF TERMS BEGINNING ON PAGE 54 OF THIS PROSPECTUS.
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                                     SUMMARY

                  DESCRIPTION OF THE POLICY AND POLICY BENEFITS

         1.   WHAT IS A FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY?

         Your policy is designed to be flexible to meet your specific life insurance needs. Your policy has a Death Benefit, Policy Value and other features of life insurance providing fixed benefits. Your policy is a "flexible premium" policy because you have a great amount of flexibility in determining when and how much premium you want to pay. Your policy is a "variable" policy because the Policy Value varies according to the investment performance of the Investment Divisions to which you have allocated your premiums. The policy provides you with an opportunity to take advantage of any increase in your Policy Value but you also bear the risk of any decrease.

         2.  WHAT ARE THE PREMIUMS FOR THIS POLICY?

         You have considerable flexibility as to the timing and amount of your premiums. You must pay an initial premium to place the policy in force. Thereafter, you may pay additional premiums when and in such amounts as you choose, subject to certain restrictions. See "Purchasing a Policy and Allocating Premium" on page 18 for further details. However, your policy may lapse and terminate without value if you do not pay sufficient premiums to keep the policy in force. For more information, see "Can my Policy Lapse?" on page 7.

         We will not accept any premium that would increase our Net Amount at Risk under your policy, unless you provide us with evidence of insurability satisfactory to us. In addition, we will not accept any premium that would cause your policy to lose its status as a life insurance contract under the Internal Revenue Code of 1986, as amended (the "Code"), unless you also request an increase in the Specified Death Benefit that we approve. We also will not accept any premium that would cause your policy to be deemed a "modified endowment contract" under the Code, without your written consent or acknowledgement.

         3.  WHAT IS THE GUARANTEED DEATH BENEFIT (GDB) RIDER?

         The GDB Rider helps to keep your policy in force if you meet the premium requirement, notwithstanding the Policy Value. The GDB Rider automatically attaches to a policy that qualifies at the time of application, and the benefit lasts for the greater of 20 years or until the Insured turns age
65. This rider is available only with Death Benefit Options A and B. For more information about this rider, see "Guaranteed Death Benefit (GDB) Rider" on page 20.

         4.  HOW IS MY POLICY VALUE DETERMINED?

         Your Policy Value is the sum of the values of your interests in the Investment Divisions of the Separate Account, plus the values in the Fixed Account and Loan Account. Your Policy Value depends on the investment performance of the Investment Divisions and the amount of interest we credit to the Fixed Account and Loan Account, as well as the Net Premiums paid, partial surrenders, and charges assessed. We have summarized the charges imposed under the policy in "Fee Table" and described them in more detail in "Charges and Deductions" on page 42. We do not guarantee a minimum Policy Value on amounts allocated to the Separate Account. For more information about your Policy Value, see "Policy Value" on page 21.

         5.  HOW ARE MY PREMIUMS ALLOCATED?

         Before your premiums are allocated to the Policy Value, we deduct a Premium Tax Charge, and a Federal (DAC) Tax Charge (collectively "Premium Charges"). For more detail, see the Fee Table on page 10 and "Charges and Deductions" on page 42. The amount remaining after the deduction of the Premium Charges is called the Net Premium.

         When you apply for the policy, you specify in your application how to allocate your Net Premiums. You may change your allocation instructions at any time by writing to us at the address on the first page of this prospectus.

         We will generally allocate your initial Net Premiums to the Fixed Account on the Commencement Date. Following the Commencement Date, amounts designated for the Fixed Account will remain in the Fixed Account until otherwise instructed by you, while amounts designated for the Investment Divisions will be reallocated in accordance with your then current allocation instructions on the Allocation Date. The Allocation Date is generally the first business day on or after the fifth day following the Right to Examine Period for your policy. Thus, for example, if the Right to Examine Period is 10 days, the Allocation Date is generally 15 days after the Commencement Date. See "Right to Examine the Policy" on page 41 for more information about the Right to Examine Period. For amounts allocated to the Fixed Account prior to the Allocation Date, we may credit a different interest rate on amounts designated for the Fixed Account than on amounts designated for the Investment Divisions. We do not credit any interest or earnings on premiums we receive before the Commencement Date.

         After the Allocation Date, we generally allocate your Net Premiums to the Investment Divisions and the Fixed Account as of the date we receive your premiums at our Service Center. However, we reserve the right to delay the allocation of any Net Premium that requires underwriting. We allocate any subsequent Net Premium to the allocation options most recently elected by you and on file with us. See "Allocation of Premium" on page 20 for more information about how your premiums are allocated.

         6. MAY I TRANSFER POLICY VALUE AMONG THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT?

         You may transfer Policy Value among Investment Divisions and to the Fixed Account at any time, subject to certain restrictions. Regarding the transfer restrictions, see "Transfers of Policy Value" on page **.

         In addition, you may use our automatic dollar cost averaging and rebalancing programs. For additional information, please see "Dollar Cost Averaging" on page 23 and "Rebalancing" on page 24.

         7.   WHAT ARE THE DEATH BENEFIT OPTIONS?

         We will pay the Death Benefit Proceeds to the beneficiary upon the death of the Insured. The policy provides for three Death Benefit options. Under Option A, the Death Benefit is equal to the greater of the Specified Death Benefit and the Minimum Death Benefit. Under Option B, the Death Benefit equals the greater of the Specified Death Benefit plus the Policy Value, and the Minimum Death Benefit. Under Option C, the Death Benefit equals the greater of the Specified Death Benefit plus the greater of the sum of the premiums minus total partial surrenders and zero, and the Minimum Death Benefit.

         You must choose one of the Death Benefit options when you apply for a policy. You may change your policy's Death Benefit option while the Insured is alive, subject to our approval and certain restrictions. We reserve the right to limit or refuse changes to the Death Benefit options. For additional information, please see "Death Benefit Options" on page 32.

         8.   HOW IS THE DEATH BENEFIT PAID?

         If the Insured dies while the policy is in force, we pay the Death Benefit Proceeds to your beneficiary in a lump sum. The Death Benefit Proceeds equal the Death Benefit (based on the Death Benefit Option then in effect), plus any additional rider benefits payable upon the Insured's death, less any amounts you owe us (including any outstanding Debt and unpaid policy charges). We determine the amount of the Death Benefit Proceeds as of the end of the Valuation Period during which we receive due proof of death. We usually pay the Death Benefit Proceeds within seven days after we have received due proof of death and all other requirements we deem necessary have been satisfied. Until due proof of death is received, any amount in the Separate Account will be subject to investment risk. For additional information, please see "Death Benefit" on page 32.

         9. CAN I INCREASE OR DECREASE MY POLICY'S SPECIFIED DEATH BENEFIT?

         Yes, you have considerable flexibility to increase or decrease your policy's Specified Death Benefit. Your Specified Death Benefit can be scheduled at issue to remain level for the life of your policy or change on Policy Anniversaries, subject to certain limitations. Your Specified Death Benefit for each Policy Year is reflected in the Schedule of Specified Death Benefits in your Contract. After your first Policy Year, you may request to change your Schedule of Specified Death Benefits. You are permitted only one change per Policy Year. Your written request must be for at least $10,000. If you request an increase, you must provide evidence of insurability satisfactory to us. An increase in the Specified Death Benefit increases the charges deducted from your Policy Value. You may not decrease any Specified Death Benefit below the minimum Specified Death Benefit shown in your policy. The minimum is $100,000 for all policies. We reserve the right to limit or refuse changes in the Schedule of Specified Death Benefits. For more detail, including the conditions and limitations, see "Changes in Specified Death Benefit" on page 34. In addition, modifying your policy's Specified Death Benefit might have tax ramifications. For additional information, please see "Federal Tax Considerations" on page 47.

         10. DO I HAVE ACCESS TO THE VALUE OF MY POLICY?

         Yes. You may surrender your policy at any time for the Cash Surrender Value. If you request a full surrender between the expiration of the Right to Examine Period and the Allocation Date, we will refund the premium less any partial surrenders or policy loans.

         We also currently permit you to take up to twelve partial surrenders per Policy Year, after the first Policy Year. The total partial surrender amount deducted from your Policy Value will consist of the amount payable to you, a flat fee of $25 and taxes. The total partial surrender amount must be at least $500. Other restrictions may apply. For more information, see "What are the Limitations on Partial Surrender?" on page 8 and "Partial Surrenders" on page
38. A full or partial surrender may have tax consequences. For more information, see "Federal Tax Considerations" beginning on page 47.

         11.   MAY I TAKE OUT A POLICY LOAN?

         Yes, you may borrow money from us using the policy as the only security for your loan, subject to limitations. To secure a loan's repayment, we require that a corresponding amount of Policy Value is transferred to the Loan Account. Day 1 Loans are also available. For more information, see "Policy Loans" on page **. Policy loans may have tax consequences if your policy is deemed to be a "modified endowment contract" for federal income tax purposes. For more information, see "Modified Endowment Contracts" on page 20.

         12.   CAN I CANCEL MY POLICY?

You may cancel your policy by returning it to us within ten days after you receive it. In addition, if your policy was purchased as a replacement of an existing life insurance policy or annuity contract, you may return it to us within sixty days after you receive it. If you return your policy during the Right to Examine Period, the policy terminates and we will refund your premium, less any partial surrender and any policy loans. For more information, see "Right to Examine the Policy," on page 41.

                               RISKS OF THE POLICY

         1.   IS MY POLICY VALUE GUARANTEED?

         Your Policy Value is not guaranteed. (However, the payment of the Death Benefit may be guaranteed under the GDB Rider.) The value of your policy fluctuates with the performance of the allocation options you choose. Your allocation options may not perform to your expectations. Your Policy Values in the Investment Divisions may rise or fall depending on the performance of the portfolios in which the Investment Divisions invest and the charges under your policy. For more detail, please see "The Portfolios and Associated Risks" on page 9 and "The Separate Account" on page 24. In addition, a guarantee with respect to interest rate applies only to the Fixed Account allocation option.

         2.   IS THIS POLICY SUITABLE FOR SHORT-TERM SAVINGS?

         The policy is designed for long-term financial planning. Accordingly, you should not purchase the policy if you may need to access the Policy Value within a short time. Because the policy is designed to provide benefits on a long-term basis, before purchasing a policy for a specialized purpose, you should consider whether the long-term nature of the policy is consistent with the purpose for which it is being considered.

         3.   CAN MY POLICY LAPSE?

         Your policy could lapse and terminate without value if the Net Policy Value becomes too low to support the policy's monthly charges, unless the GDB Rider is in effect. If your Policy Value is too low to keep your policy in force you will have at least a 61-day Grace Period to pay additional amounts to prevent your policy from terminating. We will notify you in writing. See "Termination and Grace Period" on page 40. If you have any outstanding Debt when your policy lapses, you may have taxable income as a result. See "Federal Tax Considerations" on page 47. Poor investment performance may cause your policy to lapse. Policy loans or partial surrenders also increase the risk that your policy may lapse because they have the effect of reducing the Net Policy Value.

         4.   ARE THERE RISKS INVOLVED WITH SPECIALIZED USES OF THE POLICY?

         Because the policy provides for an accumulation of Policy Values as well as a Death Benefit, you may wish to use it for various individual and business planning purposes. Purchasing the policy in part for such purposes may involve certain risks. For example, if the investment performance of the Investment Divisions is poorer than expected or if sufficient premiums are not paid, the policy may lapse or may not accumulate sufficient Policy Value to fund the purpose for which you purchased the policy. Partial surrenders and policy loans may significantly affect current and future Policy Values, the Net Policy Value or Death Benefit Proceeds. The policy is designed to provide benefits on a long-term basis. Before purchasing a policy for a specialized purpose, you should consider whether the long-term nature of the policy is consistent with the purpose for which it is being considered. In addition, using a policy for a specialized purpose may have tax consequences. See "Federal Tax Considerations" on page 47.

         5.   WHAT ARE THE LIMITATIONS ON PARTIAL SURRENDER?

         You may not take a partial surrender in the first Policy Year. After the first Policy Year, you may take no more than twelve partial surrenders per Policy Year. We reserve the right to increase or decrease the number of partial surrenders you may take in a Policy Year. The minimum total partial surrender amount is $500, including a $25 partial surrender fee and any applicable taxes. A partial surrender will reduce your Net Policy Value and may reduce your Specified Death Benefit. We will not permit a partial surrender that would reduce the Net Policy Value to an amount less than or equal to the amount needed for the next three Monthly Deductions or if it would reduce any Specified Death Benefit below the minimum Specified Death Benefit shown in your policy. If your partial surrender request would reduce your Net Policy Value below that limit, we will either reject the request or allow you to surrender your policy, thereby ending your coverage. Please note that partial surrenders reduce your policy's Death Benefit. See "Partial Surrenders" on page 38. In addition, partial surrenders may have tax consequences. See "Federal Tax Considerations" on page 47.

         6. WHAT ARE THE LIMITATIONS ON TRANSFER?

         Each transfer in excess of 15 in a Policy Year will incur a transfer charge of $25, excluding Allocation Date transfers and transfers due to dollar cost averaging or rebalancing programs. We reserve the right to limit the size of transfers and remaining balances, and to limit the number and frequency of transfers among your investment options and the Fixed Account. See "Transfer of Policy Value" on page 22.

         7. WHAT ARE THE LIMITATIONS OR CHARGES ON SURRENDER OF THE POLICY?

         You may surrender your policy at any time without charge, subject to any outstanding Debt. Surrendering your policy may have tax consequences. See "Federal Tax Considerations" on page 47.

         8. WHAT ARE THE RISKS OF TAKING A POLICY LOAN?

         Taking a loan from your policy may increase the risk that your policy will lapse. The loan will have a permanent effect on your Policy Value and will reduce the Death Benefit Proceeds. In addition, if your policy is a modified endowment contract for federal income tax purposes, taking a policy loan may have tax consequences. See "Policies Which are MECs" on page 49.

         9. WHAT ARE THE TAX CONSEQUENCES OF BUYING THIS POLICY?

         Your policy is structured to meet the definition of a life insurance contract under the Code. We may need to limit the amount of premiums you pay under the policy to ensure that your policy continues to meet that definition.

         Current federal tax law generally excludes all Death Benefits from the gross income of the beneficiary of a life insurance policy. In addition, you generally are not subject to taxation on any increase in the Policy Value until it is withdrawn. Generally, you are taxed on surrender proceeds and the proceeds of any partial surrenders only if those amounts, when added to all previous distributions, exceed the total premiums paid. Amounts received upon surrender or partial surrender in excess of premiums paid are treated as ordinary income.

         Special rules govern the tax treatment of life insurance policies that meet the federal definition of a "modified endowment contract." Depending on the amount and timing of your premiums, your policy may meet that definition. Under current tax law, Death Benefit payments under modified endowment contracts, like Death Benefit payments under other life insurance contracts, generally are excluded from the gross income of the beneficiary. Partial surrenders and policy loans, however, are treated differently. We will not accept any premium that would cause your policy not to qualify as a life insurance contract under the Code. For more information on the tax treatment of the policy, see "Federal Tax Considerations" on page 47.

                       THE PORTFOLIOS AND ASSOCIATED RISKS

         1. WHAT IS A PORTFOLIO?

         Each of the Investment Divisions invests in shares of one of the portfolios. Each portfolio is a separate investment series of an open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"). Each portfolio holds its assets separate from the assets of the other portfolios, and each portfolio has its own distinct investment objective and policies, which are described in the accompanying prospectuses for the portfolios. Each portfolio operates as a separate investment fund, and the income, gains and losses of one portfolio generally have no effect on the investment performance of any other. The portfolios in which the Investment Divisions currently invest are set forth in this prospectus. Some of the Investment Divisions described in this prospectus may not be available under your policy. For more information about the portfolios, please see "The Portfolios" on page 24.

         2. WHAT ARE THE RISKS OF THE PORTFOLIOS?

         We do not promise that the portfolios will meet their investment objectives. Amounts you have allocated to the Investment Divisions may grow in value, decline in value or grow less than you expect, depending on the investment performance of the portfolios in which those Investment Divisions invest. You bear the investment risk that those portfolios possibly will not meet their investment objectives. A description of each portfolio's investment policies and a comprehensive statement of each portfolio's risks may be found in its prospectus. For additional information, please see "The Portfolios" on page 24.

         3. HOW CAN I LEARN MORE ABOUT THE PORTFOLIOS?

         You should read the portfolios' current prospectuses for detailed information concerning their investment objectives and strategies, and their investment risks before making an allocation or transfer.

                                    FEE TABLE

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU PAY WHEN BUYING, OWNING AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU PAY AT THE TIME THAT YOU BUY OR SURRENDER THE POLICY OR TRANSFER CASH VALUE BETWEEN INVESTMENT OPTIONS.

                                TRANSACTION FEES

CHARGE                                    WHEN CHARGE IS DEDUCTED                 AMOUNT DEDUCTED/1/
------                                    -----------------------                 -----------------

Premium Tax Charge                       When premium is allocated                2% of each premium/2/

------------------------------------------------------------------------------------------------------------------------------------
Federal (DAC) Tax Charge                 When premium is allocated                1.5% of each premium/3/

------------------------------------------------------------------------------------------------------------------------------------
Transfer Charge/4/                       Each transfer in excess                  $25 per transfer
                                         of 15 in any Policy Year

------------------------------------------------------------------------------------------------------------------------------------
Illustration Charge/5/                 Each in-force illustration in              $25 per illustration
                                     excess of one in any Policy Year


------------------------------------------------------------------------------------------------------------------------------------
Re-Underwriting Fee                    If a transaction under your                $25 per transaction
                                   policy requires underwriting approval
                                        after the Commencement Date

------------------------------------------------------------------------------------------------------------------------------------
Partial Surrender Fee                         When you make a                     $25 per partial surrender
                                             partial surrender

------------------------------------------------------------------------------------------------------------------------------------
Expedited Delivery Charge/6/            When you request expedited                $15 for wire transfers
                                      delivery of surrender, partial              $10 for overnight delivery
                                        surrender or loan proceeds                $22.50 for Saturday delivery
----------------------------

/1/ The table shows the maximum guaranteed charges, except as otherwise indicated. See "Charges and Deductions" on page 42 for more information about these charges and our current charges.
/2/ For state and local taxes. We reserve the right to increase or decrease this charge due to any change in tax law or premium taxes we expect to pay.
/3/  Estimated federal income tax treatment of our deferred  acquisition  costs.
     We reserve the right to increase or decrease this charge due to any change in tax law.
/4/ There are no transfer charges on dollar cost averaging and automatic asset rebalancing.
/5/ This charge is not deducted from your Policy Value, but must be paid separately by you with each request for an in-force illustration in excess of one per Policy Year.
/6/ This charge reflects the expenses we expect to incur for providing expedited delivery of surrender, partial surrender or loan proceeds. We may increase this charge upon prior notice to you to reflect any increase in the expenses we expect to incur for providing this service.

THE SECOND TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU PAY PERIODICALLY
DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING THE PORTFOLIO FEES AND
EXPENSES.

                                PERIODIC CHARGES

CHARGE                                    WHEN CHARGE IS DEDUCTED                 AMOUNT DEDUCTED/7/
------                                    -----------------------                 -----------------

------------------------------------------------------------------------------------------------------------------------------------
Cost of Insurance Charge                          Monthly
(per $1,000 Net Amount at
Risk)/8/

   Minimum and Maximum                                                            Minimum: $0.06 per $1,000
   COI Charge:                                                                    Maximum: $83.33 per $1,000

   COI Charge for a 45 year old                                                   $0.38 per $1,000
   Male Preferred Nonsmoker

------------------------------------------------------------------------------------------------------------------------------------
Policy Fee                                        Monthly                         $10 per month during
                                                                                  Policy Years 1-10 and
                                                                                  $8 per month thereafter

------------------------------------------------------------------------------------------------------------------------------------
Administrative Charge/9/                          Monthly                         Minimum: $0.05
                                                                                  Maximum: $0.30
                                                                                  per month per $1,000 of
                                                                                  Specified Death Benefit
                                                                                  during Policy Years 1-15

                                                                                  $0.01 per month per $1,000 of
                                                                                  Specified Death Benefit
                                                                                  thereafter

   Administrative Charge for                                                      $0.05 per month per $1,000
   a 45 year old                                                                  during Policy Years 1-15, and
                                                                                  $0.01 per month per $1,000
                                                                                  thereafter

------------------------------------------------------------------------------------------------------------------------------------
Asset Based Risk Charge/10/                        Daily                          1.00% (on an annual basis) in all
                                                                                  Years

------------------------------------------------------------------------------------------------------------------------------------
Policy Loan Interest Rate/11/                    Annually                         4%
                                              (accrues daily)

------------------------------------------------------------------------------------------------------------------------------------
Tax Charge/12/                                     Daily                          Currently: None
--------------------------

/7/ The table shows the maximum guaranteed charges, except as otherwise indicated. See "Charges and Deductions" on page 42 for more information about these charges and our current charges.
/8/ The cost of insurance varies based on individual characteristics such as the sex, underwriting risk classification and age of the Insured and length of time the policy has been in force. Substandard and flat extra ratings may apply. We determine the cost of insurance rates, but we guarantee that we will never charge you a higher cost of insurance rate than the guaranteed rates shown in your policy. Our current cost of insurance charges also vary depending on the Specified Death Benefit of the Policy.
     For more information about the calculation of the cost of insurance charges, see "Cost of Insurance Charge" on page 43.

     See "Cost of Insurance  Charge" on page 43 for a description of how the Net
     Amount at Risk is determined.

     The cost of insurance charge amounts in the table above are the policy's minimum and maximum and for a representative Insured, and may not be representative of your cost of insurance charge. For more information about the cost of insurance charge that would apply to your policy, please contact us at the address or telephone number shown on the first page of this prospectus or contact your sales representative.
/9/ The administrative charge is based on your age on the Issue Date and your Specified Death Benefit, up to $2 million of Specified Death Benefit.
     During the first 15 Policy Years:

         ISSUE AGE         $ PER $1,000                       ISSUE AGE         $ PER $1,000
         ---------         ------------                       ---------         ------------
         0-49              0.050                              80-85             0.200
         50-54             0.055                              86                0.220
         55-59             0.060                              87                0.240
         60-64             0.070                              88                0.260
         65-69             0.085                              89                0.280
         70-74             0.095                              90                0.300
         75-79             0.150

     Thereafter,  the administrative charge is $0.01 per $1,000 of your first $2 million of Specified  Death  Benefit,  regardless  of your age on the Issue
     Date.   The  minimum  and   maximum   administrative   amounts  are  for  a
     representative  Owner  and  may  not be  representative  of  your  policy's administrative charge.
/10/ This is the maximum  guaranteed  Asset Based Risk  Charge.  The Asset Based
     Risk  Charge,  on the  value  of  your  Investment  Divisions  allocations, decreases over time,  currently:  0.25% per annum through your tenth Policy
     Year.  There is no Asset Based Risk Charge in subsequent  Policy years. For information regarding our current charges, see "Asset Based Risk Charge" on page 42.
/11/ A loan  against  your policy  accrues  interest  daily at an annual  simple interest  rate of 4% during your first  through  fifth  Policy Years and 3%
     thereafter.  To secure a loan's repayment,  we require that a corresponding amount of Policy  Value is  transferred  to the Loan  Account.  On the Loan
     Account balance,  we will credit interest that compounds daily at an annual effective  interest rate of 3%. (At the same time,  however,  you forgo the performance  of the  Investment  Divisions  and the amount of  interest  we credit to the Fixed Account while your loan remains outstanding.)
/12/ We currently do not deduct a separate  charge against the Separate  Account for income taxes. In the future,  however,  we may impose such a charge if, in our sole  discretion,  we  determine  that we will  incur a tax from the operation of the Separate Account.


CURRENTLY, WE ARE OFFERING THE FOLLOWING OPTIONAL RIDERS. THE CHARGES FOR THE
RIDER YOU SELECT ARE DEDUCTED MONTHLY FROM YOUR POLICY VALUE AS PART OF THE
MONTHLY DEDUCTION. YOU MAY NOT BE ELIGIBLE FOR ALL OPTIONAL RIDERS SHOWN BELOW.
THE BENEFITS PROVIDED UNDER EACH RIDER ARE SUMMARIZED IN "OPTIONAL INSURANCE
BENEFITS" BEGINNING ON PAGE 34.

                             OPTIONAL RIDER CHARGES

OPTIONAL BENEFIT                                WHEN CHARGE IS DEDUCTED         AMOUNT DEDUCTED/13/
---------------------------------------         -----------------------         ------------------


---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Terminal Illness Benefit Rider/14/                     No Charge                                None

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Guaranteed Death Benefit (GDB) Rider                   No Charge                                None
/14/

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Waiver of Monthly Deductions                            Monthly                 Minimum: $3.00 per $100 of Monthly
                                                                                Deduction
                                                                                Maximum: $36.00 per $100 of Monthly
                                                                                Deduction

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Waiver of Specified Premium                             Monthly                 Minimum: $0.03 per $1 of Monthly
                                                                                Specified Premium
                                                                                Maximum: $0.11 per $1 of Monthly
                                                                                Specified Premium

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Other Insured Term Insurance Rider                      Monthly
(per $1,000 of Rider Coverage)/15/

   Minimum and Maximum COI Charge                                               Minimum: 0.06 per $1,000
                                                                                Maximum: 83.33 per $1,000

   COI Charge for a 45 year old Male                                             0.38 per $1,000
   Preferred Nonsmoker


   Monthly Administrative Charge                        Monthly                 $0.07 per $1,000 of
                                                                                Death Benefit (charged only
                                                                                in year 1)

---------------------------------------- -------------------------------------- --------------------------------------
---------------------------------------- -------------------------------------- --------------------------------------
Child Insurance Rider                                   Monthly                 $2.08 per $5,000 of coverage  ($25
                                                                                on an annual basis)
----------------------------

/13/ The table shows the maximum guaranteed charges, except as otherwise indicated. See "Charges and Deductions" on page 42 for more information about these charges and our current charges.
/14/ There is no additional cost for this rider, which is added automatically to a qualifying policy at the time of application.
/15/ The cost of insurance varies based on individual characteristics such as the sex, underwriting risk classification and age of the Insured and length of time the policy has been in force. We determine the current cost of insurance rates, but we guarantee that we will never charge you higher cost of insurance rates than the guaranteed rates shown in the your policy. Our current cost of insurance charge also varies depending on the rider death benefit. The cost of insurance charge amounts in the table above are the policy's minimum and maximum and for a representative Insured, and may not be representative of your cost of insurance charge. For more information about the cost of insurance charge that would apply to your policy, please contact us at the address or telephone number shown on the first page of this prospectus or contact your sales representative.

THE FOLLOWING TABLE DESCRIBES PORTFOLIO FEES AND EXPENSES THAT YOU WILL PAY
PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. THE TABLE SHOWS THE
MINIMUM AND MAXIMUM FEES AND EXPENSES CHARGED BY ANY OF THE PORTFOLIOS. MORE
DETAIL CONCERNING EACH PORTFOLIO'S FEES AND EXPENSES IS CONTAINED IN THE
PROSPECTUS FOR EACH PORTFOLIO.

                                CHARGES ASSESSED
               AGAINST THE PORTFOLIOS [TO BE UPDATED BY AMENDMENT]

                                                                         MINIMUM            MAXIMUM
Total Annual Portfolio Operating Expenses/1/
(expenses that are deducted from portfolio assets,
including management fees, distribution (12b-1)                           0.40%               1.00%
fees, and other expenses)

/1/ The fees and expenses reflected in this table are expressed as a percentage of average net assets for the year ended December 31, 2003 for the portfolios in which the Separate Account invests.

The portfolios' expenses are assessed at the portfolio level and are not direct charges against the Investment Division or the Policy Value. These expenses are taken into account in computing each portfolio's per share net asset value, which in turn is used to compute the corresponding Investment Division's Policy
Value.

Each Investment Division purchases shares of the corresponding portfolio at net asset value. The net asset value reflects the investment advisory fees and other expenses that are deducted from the assets of the portfolio. The advisory fees and other expenses are not fixed or specified under the terms of the policy and they may vary from year to year. Each Investment Division invests in Class B shares of the underlying portfolio. For each Investment Division, the fees and expenses of the underlying portfolio shown in this prospectus reflect the fees and expenses of the class of shares in which the Investment Division invests.

THE FIGURES IN THE FOLLOWING TABLE SHOW EXPENSE RATIOS FOR THE INDIVIDUAL
PORTFOLIOS FOR THE YEAR ENDED DECEMBER 31, 2003, EXCEPT WHERE OTHERWISE NOTED.

                              INDIVIDUAL PORTFOLIO
              COMPANY ANNUAL EXPENSES [TO BE UPDATED BY AMENDMENT]
                     (as a percentage of average net assets)

-------------------------------------------------- ------------ -------------- --------------- -----------------
                                                      Mgmt.                                          Total
                                                      and        Estimated                          Annual
                                                     Admin.     Distribution        Other          Portfolio
                                                      Fees*     (12b-1 Fee)**    Expenses***       Expenses
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/AIM Large Cap Growth Fund                         0.85%         0.08%            0%             0.93%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/AIM Small Cap Growth Fund                         0.95%         0.04%            0%             0.99%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Alger Growth Fund                                 0.88%         0.07%            0%             0.95%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Alliance Capital Growth Fund                      0.68%         0.03%            0%             0.71%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Eagle Core Equity Fund                            0.77%         0.04%            0%             0.81%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Eagle SmallCap Equity Fund                        0.85%         0.05%            0%             0.90%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/FMR Balanced Fund                                 0.80%         0.02%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/FMR Capital Growth Fund                           0.80%         0.02%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/JPMorgan International Value Fund                 0.92%          0%              0%             0.92%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Lazard Mid Cap Value Fund                         0.88%         0.09%            0%             0.97%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Lazard Small Cap Value Fund                       0.93%         0.07%            0%             1.00%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management S&P 500 Index Fund      0.39%         0.01%            0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management S&P 400 MidCap          0.39%         0.01%            0%             0.40%
   Index Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Small Cap Index
   Fund                                               0.39%         0.01%            0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Bond Index Fund         0.40%          0%              0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management International           0.45%          0%              0%             0.45%
   Index Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Enhanced S&P 500        0.58%         0.02%            0%             0.60%
   Stock Index Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Oppenheimer Global Growth Fund                    0.85%          0%              0%             0.85%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Oppenheimer Growth Fund                           0.80%          0%              0%             0.80%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/PIMCO Total Return Bond Fund                      0.60%          0%              0%             0.60%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam Equity Fund                                0.77%         0.07%            0%             0.84%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam International Equity Fund                  .93%          0.03%            0%             0.96%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam Midcap Growth Fund                         0.85%         0.06%            0%             0.91%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Putnam Value Equity Fund                          0.74%         0.05%            0%             0.79%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Salomon Brothers High Yield Bond Fund             0.60%          0%              0%             0.60%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Salomon Brothers Strategic Bond Fund              0.75%          0%              0%             0.75%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Salomon Brothers U.S. Government & Quality        0.58%          0%              0%             0.58%
   Bond Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Balanced Fund                              0.59%         0.01%            0%             0.60%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Global Growth Fund                         0.89%         0.05%            0%             0.94%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Large Cap Growth Fund                      0.78%         0.04%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
 JNL/Select Money Market Fund                         0.40%          0%              0%             0.40%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Select Value Fund                                 0.65%         0.03%            0%             0.68%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/T. Rowe Price Established Growth Fund             0.72%         0.03%            0%             0.75%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/T. Rowe Price Mid-Cap Growth Fund                 0.83%         0.01%            0%             0.84%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/T. Rowe Price Value Fund                          0.80%         0.02%            0%             0.82%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Communications          0.52%          0%            0.01%            0.53%
   Sector Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Consumer Brands         0.52%          0%            0.02%            0.54%
   Sector Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Energy Sector Fund      0.52%          0%            0.02%            0.54%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Financial Sector        0.52%          0%            0.01%            0.53%
   Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management                         0.52%          0%            0.02%            0.54%
   Pharmaceutical/Healthcare Sector Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management Technology Sector       0.52%          0%            0.01%            0.53%
   Fund
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management VIP Fund                0.52%          0%            0.05%            0.57%
-------------------------------------------------- ------------ -------------- --------------- -----------------
-------------------------------------------------- ------------ -------------- --------------- -----------------
JNL/Mellon Capital Management JNL 5 Fund              0.52%          0%            0.01%            0.53%
-------------------------------------------------- ------------ -------------- --------------- -----------------

* Certain funds pay Jackson National Asset Management, LLC, the adviser, an administrative fee for certain services provided to the fund by the adviser. The JNL/Select Global Growth Fund, the JNL/JPMorgan International Value Fund, the JNL/Oppenheimer Global Growth Fund, the JNL/Putnam International Equity Fund and all of the JNL/Mellon Capital Management Funds except the JNL/Mellon Capital Management S&P 500 Index Fund, JNL/Mellon Capital Management S&P 400 MidCap Index Fund, JNL/Mellon Capital Management Small Cap Index Fund, JNL/Mellon Capital Management Bond Index Fund, JNL/Mellon Capital Management Enhanced S&P 500 Stock Index Fund and the JNL/Mellon Capital Management Global 15 Fund pay an administrative fee of 0.15%; the JNL/Mellon Capital Management Global 15 Fund pays an administrative fee of 0.20%; the other funds pay an administrative fee of 0.10%. The Management and Administrative Fee and the Total Fund Annual Expenses columns in this table reflect the inclusion of any applicable administrative fee. The management fees shown in the table for the Mellon Capital Management funds are lower than the actual fees incurred in 2003, to reflect reductions in the contractual management fee rates.
** The Trustees of JNL Series Trust have adopted a Brokerage Enhancement Plan (the "Plan") in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940. The Plan uses the available brokerage commissions to promote services and the sale of shares of the Trust. The brokerage commission rates and amounts paid by the Trust are not expected to increase as a result of the Plan, the staff of the Securities and Exchange Commission has taken the position that commission amounts received under the Plan should be reflected as distribution expenses of the funds. The amounts listed as 12b-1 fees reflect the portion of the brokerage commissions paid to unaffiliated broker-dealers that are recaptured by the Trust and paid to the distributor to promote the service and sale of shares of the Trust. The distribution fee noted is an estimate in that it is not possible to determine with accuracy actual amounts that will be paid under the Plan to affiliated broker-dealers.
*** Other Expenses include the costs associated with license fees paid by certain funds and the fees and expenses of the disinterested Managers, their independent legal counsel and for a majority of the estimated expenses associated with the Chief Compliance Officer.

S&P NAME. "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500," "500," "Standard & Poor's MidCap 400" and "S&P MidCap 400" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Jackson National Life Insurance Company and its subsidiaries. These funds and the JNL/Mellon Capital Management The S&P(R) 10 Fund are not sponsored, endorsed, sold or promoted by Standard & Poor's, and Standard & Poor's makes no representation regarding the advisability of investing in these funds. Please see the Statement of Additional Information which sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P.

                             PURCHASE AND ALLOCATION

PURCHASING A POLICY. You may apply to purchase a policy by submitting a written application to us through an authorized sales representative. We will not issue a policy to insure people who are older than age 90. The minimum Specified Death Benefit is $100,000. Before we issue a policy, we require you to submit evidence of insurability satisfactory to us. Acceptance of your application is subject to our underwriting rules. We reserve the right to reject your application for any reason.

In general, we will issue your policy when we have determined that your application meets our underwriting requirements. We apply our customary underwriting standards to the proposed Insured. If on the Issue Date there are outstanding requirements that prevent us from placing your policy in force, coverage under your policy will not commence until all requirements are met. An example of an outstanding requirement is an amendment to your policy that requires your signature. We commence coverage of the Insured under the policy on the Policy Date, which generally is the later of (i) the Issue Date, (ii) the date on which we receive your first premium or (iii) the date that all requirements have been met or a date mutually agreed upon by us and the Owner. We will permit you to backdate the Policy Date of your policy up to six months before the Issue Date to save age. Backdating to save age can be advantageous because age is an individual characteristic that causes the cost of insurance charge to vary. You may be able to reduce the amount of your cost of insurance charge in backdating the Policy Date. At the same time, however, this increases the number of times the cost of insurance charge will have been deducted since the backdated Policy Date, which will reduce the value of your initial allocations. You should consult your sales representative for more information as to whether backdating to save age would be appropriate for you. The Policy Date determines Monthly Deduction days, Policy Months and Policy Years. If your Monthly Anniversary date is not a business day, the Monthly Deduction will occur on the next business day with an effective date equal to the Monthly Anniversary date.

If you pay a premium with your application, and your initial requested Specified Death Benefit is less than $500,000, we will offer the Insured temporary conditional insurance coverage during the underwriting process, subject to conditions. Some of the conditions include the following: all answers in materials submitted must be true, complete and accurate and you must never have been treated for, diagnosed with, or tested positive for a number of conditions. This temporary conditional insurance coverage is limited to $500,000, or the initial Specified Death Benefit applied for, whichever is less.

If we approve your application, we will begin to deduct policy charges as of the Policy Date. If we reject your application, we will not issue you a policy. We will return any premium you have paid, adding interest if, as, and at the rate, required in your state. We will not subtract any policy charges from the amount we refund to you.

PREMIUMS AND PREMIUM LIMITS. To place your policy in force, you generally must pay an initial premium. As described in "Planned Premium" below, we will send a notice prior to the planned premium date if you tell us that you plan to pay quarterly, semi-annually or annually. You may also pay premiums monthly or quarterly, including your initial premium, through EFT (Electronic Fund Transfers).

You may pay additional premium at any time, and in any amount, as long as your premium would not cause your policy to lose its life insurance status under the Code, as explained in "Federal Tax Considerations" beginning on page 47. Premiums must be sent to us at the address on the first page. Unless you request otherwise in writing, while your policy has an outstanding loan, we treat all payments received as new premium, except those received after interest is billed and before the Policy Anniversary. We may require satisfactory evidence of insurability before accepting any premiums that would increase the Net Amount at Risk. We reserve the right to refuse any premium payment less than $25 or limit the amount of premium payments.

Your policy is subject to premium payment maximums if you do not want your policy to become a "modified endowment contract" (MEC) under the Code as explained in "Federal Tax Considerations." Your policy may also be subject to premium payment maximums depending on the tax test you choose to be sure your policy satisfies the definition of a life insurance contract under the Code. You may choose either the Guideline Premium and Cash Value Corridor Test or the Cash Value Accumulation Test as your irrevocable tax test. The Cash Value Accumulation test does not impose a premium limitation. The Guideline Premium and Cash Value Corridor Test does not allow cumulative premium payments in excess of the Guideline Premium limitation. For more information, see "Death Benefit Options" on page ** and "Federal Tax Considerations" on page *.

We will monitor your premium payments and other policy transactions and notify you of potential adverse tax consequences. Any premium we receive more than 15 days prior to a Policy Anniversary in excess of your policy's maximums will be automatically returned to you. With your consent, we will hold any premium payments in excess of your policy's maximums received less than 15 days prior to a Policy Anniversary. We will not credit interest on a held premium payment, which will be deemed paid into your policy on the next Policy Anniversary for all calculations under the policy. If the held premium is in excess of your policy's maximums on the next Policy Anniversary, the excess will be returned to you. Alternatively, you could request to increase your Schedule of Specified Death Benefits, subject to evidence of insurability.

PLANNED PREMIUM. In your policy application, you will be asked to establish a schedule of "planned premium" payments by specifying the amount and frequency of such payments. You are not required to pay any planned premium. We will send you reminder notices prior to each planned payment date (except for those payments made in accordance with an EFT payment plan), which may be quarterly, semi-annually or annually, as specified by you. We reserve the right to stop sending such notices if no planned premiums are paid within any two consecutive Policy Years. You may change the amount or frequency of your planned premiums at any time by writing to us, subject to our consent.

Paying planned premiums does not guarantee that your policy will remain in force, even if you pay all planned premiums as scheduled. If the value of your policy is not sufficient to keep your Policy in force, you may need to change your planned payment schedule or make additional payments in order to keep your Policy in force, but paying planned premiums generally provides greater benefits than paying a lower amount of premium. And paying planned premiums also can help to keep your policy in force if your planned premium payments are at least as great as the Qualifying Monthly Premium Amount necessary to keep the GDB benefit in force. See "Guaranteed Death Benefit (GDB) Rider" on page 20.

ALLOCATION OF PREMIUM. Your Net Premiums are allocated to the Investment Divisions and the Fixed Account in the proportions that you have selected. We deduct the Premium Charges from your premium before allocation.

You must specify your allocation percentages in your application. Percentages must be in whole numbers and the total allocation must equal 100%. The minimum allocation percentage per allocation option is 1%. We will allocate any additional premiums according to those percentages until you give us new allocation instructions. You may add or delete Investment Divisions and/or the Fixed Account from your allocation instructions.

We will generally allocate your initial Net Premiums to the Fixed Account on the Commencement Date. (We will hold in our general account all premium payments made before the Commencement Date.) The Commencement Date is the date we place your policy in force after we have received: underwriting approval, any requirements outstanding after the Issue Date, and premium in an amount equal to or exceeding the minimum initial requirement. If outstanding requirements prevent us from placing your policy in force, the Commencement Date is postponed and your Net Premiums are not allocated until you satisfy the requirements. We do not credit any interest or earnings on premiums we receive before the Commencement Date.

Following the Commencement Date, amounts designated for the Fixed Account will remain in the Fixed Account until otherwise instructed by you, while amounts designated for the Investment Divisions will be reallocated in accordance with your then current allocation instructions on the Allocation Date. Any additional Net Premium we receive before the Allocation Date will also be allocated to the Fixed Account until the Allocation Date. The Allocation Date is generally the first business day on or after the fifth day following the Right to Examine Period for your policy, which is 10 days. See "Right to Examine the Policy" on page 41 for more information about the Right to Examine Period. Thus, since the Right to Examine Period is 10 days, the Allocation Date is generally 15 days after the Commencement Date. On the Allocation Date, we will transfer any amounts designated for the Investment Divisions (plus any interest credited thereto while held in the Fixed Account) to the applicable Investment Divisions. On Net Premiums allocated to the Fixed Account prior to the Allocation Date, we may credit a different interest rate, which will not be lower than 3%, on the portion designated to remain in the Fixed Account than on the portion designated for the Investment Divisions. Transfers on the Allocation Date will not count against the free transfer limit under your policy.

After the Allocation Date, we will generally allocate your additional Net Premium to the Investment Divisions and the Fixed Account as of the date your premium is received at our Service Center. If an additional premium would result in an increase in the Death Benefit and thus requires underwriting, we may delay allocation until we have completed underwriting. At that time, we will follow the allocation instructions in our file unless you send us new allocation instructions with your payment.

POLICY VALUE. Your Policy Value is the sum of the value of your interests in the Separate Account, the Fixed Account, and the Loan Account. Your Policy Value may increase or decrease daily to reflect the performance of the Investment Divisions you have chosen, the addition of interest credited to the Fixed Account and the Loan Account, the addition of Net Premium, and the subtraction of any partial surrenders. Your Policy Value is also subject to charges and deductions. See "Charges and Deductions" on page o. There is no minimum guaranteed Policy Value.

Valuations for initial premiums and subsequent premiums requiring underwriting are made on the date your Net Premium is allocated to the Investment Divisions and the Fixed Account, as described in "Allocation of Premiums" above. We will make all other valuations in connection with the policy on the day the premium or your transaction request is received at our Service Center, if that day is a Valuation Day. Otherwise, we make that determination on the next succeeding day that is a Valuation Day.

ACCUMULATION UNIT VALUE. We measure your Policy Value in the Separate Account by determining the value of the Accumulation Units that we credit to your policy. When you invest in an Investment Division, we credit your policy with Accumulation Units in that Investment Division. The number of Accumulation Units we credit equals the amount invested in the Investment Division divided by the value of the Investment Division's Accumulation Units on the Valuation Day that the allocation is made. The number of Accumulation Units we credit increases when premium is allocated to the Investment Division and amounts are transferred to the Investment Division, and loan repayments are transferred from the Loan Account to the Investment Divisions. The number decreases when certain charges are deducted from the Investment Division (for example, the cost of insurance charge, policy fee, administrative charge, and partial surrender fee), a loan is taken from the Investment Division, a transfer is made to another allocation option, or a partial surrender is made. However, these adjustments do not affect the value of an Accumulation Unit.

The value of an Accumulation Unit for each Investment Division varies to reflect the investment experience of the corresponding portfolio and the deduction of certain charges and expenses. We set the value of an Accumulation Unit at $10 when each Investment Division is established. Thereafter, on each Valuation Day, we determine the value of an Accumulation Unit for each of the Investment Divisions as follows:

     (1) Determine the total value of assets in the Investment Division;
     (2) Subtract from that amount the applicable Asset Based Risk Charge and the tax charge (if any); and
     (3) Divide the result by the number of outstanding Accumulation Units.

You should refer to the prospectuses for the portfolios for a description of how the assets of each portfolio are valued since that determination directly affects the investment experience of the corresponding Investment Division and, therefore, your Policy Value.

TRANSFER OF POLICY VALUE. You may request a transfer of Policy Value among the Investment Divisions and the Fixed Account in writing, by telephone, or via the Internet after the Allocation Date. You may transfer all or a portion of your value from one Investment Division to another Investment Division or to the Fixed Account. You may make one transfer from the Fixed Account to the Investment Divisions each Policy Year. This amount transferred from the Fixed Account may not exceed the greater of $1,000 (or the Fixed Account value, if less), the amount transferred out of the Fixed Account in the prior year, or 25% of your value in the Fixed Account. However, transfers under our dollar cost averaging and rebalancing programs are not subject to these limits. See "Dollar Cost Averaging" on page 23 and "Rebalancing" on page 24.

As a general rule, we will only make transfers on Valuation Days. If we receive your request in Good Order before the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) on a Valuation Day, we generally make the transfer that day. Otherwise, we will make the transfer on the next day that is a Valuation Day. We process transfers at the price next computed after we receive your transfer request.

We charge $25 for each transfer in excess of 15 during a Policy Year, which is exclusive of any Allocation Date transfers. In addition, transfers pursuant to dollar cost averaging or rebalancing are free and do not count against the number of free transfers. We may modify or terminate transfer privileges if we determine, in our sole discretion, that the exercise of that privilege by one or more Owners is or would be to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent the use of the transfer privilege that we consider to be possibly to the disadvantage of the Owner or other Owners. Restrictions could include, but are not limited to:

     o    A requirement for a minimum time period between transfers;

     o Not accepting transfer requests of a sales representative acting on behalf of more than one Owner (in which case, we will notify the person making the request by telephone or in writing of our decision not to accept the transfer requests - the notice will generally be given the same day as the request was made); or

     o    Limiting the dollar amount you may transfer at one time.

If we identify a pattern of frequent trading in and out of the Investment Divisions, we will place the account on a watch list and if the trading pattern continues we may terminate the transfer privileges or terminate electronic or telephone transfer privileges or require the transfer instructions to be mailed through regular US postal service, as necessary. We do not exempt any person or class of persons from this policy. We reserve the right to change, terminate, limit, or suspend the transfer provisions at any time. If we limit the transfer privileges, you may need to make a partial surrender to access the Policy Value in the Investment Division from which you sought a transfer. We will notify you and your representative in writing within 1-5 days after the pattern of frequent trading is identified.

We will restrict round trip transfers made within 15 calendar days. We will allow redemptions from an Investment Division-, however, once a complete or partial redemption has been made from an Investment Division through an Investment Division transfer, you will not be permitted to transfer contract value back into that Investment Division within 15 calendar days of the redemption. Conversely, if you transfer Policy Value to an Investment Division, redemption from that Investment Division will not be permitted within 15 calendar days of the purchase. This restriction will not apply to the money market Investment Division, the Fixed Accounts, Dollar Cost Averaging or the Automatic Rebalancing program. We will treat as short-term trading activity any transfer that is requested into an Investment Division that was previously redeemed within the previous 15 days whether the transfer was requested by you or a third party. This restriction is designed to prevent abusive trading practices. If we determine that our goal of curtailing abusive trading practices is not being fulfilled, we may amend or replace the procedure described above without prior notice. We will consider waiving the procedure described above for unanticipated financial emergencies. Please contact our Service Center if your transfer request entails what you believe is a financial emergency.

TRANSFERS AUTHORIZED BY TELEPHONE OR THE INTERNET. You can request certain transactions by telephone or at www.jnlny.com, our Internet Web site, subject to our right to terminate electronic or telephone transfer privileges, as described above. Our Customer Service representatives are available during business hours to provide you with information about your account. We require that you provide proper identification before performing transactions over the telephone or through our Internet Web site. For Internet transactions, this will include a Personal Identification Number (PIN). You may establish or change your PIN at www.jnlny.com.

You may make transfers by telephone or through the Internet. Any authorization you provide to us in the application, at our Web site, or through other means will authorize us to accept transaction instructions, including Investment Division transfers/allocations, by you and your financial representative unless you notify us to the contrary. To notify us, please call us at the Service Center number listed on the first page.

When authorizing a transfer, you must complete your transfer request by the close of the New York Stock Exchange (usually 4:00 p.m. Eastern time) in order to receive that day's accumulation unit value for an Investment Division.

Transfer instructions you send electronically are considered to be received by us at the time and date stated on the electronic acknowledgement we return to you. If the time and date indicated on the acknowledgement is before the close of the New York Stock Exchange, the instructions will be carried out that day. Otherwise the instructions will be carried out the next business day. We will retain records of all Web-based transactions by confirmation number. If you do not receive an electronic acknowledgement, you should telephone our Service Center immediately.

Telephone or Internet transfer requests may currently only be cancelled by calling the Service Center before the close of the New York Stock Exchange on the day the transaction will be processed. Our procedures are designed to provide reasonable assurance that telephone or any other electronic authorizations are genuine. Our procedures include requesting identifying information and tape-recording telephone communications and other specific details. We and our affiliates disclaim all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a transaction requested by telephone or other electronic means that you did not authorize. However, if we fail to employ reasonable procedures to ensure that all requested transactions are properly authorized, we may be held liable for such losses.

We do not guarantee access to telephonic and electronic information or that we will be able to accept transaction instructions via the telephone or electronic means at all times. We also reserve the right to modify, limit, restrict, or discontinue at any time and without notice the acceptance of instructions from someone other than you and/or this telephonic and electronic transaction privilege. Elections of any optional benefit or program must be in writing and will be effective on the next Monthly Anniversary upon receipt of the request in good order. Some optional benefits may require underwriting and will be effective on the next Monthly Anniversary following underwriting approval.

Upon notification of the Owner's death, any telephone transfer authorization, other than by the surviving joint Owners, designate by the Owner ceases, and we will not allow such transactions unless the executor/representative provides written authorization for a person or persons to act on the executor's/representative's behalf.

DOLLAR COST AVERAGING. Under our dollar cost averaging program, you may authorize periodic transfers of a fixed dollar amount between or among the Investment Divisions and the Fixed Account. The minimum transfer amount of the dollar cost averaging program is $100, and transfers may occur monthly, quarterly, semi-annually, or annually. The minimum initial balance of your allocation option from which transfers will be made is $5,000. Dollar cost averaging and rebalancing are mutually exclusive; you cannot select both.

The theory of dollar cost averaging is that by spreading your investment over time, you may be able to reduce the effect of transitory market conditions on your investment. In addition, because a given dollar amount purchases more units when the unit prices are relatively low rather than when the prices are higher, in a fluctuating market, the average cost per unit may be less than the average of the unit prices on the purchase dates. However, participation in this program does not assure you of a greater profit from your purchases under the program, nor will it prevent or necessarily reduce losses in a declining market. Moreover, while we refer to this program of periodic transfers generally as dollar cost averaging, periodic transfers from an Investment Division with more volatile performance experience is unlikely to produce the desired effects of dollar cost averaging as would transfers from a less volatile Investment Division.

Your request to participate in this program will be effective when we receive your completed request form at our Service Center. Call or write us for a copy of the request form and additional information concerning the program. We may change, terminate, limit, or suspend dollar cost averaging at any time.

REBALANCING. Rebalancing allows you to readjust the percentage of your Policy Value allocated to each Investment Division to maintain a pre-set level of investment in various market segments. Over time, the variations in each Investment Division's investment results will shift the balance of your Policy Value allocations. Under the rebalancing program, we automatically transfer your Policy Value, back to the percentages you specify in accordance with procedures and requirements that we establish. Restrictions on transfers from the Fixed Account will not apply to rebalancing. Dollar cost averaging and rebalancing are mutually exclusive; you cannot select both.

You may request rebalancing when you apply for your policy or by submitting a completed Written Request to us at our Service Center. Please call or write us for a copy of the request form and additional information concerning rebalancing.

Rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Policy Value allocated to the better performing segments. Other investment programs, such as the dollar cost averaging program, may not work in concert with rebalancing. Therefore, you should monitor your use of these programs, as well as other transfers or partial surrenders, while rebalancing is being used. We may change, terminate, limit, or suspend rebalancing at any time.

                              THE SEPARATE ACCOUNT

THE PORTFOLIOS. The Separate Account is divided into Investment Divisions. Each Investment Division invests in shares of one of the portfolios. Each portfolio is a separate investment series of JNL(R) Series Trust or JNL Variable Fund LLC, each an open-end management investment company registered under the 1940 Act. We briefly describe the portfolios below. You should read the current prospectuses for the portfolios for more detailed and complete information concerning the portfolios, their investment objectives and strategies, and the investment risks associated with the portfolios. If you do not have a prospectus for a portfolio, contact us and we will send you a copy.

Each portfolio holds its assets separately from the assets of the other portfolios, and each portfolio has its own distinct investment objective and policies. Each portfolio operates as a separate investment fund and the income, gains, and losses of one portfolio generally have no effect on the investment performance of any other portfolio.

                          [TO BE UPDATED BY AMENDMENT]

===================================== ========================================== ==========================
                                                                                  INVESTMENT ADVISER (AND
            NAME OF FUND                        INVESTMENT OBJECTIVE                   SUB-ADVISER)
===========================================================================================================
JNL SERIES TRUST
-----------------------------------------------------------------------------------------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/AIM Large Cap Growth Fund         Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets (net  Management, LLC (and AIM
                                      assets plus the amount of any borrowings   Capital Management, Inc.)
                                      for investment purposes) in securities of
                                      large-capitalization companies.
------------------------------------ ------------------------------------------- --------------------------
------------------------------------ ------------------------------------------- --------------------------
JNL/AIM Small Cap Growth Fund         Seeks long-term growth of capital by       Jackson National Asset
                                      normally investing at least 80% of its     Management, LLC (and AIM
                                      assets (net assets plus the amount of any  Capital Management, Inc.)
                                      borrowings for investment purposes) in
                                      securities of small-cap companies.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Alger Growth Fund                 Seeks long-term capital appreciation by    Jackson National Asset
                                      investing at least 65% of its total        Management, LLC (and
                                      assets in a diversified portfolio of       Fred Alger Management,
                                      equity securities - common stock,          Inc.)
                                      preferred stock, and securities
                                      convertible into or exchangeable for
                                      common stock - of large companies which
                                      trade on U.S. exchanges or in the U.S.
                                      over-the-counter market.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Alliance Capital Growth Fund      Seeks long-term growth of capital by       Jackson National Asset
                                      investing primarily in a diversified       Management, LLC (and
                                      portfolio of common stocks or securities   Alliance Capital
                                      with common stock characteristics that     Management L.P.)
                                      the sub-adviser believes have the
                                      potential for capital appreciation,
                                      which include securities convertible
                                      into or exchangeable for common stock.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Eagle Core Equity Fund            Seeks long-term capital appreciation       Jackson National Asset
                                      and, secondarily, current income by        Management, LLC (and
                                      investing at least 80% of its assets       Eagle Asset Management,
                                      (net assets plus the amount of any         Inc.)
                                      borrowings for investment purposes) in a
                                      diversified portfolio of common stock of
                                      U.S. companies that meet the criteria
                                      for one of three separate equity
                                      strategies: the growth equity strategy,
                                      the value equity strategy and the equity
                                      income strategy.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Eagle SmallCap Equity Fund        Seeks long-term capital appreciation by    Jackson National Asset
                                      investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Eagle Asset Management,
                                      borrowings for investment purposes) in a   Inc.)
                                      diversified portfolio of equity
                                      securities of U.S. companies with market
                                      capitalizations in the range of
                                      securities represented by the Russell
                                      2000(R)Index.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/FMR Balanced Fund                 Seeks income and capital growth,           Jackson National Asset
                                      consistent reasonable risk by investing    Management, LLC (and
                                      60% of its assets in securities and the    Fidelity Management &
                                      remainder in bonds and other debt          Research Company)
                                      securities.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/FMR Capital Growth Fund           Seeks long-term growth of capital by       Jackson National Asset
                                      investing in medium-sized companies.       Management, LLC (and
                                                                                 Fidelity Management &
                                                                                 Research Company)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/JPMorgan International Value      Seeks high total return from a portfolio   Jackson National Asset
Fund                                  of equity securities of foreign            Management, LLC (and
                                      companies in developed and, to a lesser    J.P. Morgan Investment
                                      extent, developing markets.                Management, Inc.)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Lazard Mid Cap Value Fund         Seeks capital appreciation by investing    Jackson National Asset
                                      at least 80% of its assets (net assets     Management, LLC (and
                                      plus the amount of any borrowings for      Lazard Asset Management)
                                      investment purposes) in a
                                      non-diversified portfolio of equity
                                      securities of U.S. companies with market
                                      capitalizations in the range of
                                      companies represented in the Russell Mid
                                      Cap Index and that the sub-adviser
                                      believes are undervalued based on their
                                      return on equity.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Lazard Small Cap Value Fund       Seeks capital appreciation by investing    Jackson National Asset
                                      at least 80% of its assets (net assets     Management, LLC (and
                                      plus the amount of any borrowings for      Lazard Asset Management)
                                      investment purposes) in a
                                      non-diversified portfolio of equity
                                      securities of U.S. companies with market
                                      capitalizations in the range of
                                      companies represented by the Russell
                                      2000(R)Index that the sub-adviser
                                      believes are undervalued based on their
                                      return on equity.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management S&P     Seeks to match the performance of the      Jackson National Asset
500 Index Fund                        S&P 500(R) Index to provide long-term      Management, LLC (and
                                      capital growth by investing in             Mellon Capital
                                      large-capitalization company securities.   Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management S&P     Seeks to match the performance of the      Jackson National Asset
400 MidCap Index Fund                 S&P 400(R) Index to provide long-term      Management, LLC (and
                                      capital growth by investing in equity      Mellon Capital
                                      securities of medium capitalization        Management Corporation)
                                      weighted domestic corporations.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks to match the performance of the      Jackson National Asset
Small Cap Index Fund                  Russell 2000(R) Index to provide long-term Management, LLC (and
                                      growth of capital by investing in equity   Mellon Capital securities
                                      of small- to mid-size domestic             Management Corporation)
                                      corporations.

------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management Bond    Seeks to match the performance of the      Jackson National Asset
Index Fund                            Lehman Brothers Aggregate Bond Index to    Management, LLC (and
                                      provide a moderate rate of income by       Mellon Capital
                                      investing in domestic fixed-income         Management Corporation)
                                      investments.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks to match the performance of the      Jackson National Asset
International Index Fund              Morgan Stanley Capital International       Management, LLC (and
                                      Europe Australasia Far East Free Index     Mellon Capital
                                      to provide long-term capital growth by     Management Corporation)
                                      investing in international equity
                                      securities attempting to match the
                                      characteristics of each country within the
                                      index.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks to exceed the performance of the     Jackson National Asset
Enhanced S&P 500 Stock Index Fund     S&P 500 Index by tilting towards stocks    Management, LLC (and
                                      having higher expected return while        Mellon Capital
                                      maintaining overall index characteristics. Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Oppenheimer Global Growth Fund    Seeks capital appreciation by investing    Jackson National Asset
                                      primarily in common stocks of companies    Management, LLC (and
                                      in the U.S. and foreign countries. The     OppenheimerFunds, Inc.)
                                      Fund can invest without limit in foreign
                                      securities and can invest in any
                                      country, including countries with
                                      developed or emerging markets.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Oppenheimer Growth Fund           Seeks capital appreciation by investing    Jackson National Asset
                                      mainly in common stocks of "growth         Management, LLC (and
                                      companies."  The Fund currently focuses    OppenheimerFunds, Inc.)
                                      on stocks of companies having a large
                                      capitalization (currently more than $12
                                      billion) or mid-capitalization ($2
                                      billion to $12 billion), but this focus
                                      could change over time as well as the
                                      companies the Fund considers to be
                                      currently large and mid-capitalization.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/PIMCO Total Return Bond Fund      Seeks maximum total return, consistent     Jackson National Asset
                                      with the preservation of capital and       Management, LLC (and
                                      prudent investment management, by          Pacific Investment
                                      normally investing at least 80% of its     Management Company LLC)
                                      assets (net assets plus the amount of
                                      any borrowings for investment purposes)
                                      in a diversified portfolio of
                                      investment-grade, fixed-income
                                      securities of U.S. and foreign issuers
                                      such as government, corporate, mortgage-
                                      and other asset-backed securities and
                                      cash equivalents.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam Equity Fund                Seeks long-term capital growth by          Jackson National Asset
                                      investing primarily in a diversified       Management, LLC (and
                                      portfolio of common stock of domestic,     Putnam Investment
                                      large-capitalization companies. However,   Management, Inc.)
                                      the Fund may also invest in preferred
                                      stocks, bonds, convertible preferred
                                      stock and convertible debentures if the
                                      sub-adviser believes that they offer the
                                      potential for capital appreciation.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam International Equity Fund  Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Putnam Investment
                                      borrowings for investment purposes) in a   Management, Inc.)
                                      diversified portfolio consisting
                                      primarily of common stocks of non-U.S.
                                      companies. The Fund invests in foreign
                                      securities that the sub-adviser believes
                                      offer significant potential for
                                      long-term appreciation.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam Midcap Growth Fund         Seeks capital appreciation by investing    Jackson National Asset
                                      mainly in common stocks of U.S.            Management, LLC (and
                                      mid-capitalization companies of a          Putnam Investment
                                      similar size to those in the Russell       Management, Inc.)
                                      MidCap(R) Growth Index, with a focus on
                                      growth stocks which are stocks whose
                                      earnings the sub-adviser believes are
                                      likely to grow faster than the economy
                                      as a whole.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Putnam Value Equity Fund          Seeks capital growth, with income as a     Jackson National Asset
                                      secondary objective, by investing          Management, LLC (and
                                      primarily in a diversified portfolio of    Putnam Investment
                                      equity securities of domestic,             Management, Inc.)
                                      large-capitalization companies. At least
                                      80% of its assets (net assets plus the
                                      amount of any borrowings for investment
                                      purposes) will be invested, under normal
                                      market conditions, in equity securities.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Salomon Brothers High Yield       Seeks a high level of current income,      Jackson National Asset
Bond Fund                             with capital appreciation as a secondary   Management, LLC (and
                                      objective, by investing at least           Salomon Brothers Asset
                                      80% of  its assets (net assets plus the    Management Inc.)
                                      amount of  any borrowings for investment
                                      purposes) in high-yield, high-risk debt
                                      securities ("junk bonds") and related
                                      investments and may invest in securities
                                      of foreign insurers.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Salomon Brothers Strategic        Seeks a high level of current income,      Jackson National Asset
Bond Fund                             with capital appreciation as a secondary   Management, LLC (and
                                      objective, by investing at least 80% of    Salomon Brothers Asset
                                      its assets (net assets plus the amount of  Management Inc.)
                                      any borrowings for investment purposes)
                                      in a globally diverse portfolio of
                                      fixed-income investments.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Salomon Brothers U.S.             Seeks a high level of current income by    Jackson National Asset
Government & Quality Bond Fund        investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Salomon Brothers Asset
                                      borrowings for investment purposes) in:    Management Inc.)
                                      (i) U.S. Treasury obligations; (ii)
                                      obligations issued or guaranteed by
                                      agencies or instrumentalities of the
                                      U.S. Government which are backed by
                                      their own credit and may not be backed
                                      by the full faith and credit of the U.S.
                                      Government; and (iii) mortgage-backed
                                      securities guaranteed by the Government
                                      National Mortgage Association that are
                                      supported by the full faith and credit
                                      of the U.S. Government.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Balanced Fund              Seeks reasonable income and long-term      Jackson National Asset
                                      capital growth by investing primarily in   Management, LLC (and
                                      a diversified portfolio of common stock    Wellington Management
                                      and investment grade fixed-income          Company, LLP)
                                      securities, but may also invest up to
                                      15% of its assets in foreign equity and
                                      fixed income securities.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Global Growth Fund         Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets       Management, LLC (and
                                      (net assets plus the amount of any         Wellington Management
                                      borrowings for investment purposes) in a   Company, LLP)
                                      diversified portfolio of equity
                                      securities of foreign and domestic
                                      issuers.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Large Cap Growth Fund      Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 80% of its assets (net  Management, LLC (and
                                      assets plus the amount of any borrowings   Wellington Management
                                      for investment purposes) in a diversified  Company, LLP)
                                      portfolio of common stocks of large U.S.
                                      companies selected for their growth
                                      potential.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Money Market Fund          Seeks a high level of current income as    Jackson National Asset
                                      is consistent with the preservation of     Management, LLC (and
                                      capital and maintenance of liquidity by    Wellington Management
                                      investing in high quality, short-term      Company, LLP)
                                      money market instruments.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Select Value Fund                 Seeks long-term growth of capital by       Jackson National Asset
                                      investing at least 65% of its total        Management, LLC (and
                                      assets in common stocks of domestic        Wellington Management
                                      companies, focusing on companies with      Company, LLP)
                                      large market capitalizations.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/T. Rowe Price Established         Seeks long-term growth of capital and      Jackson National Asset
Growth Fund                           increasing dividend income by investing    Management, LLC (and T.
                                      primarily in a diversified portfolio of    Rowe Price Associates,
                                      common stocks of well-established U.S.     Inc.)
                                      growth companies.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/T. Rowe Price Mid-Cap Growth      Seeks long-term growth of capital by       Jackson National Asset
Fund                                  normally investing at least 80% of its     Management, LLC (and T.
                                      assets (net assets plus the amount of any  Rowe Price Inc.)
                                      Associates, borrowings for investment
                                      purposes) in a diversified portfolio
                                      of common stocks of medium-sized (mid-cap)
                                      U.S. companies which the sub-adviser
                                      expects to grow at a faster rate than the
                                      average company.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/T. Rowe Price Value Fund          Seeks long-term capital appreciation by    Jackson National Asset
                                      investing in common stocks believed to     Management, LLC (and T.
                                      be undervalued.  Income is a secondary     Rowe Price Associates,
                                      objective.  In taking a value approach     Inc.)
                                      to investment selection, at least 65% of
                                      its total assets will be invested in
                                      common stocks the portfolio manager
                                      regards as undervalued.
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL VARIABLE FUND LLC
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Communications Sector Fund            of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Consumer Brands Sector Fund           of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Energy Sector Fund                    of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Financial Sector Fund                 of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Pharmaceutical/Healthcare Sector      of capital appreciation and dividend       Management, LLC (and
Fund                                  income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management         Seeks total return through a combination   Jackson National Asset
Technology Sector Fund                of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management VIP     Seeks total return by investing in the     Jackson National Asset
Fund                                  common stocks of companies that are        Management, LLC (and
                                      identified by a model based on six         Mellon Capital
                                      separate specialized strategies.           Management Corporation)
------------------------------------- ------------------------------------------ --------------------------
------------------------------------- ------------------------------------------ --------------------------
JNL/Mellon Capital Management JNL     Seeks total return through a combination   Jackson National Asset
5 Fund                                of capital appreciation and dividend       Management, LLC (and
                                      income.                                    Mellon Capital
                                                                                 Management Corporation)
------------------------------------- ------------------------------------------ --------------------------

The investment objectives and policies of certain of the portfolios are similar to the investment objectives and policies of other mutual funds that the portfolio's investment sub-advisers also manage. Although the objectives and policies may be similar, the investment results of the portfolios may be higher or lower than the investment results of those other mutual funds. We cannot guarantee, and make no representation, that the investment results of similar portfolios will be comparable even though the portfolios have the same investment advisers. The portfolios described are available only through variable annuity and variable life Contracts issued by Jackson National NY. Shares of the portfolios may also be sold directly to qualified retirement plans. They are NOT offered or made available to the general public directly.

A portfolio's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a portfolio with a small asset base. A portfolio may not experience similar performance as its assets grow.

You should read the prospectuses for the JNL Series Trust and JNL Variable Fund LLC carefully before investing. Additional portfolios and Investment Divisions may be available in the future.

We automatically reinvest all dividends and capital gains distributions from a portfolio in shares of that portfolio at net asset value. The income and realized and unrealized gains or losses on the assets of each Investment Division are separate and are credited to or charged against the particular Investment Division without regard to income, gains or losses from any other Investment Division or from any other part of our business. We use the Net Premium you allocate to an Investment Division to purchase shares in the corresponding portfolio and redeem shares in the portfolios to meet policy obligations. The portfolios are required to redeem their shares at net asset value and to make payment within seven days.

Certain portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same portfolio. Although neither we nor any of the portfolios currently foresee any such disadvantages either to variable life insurance or variable annuity contract owners, each portfolio's board of directors intends to monitor events in order to identify any material conflicts between variable life and variable annuity contract owners and to determine what action, if any, should be taken in response thereto. If a board of directors were to conclude that separate investment funds should be established for variable life and variable annuity separate accounts, Owners will not bear the related expenses.

VOTING PRIVILEGES. As a general matter, you do not have a direct right to vote the shares of the portfolios held by the Investment Divisions to which you have allocated your Policy Value. Under current interpretations, however, you are entitled to give us instructions on how to vote those shares with respect to certain matters. We will notify you when your instructions are needed and will provide proxy materials or other information to assist you in understanding the issues. We determine the number of votes for which you may give voting instructions as of the record date set by the relevant portfolio for the shareholder meeting at which the vote will occur.

As a general rule, you are the person entitled to give voting instructions. However, if you assign your policy, the assignee may be entitled to give voting instructions. Retirement plans may have different rules for voting by plan participants. If you send us written voting instructions, we follow your instructions in voting the portfolio shares attributable to your policy. If you do not send us written instructions, we vote the shares attributable to your policy in the same proportion as we vote the shares for which we have received instructions from other Owners. We vote shares that we hold in the same proportion as we vote the shares for which we have received instructions from Owners.

We may, when required by state insurance regulatory authorities, disregard Owner voting instructions if the instructions require that the shares be voted so as to cause a change in the sub-classification or investment objective of one or more of the portfolios or to approve or disapprove an investment advisory contract for one or more of the portfolios.

In addition, we may disregard voting instructions in favor of changes initiated by Owners to the investment objectives or the investment adviser of the portfolios if we reasonably disapprove of the proposed change. We would disapprove a proposed change only if the proposed change is contrary to state law or prohibited by state regulatory authorities or we reasonably conclude that the proposed change would not be consistent with the investment objectives of the portfolio or would result in the purchase of securities for the portfolio that vary from the general quality and nature of investments and investment techniques utilized by the portfolio. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report to you.

This description reflects our view of currently applicable law. If the law changes or our interpretation of the law changes, we may decide that we are permitted to vote the portfolio shares without obtaining instructions from our Owners and we may choose to do so.

ADDITIONS, DELETIONS, AND SUBSTITUTIONS OF SECURITIES. If the shares of any of the portfolios are no longer available for investment by the Separate Account or if, in our judgment, further investment in the shares of a portfolio is no longer preferred, we may add or substitute shares of another portfolio or mutual fund for portfolio shares already purchased or to be purchased in the future. Any substitution will comply with the requirements of the 1940 Act.

We also reserve the right to make the following changes in the operation of the Separate Account and the Investment Divisions:

     (a)  to operate the Separate Account in any form permitted by law;

     (b) to take any action necessary to comply with applicable law or obtain and continue any exemption from applicable laws;

     (c) to transfer assets from one Investment Division to another, or from any Investment Division to our general account;

     (d)  to add,  combine,  or  remove  Investment  Divisions  in the  Separate
          Account;

     (e) to change the way in which we assess charges, as long as the charges do not exceed the maximum guaranteed charges under the policies; and

     (f) to assess a charge for taxes attributable to the operations of the Separate Account or for other taxes.

If we take any of these actions, we will comply with the then applicable legal requirements.

                                THE FIXED ACCOUNT

If you select the Fixed Account, your money will be placed with Jackson National NY's other assets. The Fixed Account is not registered with the SEC and the SEC does not review the information we provide to you about the Fixed Account. Your policy contains a more complete description of the fixed accounts.

THE PORTION OF THE POLICY RELATING TO THE FIXED ACCOUNT IS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 ("1933 ACT") AND THE FIXED ACCOUNT IS NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE 1940 ACT. ACCORDINGLY, NEITHER THE FIXED ACCOUNT NOR ANY INTERESTS IN THE FIXED ACCOUNT ARE SUBJECT TO THE PROVISIONS OR RESTRICTIONS OF THE 1933 ACT OR THE 1940 ACT, AND THE DISCLOSURE REGARDING THE FIXED ACCOUNT HAS NOT BEEN REVIEWED BY THE STAFF OF THE SECURITIES AND EXCHANGE COMMISSION. THE STATEMENTS ABOUT THE FIXED ACCOUNT IN THIS PROSPECTUS MAY BE SUBJECT TO GENERALLY APPLICABLE PROVISIONS OF THE FEDERAL SECURITIES LAWS REGARDING ACCURACY AND COMPLETENESS.

You may allocate part or all of your Net Premium to the Fixed Account at any time while your policy is in force. With the Fixed Account, we will guarantee the amounts allocated (but deductions will lower the amount of the guarantee) and the crediting of a minimum rate of interest. From time to time and at our sole discretion we may set a higher current interest rate applicable to premium and transfers allocated to the Fixed Account during a Policy Year. We may declare different rates for amounts that are allocated to the Fixed Account at different times. The rate will be re-set on the Policy Anniversary. All monies in the Fixed Account will be re-set to the same rate on the Policy Anniversary. We determine interest rates in accordance with a variety of factors.

Amounts allocated to the Fixed Account are part of the general account of Jackson National NY. We invest the assets of the general account in accordance with applicable laws governing the investments of insurance company general accounts.

We may delay payment of partial surrenders from the Fixed Account for up to 6 months from the date we receive your written partial surrender request. We pay interest on the deferred amount at such rate as may be required by the applicable state or jurisdiction.

                           POLICY BENEFITS AND RIGHTS

DEATH BENEFIT. While your policy is in force, we will pay the Death Benefit Proceeds upon the Insured's death. We will pay the Death Benefit Proceeds to the named beneficiary(ies) or, if none survives, to the contingent beneficiary(ies). We will pay the Death Benefit Proceeds in a lump sum.

The Death Benefit Proceeds payable to the beneficiary equal the applicable Death Benefit, less any Debt and less any due and unpaid charges. The amount of Death Benefit is based on the Death Benefit Option you have selected, any increases or decreases in the Specified Death Benefit, and in some instances your Policy Value. The Death Benefit Proceeds may be increased if you have added a rider providing optional insurance benefits. Please see "Optional Insurance Benefits" beginning on page 34.

We will calculate the Death Benefit Proceeds, including any optional insurance benefits added to your policy as of the end of the Valuation Period during which we receive due proof of death from the beneficiary of record (if there are multiple beneficiaries, we will calculate the Death Benefit Proceeds when we receive completed claim forms and due proof of death from the first beneficiary). The beneficiary will be unable to change the Policy Value's allocation before we calculate and pay the Death Benefit Proceeds; Deductions will continue to be taken until we have received due proof of death. We will usually pay the Death Benefit Proceeds within seven days after we have received due proof of death and all other requirements we deem necessary have been satisfied. Beyond seven days, from due proof of death until payment, the Death Benefit Proceeds will earn interest at a rate set by the state where you purchased the policy.

DEATH BENEFIT OPTIONS.  You may choose one of three Death Benefit options:

     OPTION A: the Death Benefit is the greater of: (a) the Specified Death Benefit of the policy; or (b) the Minimum Death Benefit. Option A is designed to provide a specific amount of Death Benefit that generally does not vary with changes in the Policy Value. As your Policy Value increases, the Net Amount at Risk under your policy generally decreases, unless your Policy Value is sufficiently large to require that the Death Benefit be determined using the Minimum Death Benefit.

     OPTION B: the Death Benefit is the greater of (a) the Specified Death Benefit plus the Policy Value; or (b) the Minimum Death Benefit. Under Option B, the amount of the Death Benefit generally increases to reflect increases in the Policy Value. Under this option your policy generally involves a constant Net Amount at Risk.

     OPTION C: the Death Benefit is the greater of: (a) the Specified Death Benefit plus the greater of (i) the sum of all premiums paid minus all prior partial surrenders (including any applicable charges) or (ii) zero, or (b) the Minimum Death Benefit. Under this Option, your Death Benefit generally varies as you pay premiums and take partial surrenders.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit used in the Death Benefit formulas under the policy equals the Policy Value multiplied by the applicable Minimum Death Benefit percentage. We set forth the applicable Minimum Death Benefit percentages in the policy, which are based upon the age of the Insured and depend on the tax test you choose as described below. While the policy is in force, we guarantee that the Death Benefit will not be less than the greater of the current Specified Death Benefit or the Minimum Death Benefit.

There are two tax tests, which generally require that a policy have a significant element of life insurance (the Minimum Death Benefit) and not be primarily an investment vehicle. Your tax test choice is irrevocable and between the following:

             * the Cash Value Accumulation Test; and

             * the Guideline Premium and Cash Value Corridor Test.

The Cash Value Accumulation Test determines the Minimum Death Benefit by multiplying a policy's value by a percentage determined by methodology set out in the federal tax regulations. The percentage depends on an insured's age, sex, and underwriting risk classification. Under the Cash Value Accumulation Test, there is no limit to the amount that may be paid in premiums so long as there is a sufficient death benefit in relation to the policy's value at all times.

The Guideline Premium and Cash Value Corridor Test determines the Minimum Death Benefit and Guideline Premium by comparing a policy's death benefit to an applicable percentage of its cash value. These percentages are set out in the Code and vary by the insured's age.

Since the cost of insurance charge is based upon the Net Amount at Risk, it generally is less under a policy with an Option A Death Benefit than one with an Option B Death Benefit. As a result, if the Investment Divisions you select experience favorable investment results, your Policy Value tends to increase faster under Option A than under Option B, but the Death Benefit under Option B increases or decreases directly with changes in the Policy Value. Thus, you may prefer Option A if you are more interested in the possibility of increasing your Policy Value based upon favorable investment experience, while you may prefer Option B if your are seeking to increase Death Benefits. Option C may be preferable if you want a Death Benefit that would include a return of premium paid (less partial surrenders).

EXAMPLE: If you choose the Guideline Premium and Cash Value Corridor Test as your tax test, under an Option A policy, an increase in the Policy Value due to favorable investment experience may increase the Death Benefit above the Specified Death Benefit, and a decrease in Policy Value due to unfavorable investment experience may decrease the Death Benefit (but not below the Specified Death Benefit).

------------------------------------- ----------------------- ------------------
                                                A                      B
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Specified Death Benefit                      $200,000              $200,000
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Death Benefit Option                            A                      A
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Insured's Age                                   50                    50
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Policy Value                                 $115,000               $95,000
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Applicable Minimum Death Benefit               185%                  185%
Percentage
------------------------------------- ----------------------- ------------------
------------------------------------- ----------------------- ------------------
Death Benefit                                $212,750              $200,000
------------------------------------- ----------------------- ------------------

Under column A, the Death Benefit equals $212,750, i.e., the greater of $200,000 (the Specified Death Benefit) and $212,750 (the Policy Value of $115,000, multiplied by the Minimum Death Benefit percentage of 185%). Under column B, the Death Benefit is $200,000, i.e., the greater of $200,000 (the Specified Death Benefit) and $175,750 (the Policy Value of $95,000 multiplied by the Minimum Death Benefit percentage of 185%). This amount, less any Debt and unpaid charges, constitutes the Death Benefit Proceeds that we would pay to the beneficiary.

CHANGES IN DEATH BENEFIT OPTION. Subject to our consent, after the first Policy Year, you may change the Death Benefit Option once each Policy Year by writing to us at the address given on the first page of this prospectus. If you ask to change from Option A to Option B, we will reduce each Specified Death Benefit in the Schedule of Specified Death Benefits of your Policy by the amount of the Policy Value. If you ask to change from Option B to Option A, we will increase each Specified Death Benefit in the Schedule of Specified Death Benefits of your policy by the amount of the Policy Value. If you ask to change from Option C to Option A, we will increase each Specified Death Benefit in the Schedule of Specified Death Benefits by the greater of the sum of all your premiums paid, less all prior partial surrenders or zero. The Schedule of Specified Death Benefits will change in conjunction with your Death Benefit Option change to keep the Net Amount at Risk the same, which may be important to you since your cost of insurance charge is based on the Net Amount at Risk. You may not change from Option C to Option B or from Option A or B to Option C. The change will take effect on the first Monthly Anniversary following our approval at least one business day after we approve your Written Request. If less than one business day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. We will send confirmation of your change of Death Benefit Option. We may require evidence of insurability satisfactory to us for a change from Option A to Option B. We do not currently require you to prove insurability for other changes in Death Benefit Option.

You may not change the Death Benefit Option under your policy if afterward any Specified Death Benefit remaining in force would be less than the minimum Specified Death Benefit. The GDB Rider is available only with Death Benefits Option A and B.

CHANGES IN SPECIFIED DEATH BENEFIT. At issue, your Specified Death Benefit can be scheduled to be level over the life of your policy or to increase or decrease on Policy Anniversaries, subject to certain restrictions. Your Schedule of Specified Death Benefits is set forth in the policy. Subject to our approval, after the first Policy Year, you may change the Schedule of Specified Death Benefits once each Policy Year by writing to us at the address shown on the first page of this prospectus; however, any change that requires evidence of insurability must include an increase in the Specified Death Benefit for the current Policy Year.

You should be aware that any change in the Specified Death Benefit changes the Net Amount at Risk and, therefore, changes the cost of insurance charges on your policy. Any change in Specified Death Benefit must be at least $10,000. A change in the Schedule of Specified Death Benefits will take effect on the first Monthly Anniversary after we approve the request. However, if less than one business day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. To confirm changes in your policy's Schedule of Specified Death Benefits, we will send you an updated Schedule of Specified Death Benefits. We do not permit a Specified Death Benefit change if the policy is in the Grace Period.

A decrease in the Schedule of Specified Death Benefits will offset the most recent increase in the Schedule of Specified Death Benefits, if any, and next most recent increase, but we do not permit a decrease in the Schedule of Specified Death Benefits if afterward any Specified Death Benefit remaining in force would be less than the minimum Specified Death Benefit or cause your policy to lose its status as a contract of life insurance under the Code. For more information, see "Death Benefit Options" beginning on page 32.

For an increase in the Schedule of Specified Death Benefits, you must submit to us a supplemental application, accompanied by satisfactory evidence that the Insured is insurable. We will not approve a request for a Schedule of Specified Death Benefits increase if the Net Policy Value is too small to pay the Monthly Deduction through the end of the Policy Year.

By refusing a scheduled increase in the Specified Death Benefit, you void any future scheduled increases in the Specified Death Benefit, subject to evidence of insurability. Similarly, by refusing a scheduled decrease in the Specified Death Benefit, you void any future scheduled increases in the Specified Death Benefit; however, such refusal is only allowed subject to insurability. You also void any future scheduled increases in the Specified Death Benefit with an unscheduled decrease in the Schedule of Specified Death Benefits, subject to evidence of insurability. Any increase in the Specified Death Benefit (scheduled or unscheduled) following a change in the Schedule of Specified Death Benefits that requires evidence of insurability is subject to underwriting at the time of the change. This means that a new segment of coverage is created to which cost of insurance rates that differ from those of the original coverage are applied. This is done to reflect the additional underwriting and the Insured's attained age at the time of the change.

Modifying the policy's Specified Death Benefit may have tax ramifications. For additional information, please see "Federal Tax Considerations" on page 47.

OPTIONAL INSURANCE BENEFITS. You may ask to add one or more of the following riders to your policy at any time to provide additional optional insurance benefits. We may require evidence of insurability before we issue a rider to you. If we impose any charge for a rider, we will deduct the charge as part of the Monthly Deduction. For more information concerning optional riders, please ask your sales representative or contact us at our Service Center. At our sole discretion we may offer riders or stop offering any rider at any time.

TERMINAL ILLNESS BENEFIT RIDER. The rider provides an accelerated payment of life insurance proceeds if the Insured, or an additional person pursuant to the Other Insured Term Insurance Rider, is terminally ill, as defined in the rider. The Owner may request an accelerated benefit of between 25% of the Death Benefit (including any additional insurance coverage) or $50,000, if less, and 100% of the Death Benefit or $250,000, if less. The amount of the benefit under the policy will be subject to: a discount for 12 months' interest (not to exceed 8%) as specified in the rider; a pro rata portion of any outstanding Debt; an administrative expense charge fee as determined by Jackson National NY (not to exceed $100); and any unpaid policy charges. If a payment is made pursuant to this rider, the Death Benefit will be reduced by the dollar amount requested. All other values under the policy will be reduced proportionately. The amount of the accelerated benefit for an additional person to request is also between 25% and 100% of the insurance coverage under the Other Insurance Term Insurance Rider, and the reduction of insurance coverage will be proportional to any payment made pursuant to this rider. This rider automatically attaches to a policy that qualifies at the time of application. There is no expiry date for the Insured. This rider terminates upon payment of any benefit under the rider. The expiry date for an additional person is concurrent with the expiry of the Other Insured Term Insurance Rider.

WAIVER OF MONTHLY DEDUCTIONS RIDER. In the event of the Insured's total disability commencing before the Policy Anniversary after the Insured reaches Attained Age 60, we will waive the Monthly Deduction for the policy and any rider then in effect during the continuance of the disability. Eligible issue ages for this rider are 18-55. You may not select both this rider and the Waiver of Specified Premium Rider. Policy changes that would result in a larger Monthly Deduction may be restricted during a period of disability. These changes could include the addition of an additional Other Insured Term Insurance Rider or benefits requiring evidence of insurability. The policy may lapse if Debt is greater than the Policy Value.

WAIVER OF SPECIFIED PREMIUM RIDER. In the event of the Insured's total disability commencing before the Policy Anniversary corresponding to the Insured's Attained Age 60, we will pay a specified monthly premium into the policy during the continuance of the disability. Eligible issue ages for this rider are 18-55. You may not select both this rider and the Waiver of Monthly Deduction Rider. Payment of the specified premium may not be sufficient to keep the policy in force during the period of disability.

GUARANTEED DEATH BENEFIT (GDB) RIDER. The GDB Rider will enable you to keep your policy's initial Specified Death Benefit (or current Specified Death Benefit, if less) in force for the greater of 20 years or until the Insured turns age 65. We guarantee the lesser of the initial Specified Death Benefit or the current Specified Death Benefit, regardless of declines in Policy Value, if you meet the premium requirement under the rider. The premium requirement is met if, on each Monthly Anniversary, (a) the total premiums paid less Debt and any partial surrenders equal or exceed (b) the sum of the Qualifying Monthly Premium Amounts for the period from the Policy Date to the relevant Monthly Anniversary or the Insured's Attained Age 100, if earlier. For policies with Day 1 Loans, "total premiums" include the actual premium received plus the amount of the loan.

If the premium requirement is not met, we will send you a notice giving you an opportunity to correct the deficiency by paying more premium. We will allow you 61 days. At the end of that period, if you have not paid the required additional premium, then the GDB benefit will end. Once ended, this benefit cannot be reinstated, and the policy will stay in force only as long as the Policy Value is sufficient to keep the policy in force. The GDB does not prevent the policy from entering the Grace Period, but an active GDB will extend the Specified Death Benefit coverage even if the policy would otherwise lapse at the expiration of the Grace Period. For more information about the circumstances in which the policy might lapse, see "Termination and Grace Period" on page 40.

The GDB does not cover riders. If the Net Policy Value is insufficient to pay charges as they come due, only the GDB and base policy coverage amount is guaranteed to stay in force. If the Net Policy Value is insufficient to pay the base coverage charges as they come due, these charges are waived. Deduction of charges will resume once there is sufficient Net Policy Value. The GDB is only available on policies with an Option A Death Benefit or Option B Death Benefit. The GDB automatically attaches to a policy that qualifies at the time of application.

OTHER INSURED TERM INSURANCE RIDER. This rider provides term insurance coverage on an additional person up to the earlier of the Insured's Attained Age 100 or the Rider Insured's Attained Age 80, subject to the terms of the rider. If the Rider Insured is not related to the Insured on the policy and the policy is not a MEC, the charges deducted for this rider may be treated as distributions for tax purposes and accordingly reduce the cost basis of the policy. For MEC contracts, the charges for the Rider Insureds who are not related to the Insured may be treated as taxable distributions for tax purposes, to the extent there is a gain in the policy. You should consult a qualified tax adviser for more information. At any time before or on the Rider Insured's 65th birthday, this rider may be converted to other permanent insurance we then offer for conversion (except term insurance). You may not be permitted to reduce or remove the rider if it would cause the policy to fail the definition of life insurance. Accordingly, you should consult your tax counsel before removing or reducing the rider.

CHILD INSURANCE RIDER. This rider provides for term insurance on the Insured's children. We provide coverage until the earlier of the 22nd birthday of each child (issue ages: 14 days to 18th birthday) or the end of the premium paying period for the rider. The rider expires at the Insured's Attained Age 65. Up to 5 units may be purchased. Each unit provides $5,000 of term coverage on each Insured child. If the Insured dies while the rider is in effect, we convert the coverage on each child to paid-up term insurance that remains in force until the child reaches age 22. The rider may be exchanged for a whole life policy on the earlier of each child's 22nd birthday and the Insured's 65th birthday. If the Insured commits suicide or when the insurance on the life of each child expires, the rider may be converted without evidence of insurability, to any available life policy (other than term insurance) provided the rider is in force and no premium is in default. We must receive a written application for the new policy and payment of the first premium no later than 30 days after the rider's date of expiry.

POLICY LOANS. While the policy is in force, and not in the Grace Period, and after the Allocation Date, you may borrow money from us using the policy as the only security for your loan, subject to some limitations. To secure a loan's repayment, we require that a corresponding amount of Policy Value is transferred to the Loan Account. Loans have priority over the claims of any assignee or any other person. Any outstanding policy loans and loan interest reduce the amount you may request. In addition, if you have named an irrevocable beneficiary, you must also obtain his or her written consent before we make a policy loan to you. You may borrow up to the maximum loan amount, which except for Day 1 Loans, is the Net Policy Value in effect as of the end of the Valuation Period in which we grant your request minus the Monthly Deductions to your next Policy Anniversary, or the next following Policy Anniversary if the loan is within 30 days of a Policy Anniversary. For Day 1 Loans, the maximum loan amount is up to 90% of your premium payment, and this depends on the anticipated Monthly Deductions to which your policy will be subject to keep it in force. The minimum loan amount is noted on the policy data pages.

We ordinarily disburse your loan to you within seven days after we receive your loan request at our Service Center. We may, however, postpone payment in the circumstances described below in "Postponement of Payment".

When we make a policy loan to you, we transfer to the Loan Account a portion of the Policy Value equal to the loan amount. We make these transfers pro rata from the Investment Divisions and the Fixed Account, unless you instruct us otherwise in writing. We credit interest to the Loan Account at 3% annually.

Interest on policy loans accrues daily and is due at the end of each Policy Year. If you do not pay the interest on a policy loan when due, the unpaid interest becomes part of the policy loan and accrues interest at the same rate. In addition, on each Policy Anniversary, the value of the Loan Account is set equal to the Debt. Accordingly, we transfer to the Loan Account an amount of Policy Value equal to the amount by which the Debt exceeds the value of the Loan Account. Similarly, if the value in the Loan Account exceeds Debt, we transfer the excess from the Loan Account to the Investment Divisions and the Fixed Account on a proportional basis.

Day 1 Loans, if available, may only be taken in conjunction with a 1035 transfer (or 1035 exchange) of a policy with an existing loan for this policy. Loans accrue interest daily at an annual simple interest rate of 4% during your first through fifth Policy Years, and 3% thereafter. In contrast, amounts allocated to the Loan Account as collateral for such loans accrue compounded interest daily at an annual effective interest rate of 3%.

While the policy is in force, you may repay all or part of a policy loan without any penalty. To repay a loan in full, the loan repayment must equal the Debt. If you intend a payment to be a loan repayment rather than additional premium, you must clearly identify the payment as such or we treat it as additional premium. We apply all loan repayments first to the loan principal, and then to the accrued loan interest. When we receive a loan repayment, we transfer an equal amount from the Loan Account to the Investment Divisions and Fixed Account according to the most recent premium allocation instructions on file, unless you instruct us otherwise. We reserve the right to require loan repayments to be credited to the Fixed Account to the extent that was the source of the loan being repaid. We may refuse any loan repayment less than $25. An overpayment of a loan will be treated as additional premium, unless you specify in writing with your payment that any overpayment should be refunded.

If the total outstanding Debt exceeds the Policy Value, we notify you and any assignee in writing. To keep the policy in force, we require you to pay a premium sufficient to keep the policy in force for at least three more months. If you do not pay us sufficient premium within the Grace Period, your policy lapses and terminates without value. As explained below in the section entitled "Reinstatement," you may subsequently reinstate the policy by either repayment or reimbursement of any Debt that was outstanding at the end of the Grace Period, however the loan cannot be reinstated. If your policy lapses while a policy loan is outstanding, you may owe taxes or suffer other adverse tax consequences.

A policy loan, whether or not repaid, will have a permanent effect on your Policy Value because the investment results of each Investment Division and the interest paid on the Fixed Account will apply only to the amounts remaining in those accounts. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the Investment Divisions and/or Fixed Account earn more than the annual interest rate for amounts held in the Loan Account, your Policy Value will not increase as rapidly as it would if you had not taken a policy loan. If the Investment Divisions and/or Fixed Account earn less than that rate, then your Policy Value will be greater than it would have been if you had not taken a policy loan. The combination of an increasing loan balance, deduction for contract charges and fees, and unfavorable investment performance may cause the policy to lapse, triggering ordinary income taxation on the outstanding loan balance to the extent it exceeds your cost basis in the policy. Also, if you do not repay a policy loan, your Debt reduces the Death Benefit and Cash Surrender Value otherwise payable.

In addition, you may realize taxable income when you take a policy loan. If your policy is treated as a modified endowment contract for federal tax purposes, policy loans are treated as partial surrenders for tax purposes, and the amount of the loan equal to any increase in your Policy Value may be treated as taxable income to you. In addition, you may also incur an additional 10% penalty tax. This penalty tax will not apply to any amounts: (1) paid on or after the date you reach age 59 1/2, (2) paid to your beneficiary after you die or (3) paid if you become totally disabled (as that term is defined in the Code).

You should also be aware that interest on policy loans is generally not deductible. Before you take a policy loan, you should consult your tax adviser and carefully consider the potential impact of a policy loan on your rights and benefits under the policy.

SURRENDERS. While your policy is in force, you may surrender your policy. Your policy terminates on the day we receive your Written Request in good order. You must submit your policy or a lost policy affidavit to our Service Center with your written surrender request.

Upon surrender, we will pay you the Cash Surrender Value determined as of the day we receive your Written Request. Generally, we make this payment within seven days of our receipt of your Written Request. You may not reinstate the policy once it is surrendered. We have set forth the tax consequences of surrendering the policy in "Federal Tax Considerations" below.

We may in our discretion make available payment options to which you may apply surrender proceeds in order to receive a stream of periodic payments. If you choose a payment option, we will offer a supplemental agreement setting forth the terms of the selected option. For information about the payment options we currently offer, speak to your sales representative or contact us at the address or telephone number on the first page of this prospectus. At any time in our discretion we may change the selection or the terms of the payment options we then offer, or discontinue offering payment options.

Surrendering your policy and applying the proceeds to a payment option may result in your being deemed to receive taxable income. Accordingly, before following this course of action you should consult a qualified tax adviser.

PARTIAL SURRENDERS. While your policy is in force after the first Policy Year, you may withdraw a portion of your Net Policy Value by sending a Written Request to our Service Center.

Your Written Request for a partial surrender will be effective on the day we receive it at our Service Center, or, if not a Valuation Day, the next day that is a Valuation Day. We will pay you the amount requested and we will deduct that amount plus a $25 partial surrender fee from your Policy Value. The minimum partial surrender amount is $500. We will not permit a partial surrender that would reduce the Net Policy Value to an amount less than or equal to that needed to make the next three Monthly Deductions. If your partial surrender would exceed that limit, we will notify you and give you the option of withdrawing your request or surrendering your policy. Unless you request otherwise, we take the partial surrender from the Investment Divisions and the Fixed Account in proportion to each one's respective value at the time. The amount withdrawn from the Fixed Account may not exceed the total amount withdrawn times the ratio of the Fixed Account Value to the value in the Investment Divisions and Fixed Account immediately before the partial surrender.

A partial surrender may reduce your policy's Schedule of Specified Death Benefit, depending on the Death Benefit Option in effect in the same manner and subject to the same limitations as the Specified Death Benefit at the time of the partial surrender, as described below.

For policies with Death Benefit Option A:

If the Minimum Death Benefit is less than or equal to the Specified Death Benefit, we will reduce the Specified Death Benefit by the partial surrender amount. Otherwise if your Death Benefit equals the Minimum Death Benefit, we will reduce the Specified Death Benefit by the amount by which the partial surrender amount exceeds the difference between the Minimum Death Benefit and the Specified Death Benefit immediately before the partial surrender.

EXAMPLE: The following example illustrates the effect of a partial surrender on a policy having the indicated values, where the Base Death Benefit equals the Minimum Death Benefit. The example assumes a Minimum Death Benefit percentage of 250% and a total partial surrender amount of $20,000.

                                           Before the Partial Surrender        After the Partial Surrender
         Policy Value                      $84,000                             $64,000
         Specified Death Benefit (A)       $200,000                            $190,000
         Minimum Death Benefit (B)         $210,000 ($84,000 x 250%)           $160,000 ($64,000 x 250%)
         Death Benefit                     $210,000 (greater of A and B)       $190,000 (greater of A and B)

As shown above, the Policy Value is reduced by $20,000, the total amount of the partial surrender, while the Specified Death Benefit is reduced by $10,000, the amount by which the total partial surrender amount exceeded the difference between the Minimum Death Benefit ($210,000) and the Specified Death Benefit ($200,000) immediately before the partial surrender.

For policies with Death Benefit Option B:

A partial surrender generally does not affect the Specified Death Benefit. However, the Death Benefit Proceeds typically are reduced dollar-for-dollar.

For policies with Death Benefit Option C:

If the partial surrender amount is less than the total premiums paid minus the total of all prior partial surrenders (including related charges), the Specified Death Benefit will not be reduced. Otherwise, the Specified Death Benefit is reduced by the amount that the partial surrender amount exceeds the greater of:
(1) total premiums paid minus the sum of all partial surrender amounts (including related charges), (2) the Minimum Death Benefit less the Specified Death Benefit or (3) zero.

Partial surrenders are not permitted if the Death Benefit reduction would reduce any Specified Death Benefit below the minimum Specified Death Benefit ($100,000) or cause the policy to lose its status as life insurance under the Code.

A partial surrender may give rise to taxable income. Also, we will notify you if a partial surrender would cause your policy to be treated as a modified endowment contract for tax purposes, so that you can decide whether to pursue the partial surrender or modify or withdraw it to avoid modified endowment contract status. We recommend that you consult your tax adviser before making a partial surrender. The tax consequences of making a partial surrender are discussed in "Federal Tax Considerations."

STATUS OF POLICY AT ATTAINED AGE 100. If the policy is in force, your policy will remain in force subject to the following changes:

     (1) We will transfer all of your Policy Value to the Fixed Account, and the Investment Divisions no longer will be available under your policy;

     (2)  We will stop charging the Monthly Deduction;

     (3) The death benefit option will change to Option A, and no further changes in death benefit option will be permitted;

     (4)  No additional premiums will be accepted;

     (5)  Dollar cost averaging and rebalancing, if applicable, terminate;

     (6)  Riders will terminate as provided in the Rider form;

     (7) Partial surrenders and policy loans (loan interest will continue to accrue) will continue to be allowed; and

     (8)  No increases in the Specified Death Benefit will be allowed.

If you have outstanding Debt, loan repayments may be necessary to maintain a positive Net Policy Value since loan interest will continue to accrue.

TERMINATION AND GRACE PERIOD. Your policy will terminate and life insurance coverage will end when one of the following events first occurs:

     (a) you surrender your policy;
     (b) the Grace Period ends and your policy lapses; or
     (c) the Insured dies.

Your policy will enter the Grace Period if your Net Policy Value on any Monthly Anniversary is zero. We will send you and any assignee notice of the amount necessary to keep your policy in force. That amount generally is equal to at least the next three Monthly Deductions and the applicable Premium Charges, but may be more to have the Net Policy Value positive three months later. If you do not pay that amount by the end of the Grace Period, your policy will lapse without value and coverage will end, unless the GDB Rider is in effect.

The policy will continue in effect through the Grace Period. If the Insured dies during the Grace Period, we will pay a Death Benefit in accordance with your instructions. However, we will reduce the proceeds by any overdue charges.

If the Insured is within two months of age 100 when the Policy goes into the Grace Period, the Owner will be required to pay an amount at least equal to the unpaid Monthly Deductions to keep the Policy in force to age 100 plus the applicable Premium Charges. The cost of insurance charges in the Monthly Deduction calculation will be based on the most recently paid cost of insurance charge as of the day the Grace Period begins. All allocations are transferred to the Fixed Account.

REINSTATEMENT. If your policy lapses, you may apply for reinstatement of the policy within five years of the date of lapse by sending a Written Request to our Service Center. We will require satisfactory evidence of the insurability of the Insured at the same underwriting risk classification as at the time of issuance of the policy. The reinstatement amount (or charge) must be sufficient to cover all past due Monthly Deductions assessed during the Grace Period, plus the next three Monthly Deductions and the applicable tax charges. Policy loans will not be restored on reinstatement.

The Policy Value on the reinstatement date will equal the Policy Value at the time of lapse, minus any Debt, plus any additional Net Premium that is not considered payment of past due charges. The Policy Value will be allocated to the Investment Divisions and Fixed Account according to your most recent allocation instructions. The Death Benefit of the reinstated policy cannot exceed the Death Benefit at the time of lapse. The policy fee, cost of insurance charge, administrative charge and Asset Based Risk Charge will be reinstated at the duration in effect when the policy lapsed. The cost of insurance charge will be reinstated at the duration in effect when the policy is reinstated.

RIGHT TO EXAMINE THE POLICY. You may cancel your policy by returning it to us within ten days after you receive it. In addition, if your policy was purchased as a replacement of an existing life insurance policy or annuity contract, you may return it to us within sixty days after you receive it. If you return your policy, the policy terminates and we will pay you an amount equal to your total premium paid, less any partial surrender and any policy loans. We will pay the refund within seven days of receiving your request and the policy.

POSTPONEMENT OF PAYMENT. We may defer for up to fifteen days the payment of any amount attributable to premium paid by check to allow the check a reasonable time to clear. We ordinarily pay any amount attributable to your Policy Value allocated to the Separate Account within seven days, except that we may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following events occur:

     (1) The New York Stock Exchange is closed (other than customary weekend and holiday closings).

     (2) Trading on the New York Stock Exchange is restricted.

     (3) An emergency exists, as determined by the Securities and Exchange Commission, so that it is not reasonably practicable to dispose of the Separate Account's investments or to determine the value of its assets.

     (4) The Securities and Exchange Commission by order so permits for your protection.

In addition, we may delay payment from the Fixed Account for up to six months. We will pay interest on the deferred amount at such rate as may be required by the applicable state or jurisdiction.

                             CHARGES AND DEDUCTIONS

We assess charges and deductions under the policies from your premium and against your value in the Investment Divisions and the Policy Value generally. Additional charges and expenses are paid out of the portfolios' assets, as described in the prospectuses of the portfolios.

PREMIUM CHARGES. Before we allocate a premium to the Policy Value, we subtract the Premium Charges, namely the premium tax charge and the federal (DAC) tax charge.

STATE AND LOCAL PREMIUM TAX CHARGE. The premium tax charge is 2.0% of each premium in all years. It is intended to help us pay state and local premium taxes. The premium tax charge represents an approximate average of the premium taxes we expect to pay. We reserve the right to increase or decrease this charge due to any change in tax law or premium taxes we expect to pay.

FEDERAL (DAC) TAX CHARGE. The federal (DAC) tax charge is 1.5% of each premium in all years. It is intended to help us pay the cost of certain federal taxes and other expenses related to the receipt of premiums.

ASSET BASED RISK CHARGE. The Asset Based Risk Charge serves two general purposes. It compensates us for assuming the mortality risks in connection with the policy, including that the cost of insurance charge might not be sufficient to meet the claims and risks under the Death Benefit. We also have assumed the risk that on the Monthly Anniversary preceding the death of an Insured, the Death Benefit will exceed the amount on which the cost of insurance charges were based. The other general purpose is to compensate us for assuming the risk that our expense assumptions will have covered the actual expenses we incurred in distributing, issuing, and administering the policies. This charge will never exceed 1.00% per annum in all years, which is deducted from the Investment Divisions on a daily basis, but will decrease over time. The current Asset Based Risk Charge is 0.25% per annum through the tenth Policy Year. There is no Asset Based Risk Charge in subsequent Policy Years.

MONTHLY DEDUCTION. As of the Commencement Date and each Monthly Anniversary, we deduct from your Policy Value a Monthly Deduction to cover certain charges and expenses in connection with the policy. If the Monthly Anniversary falls on a day other than a Valuation Day, the Monthly Deduction will be determined using the Accumulation Unit Values determined on the next Valuation Day. If the Policy Date is prior to the Commencement Date, any amounts due from the Policy Date to the Commencement Date, in addition to the regular Monthly Deduction, will be taken on the next Monthly Anniversary.

The Monthly Deduction is the sum of the following items:

     (1) the cost of insurance charge for your policy; (2) the monthly policy fee; (3) the monthly administrative charge; and (4) the cost of additional benefits provided by rider, if any.

You may specify the Investment Divisions and the Fixed Account from which you wish us to deduct the Monthly Deduction. If you do not, we will deduct the Monthly Deduction from the Investment Divisions and Fixed Account in proportion to their value on the Monthly Anniversary.

COST OF INSURANCE CHARGE. The cost of insurance charge is effective as of the Policy Date and deducted as of the Commencement Date and each Monthly Anniversary thereafter by reduction of value of the Fixed Account(s) and canceling Accumulation Units when deducted from an Investment Division. If the Policy Date is prior to the Commencement Date the charges would occur on the next Monthly Anniversary. The cost of insurance charge is intended to pay for the cost of providing life insurance coverage for the Insured. We guarantee that this charge will not exceed the maximum cost of insurance charge determined on the basis of the rates shown in the table of guaranteed maximum monthly cost of insurance rates in your policy. The cost of insurance charge is calculated based on the Net Amount at Risk. The Net Amount at Risk for the death benefit options is as follows:

Option A - The greater of: 1) the Specified Death Benefit discounted by one month at the guaranteed minimum interest rate, minus the Policy Value or 2) the Minimum Death Benefit discounted by one month at the guaranteed minimum rate of interest, minus Policy Value.

Option B - The greater of: 1) the Specified Death Benefit discounted by one month at the guaranteed minimum interest rate or 2) the Minimum Death Benefit discounted by one month at the guaranteed minimum interest rate minus the Policy Value.

Option C - The greater of: 1) the Specified Death Benefit discounted by one month at the guaranteed minimum interest rate, plus the greater of the sum of all Premium paid minus all prior total partial surrender amounts or zero, minus the Policy Value or 2) the Minimum Death Benefit discounted by one month at the guaranteed minimum interest rate, minus the Policy Value.

The guaranteed cost of insurance charges vary based on your policy's Specified Death Benefit, Attained Age, sex and substandard and flat extra ratings. Thus, the rates differ from year to year. The cost of insurance charge covers our anticipated costs for standard and substandard ratings. The current rate is determined by us, but it will never exceed the guaranteed rates shown in your policy.

The Policy Value may vary month to month, based on the performance of the Investment Divisions you have selected, the addition of interests credited to your Fixed Account and Loan Account (if any), the deduction of charges, and any other policy transactions. Under policies with an Option A or Option C death benefit, increases in Policy Value generally decrease the Net Amount at Risk; conversely, decreases in the Policy Value increase the Net Amount at Risk. Since the cost of insurance charge is based on the Net Amount at Risk, your cost of insurance charges probably will be correspondingly different each month. Under policies with an Option B death benefit, however the Net Amount of Risk does not vary with changes in the Policy Value. Accordingly, under Option B a change in Policy Value generally does not affect your monthly cost of insurance charge. Under any Death Benefit Option, however, if your death benefit equals Minimum Death Benefit, changes in Policy Value will affect the Net Amount at Risk, because your death benefit will equal the Policy Value times a specified percentage. In that circumstance, increases in Policy Value increase the Net Amount at Risk and, accordingly, your monthly cost of insurance charge.

We determine the cost of insurance charge separately for the initial Specified Death Benefit and each subsequent unscheduled increase. The cost of insurance charge for an increase reflects circumstances, such as the Insured's age and underwriting risk classification, at the time of the increase.

We charge a lower current cost of insurance rate for policies with a Specified Death Benefit of $1,000,000 or above. If an increase (or decrease) in the Specified Death Benefit causes a crossover from one band to the next, the monthly cost of insurance charge immediately following the increase will reflect the lower (or higher) cost of insurance rate.

MONTHLY POLICY FEE. We start deducting this fee as of the Commencement Date. If the Policy Date is prior to the Commencement Date any amounts due from the Policy Date to the Commencement Date, in addition to the regular Monthly Deduction, will be taken on the next Monthly Anniversary. We will deduct the charges for those months that have elapsed from the Policy Date to the Commencement Date. Each month we deduct a monthly policy fee. It is $10 per month for the first ten Policy Years and $8 per month thereafter. The monthly policy fee compensates Jackson National NY for expenses of policy administration, including those associated with preparing the policies and confirmations, maintenance of Owner records, and the cost of other services necessary to service Owners, as well as those administrative expenses listed above attributable to both the policies and the Separate Account.

MONTHLY ADMINISTRATIVE CHARGE. We start deducting this fee as of the Commencement Date unless the Policy Date is prior to the Commencement Date whereby the charges would occur on the next Monthly Anniversary. We will deduct the charges for those months that have elapsed from the Policy Date to the Commencement Date.

The administrative charge is based on the Insured's age on the Issue Date and the Specified Death Benefit, up to $2 million of Specified Death Benefit. During the first 15 Policy Years:

                  ISSUE AGE                 $ PER $1,000
                  ---------                 ------------
                  0-49                      0.050
                  50-54                     0.055
                  55-59                     0.060
                  60-64                     0.070
                  65-69                     0.085
                  70-74                     0.095
                  75-79                     0.150
                  80-85                     0.200
                  86                        0.220
                  87                        0.240
                  88                        0.260
                  89                        0.280
                  90                        0.300

Thereafter, the administrative charge is $0.01 per $1,000 of the first $2 million of Specified Death Benefit, regardless of the Insured's age on the Issue Date.

The administrative charge compensates us for our administrative expenses in connection with the issue and maintenance of the policies and initial preparation and maintenance of the Separate Account. We perform or delegate all such administrative functions, which include preparation of annual reports and statements, maintenance of Investment Division and Separate Account records, and filing fees. In addition, certain expenses such as administrative personnel costs, mailing costs, data processing costs, legal fees, accounting fees, and costs associated with accounting, valuation, regulatory and reporting requirements are attributable to both the policies and maintenance of the Separate Account.

TRANSFER CHARGE. You may make 15 transfers free of charge in any Policy Year. The Allocation Date transfer and transfers under our dollar cost averaging and rebalancing programs are free and are not counted toward the 15 free transfers per year and are not subject to the transfer charge. We will deduct a charge of $25 per transfer in excess of 15 from the transferred amount before allocating it to the allocation option(s) you have requested.

ILLUSTRATION CHARGE. At your request, we will provide you with one personalized illustration free of charge each Policy Year. We will charge a fee of $25 (to be paid in cash) for any additional illustration you may request.

RE-UNDERWRITING CHARGE. If your policy requires underwriting approval after the Commencement Date, we will deduct a charge of $25.

RIDER CHARGES. If your policy includes one or more riders, a charge applicable to each rider you purchased is made from your Policy Value each month. The charge is to compensate us for the anticipated cost of providing these benefits and is specified on the applicable rider. The rider charges are summarized in the Fee Table on page 10. For a description of the optional riders see "Optional Insurance Benefits" beginning on page 34.

ADDITIONAL POLICY CHARGES. We do not currently assess a charge for federal, state, or other taxes that may be attributable to the operations of the Separate Account, but we reserve the right to do so in the future.

PORTFOLIO EXPENSES. You indirectly bear the charges and expenses of the portfolios whose shares are held by the Investment Divisions to which you allocate your Policy Value. The Separate Account purchases shares of the portfolios at net asset value. Each portfolio's net asset value reflects management fees and other operating expenses already deducted from the portfolio's assets. For a summary of historical expenses of the portfolios, see the table called "Portfolio Expenses" above. For more information concerning the management fees and other charges against the portfolios, see the prospectuses and the statements of additional information for the portfolios, which are available upon request.

We may receive compensation from the investment advisers or administrators of the portfolios. Such compensation will be consistent with the services we provide or the cost savings resulting from the arrangement and, therefore, may differ from portfolio to portfolio.

                            GENERAL POLICY PROVISIONS

STATEMENTS TO OWNERS. Each year following your Policy Anniversary, we will send you a report showing information concerning your policy transactions in the past year and the current status of your policy. The report will include information such as the Policy Value as of the end of the current and the prior year, the current Death Benefit, Cash Surrender Value, Debt, partial surrenders, Earnings, premium paid, and deductions made since the last annual report. We will also include any information required by state law or regulation.

We will mail you confirmations or other appropriate notices of policy transactions. In addition, we will send you the financial statements of the portfolios and other reports as specified in the 1940 Act. Please give us 30 days written notice of any address change. Please read your statements and confirmations carefully, verify their accuracy, and contact us within 30 days with any question you may have.

We are working to provide statements/correspondence/information electronically. When this program is available, we will, if possible, forward statements/correspondence/information electronically. If you elect to receive statements/correspondence/information electronically and wish to discontinue electronic delivery, contact us at our Service Center in writing.

LIMIT ON RIGHT TO CONTEST. We may not contest the insurance coverage under the policy after the policy has been in force during the lifetime of the Insured(s) for two years from the Issue Date, except for nonpayment of any required premium. A reinstated or modified policy may be contested only with respect to material misrepresentations made in the application for such reinstatement or request for policy modifications. In the case of an increase in coverage under the policy, only the amount of the increase may be contested with respect to material misrepresentations made in the related application for two years from the approval date.

In issuing a policy, we will rely on your application. Your statements in that application, in the absence of fraud, are considered representations and not warranties. We will not use any statement made in connection with the application to void the policy or to deny a claim unless that statement is contained in the written application.

SUICIDE. If an Insured commits suicide within two years of the Issue Date, we will return to you an amount equal to the premiums paid less total partial surrenders and any Debt. Any increase in coverage will also have a two year suicide period relating specifically to the increase in coverage. If an Insured commits suicide within two years of the approval date of any increase in coverage, we will return to you an amount equal to the portion of the Monthly Deduction associated with such increase.

MISSTATEMENT AS TO AGE AND SEX. If the age or sex of an Insured is incorrectly stated in the application and the error is discovered before a claim is made, the benefits under the policy will be those that the premium paid would have purchased at the correct age and sex. If the claim is in process when the error is discovered, the death benefit will be adjusted to be that which the most recent cost of insurance deduction would have purchased for the correct age and sex. [add language indicating that if recalculation results in policy lapse, payment can be made to make Policy Value positive]

BENEFICIARY. You name the beneficiary(ies) in the application. You may change the beneficiary by submitting a written request to the Service Center, unless an irrevocable beneficiary was previously named. We will provide a form to be signed and filed with us. Your request for a change in beneficiary will take effect when we record the change. Until we record the change in beneficiary, we are entitled to rely on your most recent instructions in our files. Accordingly, we are not liable for making a payment to the person shown in our files or taking any other related action before that time.

If you name more than one primary beneficiary, we will divide the Death Benefit equally among your beneficiaries unless you instruct otherwise. The interest of any beneficiary who dies before the Insured(s) ends at his or her death. If no primary beneficiary survives the Insured(s), we will divide the Death Benefit equally among any surviving named contingent beneficiary(ies), unless you instruct otherwise. If no beneficiary is living, we will pay the Death Benefit to the Owner or the Owner's estate.

ASSIGNMENT. You may assign your policy while it is in force. You must notify us of an assignment in writing. Until we receive notice from you, we are not liable for any action we may take or payments we may make that may be contrary to the terms of your assignment. We are not responsible for the validity of an assignment. Your rights and the rights of the beneficiary may be affected by an assignment. An assignment may result in taxable income and a 10% penalty tax. You should consult your tax adviser before assigning your policy.

CREDITORS' CLAIMS. To the extent permitted by law, no benefits payable under this policy will be subject to the claims of your creditors or the creditors of your beneficiary.

DIVIDENDS. We will not pay any dividend under the policy, nor do the policies share in the surplus or revenue of Jackson National NY.

NOTICE AND ELECTIONS. To be effective, all notices and elections under the policy must be in writing, signed by you, and received by us at our Service Center. Certain exceptions may apply. Unless otherwise provided in the policy, all notices, requests and elections will be effective when received at our Service Center complete with all necessary information.

MODIFICATION. We reserve the right to modify the policy without written notice or your consent in the circumstances described in this prospectus or as necessary to conform to applicable law or regulation or any ruling issued by a governmental agency. The provisions of the policy will be construed so as to comply with the requirements of Section 7702 of the Code that defines life insurance. We also reserve the right to change our administrative procedures consistent with the policy.

CONVERSION TO A GENERAL ACCOUNT PRODUCT. During the first 18 months of your policy, or at any time there is a material change in the investment policy of the Separate Account and you object to such change, you have the option to convert without evidence of insurability to a substantially comparable general account product. In the case of material change in the investment policy of the Separate Account, the conversion must be requested within 60 days of the effective date of the change or the receipt of the notice of the options available, whichever is later. The new policy will be issued at the initial Specified Death Benefit, will have the same Issue Date and Issue Age as the original policy, and will be issued at the risk class of the new policy that is most comparable to that of the Insured under the original policy. Any incidental benefits that are included in the original policy will be included in the new policy, if available under that policy. An equitable premium or policy value adjustment will be made, taking into account the premiums and policy values of the original policy and the new policy. The suicide and contestability periods of the new policy will run from the issue date of the original policy. For more information, speak to your sales representative or contact us at the address or telephone number on the first page of this prospectus.

CONVERSION TO REDUCED PAID-UP INSURANCE. After the 20th Policy Anniversary, you may convert the policy to reduced paid-up insurance, so long as your Net Policy Value is at least $3,000, and if you do not want to pay any additional premium. With reduced paid-up insurance, the policy's Death Benefit becomes your Net Policy Value divided by the net single premium. The net single premium is calculating using the minimum interest rate of the Fixed Account and the guaranteed COI charge, which varies by sex and age of the Insured. Reduced paid-up insurance has a policy value based on the minimum interest rate of the Fixed Account and the COI charges under the Commissioners 1980 Standard Ordinary Age Nearest Birthday Mortality Table, male or female. Partial surrenders will reduce the policy value and Death Benefit. No loans will be allowed under this option.

                           FEDERAL TAX CONSIDERATIONS

The following discussion is based upon our understanding of current federal income tax law applicable to life insurance Policies in general and is NOT intended as tax advice. You should consult competent tax counsel for more complete information.

There is the risk that the tax advantages associated with the policy may be reduced or eliminated by changes in the federal tax laws. We cannot predict the probability that any changes in those laws will be made. Also, we do not guarantee the tax status of the policy. You bear the complete risk that the policy may not be treated as a "life insurance contract" under federal income tax laws. We also have not considered any applicable state or other federal tax laws. You should seek tax advice concerning the effect on your personal tax liability of the transactions permitted under the policy, as well as any other questions you may have concerning the tax status of the policy, the applicability of state or other tax laws or the possibility of changes in the tax law.

The policy may be used in various arrangements, including non-qualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, retiree medical benefit plans and others. The tax consequences of such plans will vary depending on the particular facts and circumstances of each individual arrangement. Therefore, if the use of the policy in any such arrangement is contemplated, you should consult a qualified tax adviser for advice on the tax attributes and consequences of the particular arrangement.

TAXATION OF JACKSON NATIONAL NY AND THE SEPARATE ACCOUNT. Jackson National NY is taxed as a life insurance company under Part I of Subchapter L of the Code. The operations of the Separate Account are taxed as part of the operations of Jackson National NY. Investment income and realized capital gains are not taxed to the extent that they are applied under the policy. Accordingly, we do not anticipate that Jackson National NY will incur any federal income tax liability attributable to the operation of the Separate Account (as opposed to the federal tax related to the receipt of premium under the policy). Therefore, we are not making any charge or provision for federal income taxes attributable to the operation of the Separate Account. However, if the tax treatment of the Separate Account is changed, we may charge the Separate Account for its share of the resulting federal income tax.

In several states we may incur state and local taxes (in additional to premium taxes) on the operations of the Separate Account. At present, these taxes are not significant and we currently are not making any charge or provision for them against the Separate Account. If these taxes should be increased, we may make a charge or provision for them against the Investment Divisions. If we do so, the value of Accumulation Units and, therefore, the investment results of the Investment Divisions will be reduced.

TAX STATUS OF THE POLICY. The policy is structured to satisfy the definition of a life insurance contract under Section 7702 of the Code, which generally provides for the taxation of life insurance policies and places limitations on the relationship of the Policy Value to the insurance amount at risk. As a result, the Death Benefit ordinarily will be fully excluded from the gross income of the beneficiary.

Depending upon the circumstances, a surrender, partial surrender, change in the Death Benefit Option, change in the Specified Death Benefit, lapse with a policy loan outstanding, or an assignment of the policy may have tax consequences. In particular, under specified conditions, a distribution under the policy during the first 15 years from date of issue that reduces future benefits under the policy will be taxed to you as ordinary income to the extent of any investment earnings in the policy.

In the absence of final regulations or other pertinent interpretations of the Code, some uncertainty exists as to how a substandard risk policy can meet the statutory definition of life insurance. If a policy were deemed not to be life insurance for tax purposes, it would not provide most of the tax advantages usually provided by life insurance. We reserve the right to amend the policy to comply with any future changes in the Code, any regulations or rulings under the Code and any other requirements imposed by the Internal Revenue Service ("IRS").

DIVERSIFICATION REQUIREMENTS. Section 817(h) of the Code requires the investments held under the policy to be "adequately diversified" in accordance with Treasury regulations in order for the policy to be treated as a life insurance contract for federal income tax purposes. We intend that each Investment Division and each portfolio underlying an Investment Division will comply with the diversification requirements prescribed by Section 1.817-5 of the Treasury regulations, which prescribe how assets may be invested. If the investments held under the policy were not "adequately diversified," you would lose the tax deferral advantages of the policy and would be subject to current federal income taxes on all Earnings allocable to the policy.

OWNER CONTROL. In a Revenue Ruling issued in 2003, the Internal Revenue Service
(IRS) considered certain variable annuity and variable life insurance policies and held that the types of actual and potential control that the policy owners could exercise over the investment assets held by the insurance company under these variable policies was not sufficient to cause the policy owners to be treated as the owners of those assets and thus to be subject to current income tax on the income and gains produced by those assets. Under the policy, like the policies described in the Revenue Ruling, there will be no arrangement, plan, contract or agreement between the policy owner and Jackson National NY regarding the availability of a particular investment option and other than the policy owner's right to allocate premiums and transfer funds among the available sub-accounts, all investment decisions concerning the sub-accounts will be made by the insurance company or an advisor in its sole and absolute discretion.

The policy will differ from the policies described in the Revenue Ruling in two respects. The first difference is that the policy in the Revenue Ruling provided only 12 investment options with the insurance company having the ability to add an additional eight options whereas our policy offers 41 Investment Divisions and 1 Fixed Account. The second difference is that the owner of a policy in the Revenue Ruling could only make one transfer per 30-day period without a fee, whereas a policy owner will be permitted to make up to 15 transfers in any one year without a charge.

The Revenue Ruling states that whether the owner of a variable policy is to be treated as the owner of the assets held by the insurance company under the policy will depend on all of the facts and circumstances. Jackson National NY does not believe that the differences between the policy and the policies described in the Revenue Ruling with respect to the number of investment choices and the number of investment transfers that can be made under the policy without an additional charge should prevent the holding in the Revenue Ruling from applying to the owner of a policy. At this time, however, it cannot be determined whether additional guidance will be provided by the IRS on this issue and what standards may be contained in such guidance. We reserve the right to modify the policy to the extent required to maintain favorable tax treatment.

The remainder of this discussion assumes that the policy will be treated as a life insurance contract for federal income tax purposes and that Jackson National NY will be considered the owner, for federal income tax purposes, of the separate account assets.

TAX TREATMENT OF LIFE INSURANCE DEATH BENEFIT PROCEEDS. In general, the amount of the Death Benefit payable under your policy is excludable from gross income under the Code. Certain transfers of the policy, however, may result in a portion of the Death Benefit being taxable.

TAX DEFERRAL DURING ACCUMULATION PERIOD. Under existing provisions of the Code, any increase in your Policy Value is generally not taxable to you unless you receive or are deemed to receive amounts from the policy before the Insured dies. See the following section entitled "Distributions" for a discussion of the taxability of such payments.

DISTRIBUTIONS. If you make a full withdrawal under your policy or charges for the Other Insured Term Insurance Rider (on rider Insureds who are not related to the base Insured) are deducted, the amount withdrawn will be includable in your income to the extent the amount received exceeds the "investment in the contract." The "investment in the contract" generally is the total premium and other consideration paid for the policy, less the aggregate amount previously received under the policy to the extent such amounts received were excludable from gross income.

Whether partial surrenders (or other amounts deemed to be distributed) from the policy constitute income depends, in part, upon whether the policy is considered a "modified endowment contract" ("MEC") for federal income tax purposes.

POLICIES WHICH ARE MECS

CHARACTERIZATION OF A POLICY AS A MEC.

Section 7702A of the Code treats any life insurance contract that fails to satisfy a "seven-pay" test as a modified endowment contract. A policy will fail to satisfy the seven-pay test if the cumulative premiums paid under the policy at any time during the first seven policy years, or within seven years after a material change in the Policy, exceed the sum of the net level premiums that would have been paid had the policy provided for paid-up future benefits after the payment of seven level premiums.

We will monitor your premium payments and other policy transactions and notify you if a payment or other transaction might cause your policy to become a MEC. We will not invest any Premium or portion of a Premium that would cause your policy to become a MEC. If we receive such a premium, we will notify you and if you elect to have your policy become a MEC contract, we will apply the premium on the business day we receive your election. Otherwise we will return the premium to you.

Further, if a transaction occurs which decreases the Death Benefit of your policy during the first seven years, we will retest your policy, as of the date of its purchase, based on the lower Death Benefit to determine compliance with the seven-pay test. Also, if a decrease in the Death Benefit occurs within seven years of a "material change," we will retest your policy for compliance as of the date of the "material change." Failure to comply in either case would result in the policy's classification as a MEC.

The rules relating to whether a policy will be treated as a MEC are complex. Therefore, you should consult with a qualified tax adviser to determine whether a particular transaction will cause your policy to be treated as a MEC.

TAX TREATMENT OF PARTIAL SURRENDERS, LOANS, ASSIGNMENTS AND PLEDGES UNDER MECS. If your policy is a MEC, partial surrenders from your Policy will be treated first as withdrawals of income and then as a recovery of premium. Thus, you may realize taxable income upon a withdrawal if the Policy Value exceeds the investment in the Policy. You may also realize taxable income when you take a policy loan, because any loan (including unpaid loan interest) under the policy will be treated as a withdrawal for tax purposes. Charges for riders may be treated as withdrawal under these provisions. In addition, if you assign or pledge any portion of the value of your policy (or agree to assign or pledge any portion), the assigned or pledged portion of your Policy Value will be treated as a withdrawal for tax purposes. Before assigning, pledging, or requesting a loan under a policy that is a MEC, you should consult a qualified tax adviser.

PENALTY TAX. Generally, withdrawals (or the amount of any deemed withdrawals) from a MEC are subject to a penalty tax equal to 10% of the portion of the withdrawal that is includable in income, unless the withdrawals are made: (1) after you reach age 59 1/2, (2) because you have become disabled (as defined in the Code), or (3) as substantially equal periodic payments over your life or life expectancy or the joint lives or life expectancies of you and your beneficiary, as defined in the Code. These exceptions will not apply, however, if the Owner of the policy is a corporation, partnership, trust or other entity.

AGGREGATION OF POLICIES. All life insurance policies that are MECs and that are purchased by the same person from us or any of our affiliates within the same calendar year will be aggregated and treated as one life insurance policy for purposes of determining the amount of a withdrawal (including a deemed withdrawal) that is includable in taxable income and subject to the 10% penalty tax.

POLICIES WHICH ARE NOT MECS

TAX TREATMENT OF WITHDRAWALS GENERALLY. If your policy is not a MEC, the amount of any withdrawal from the policy will be treated first as a non-taxable recovery of premium and then as gross income from the policy. Thus, only the portion of a withdrawal that exceeds the investment in the policy immediately before the withdrawal will be includable in gross income.

CERTAIN DISTRIBUTIONS REQUIRED BY THE TAX LAW IN THE FIRST 15 POLICY YEARS. As indicated above, the Code limits the amount of premium that may be made and the Policy Values that can accumulate relative to the Death Benefit. Where cash distributions are required under the Code in connection with a reduction in benefits during the first 15 years after the policy is issued (or if withdrawals are made in anticipation of a reduction in benefits, within the meaning of the Code, during this period), some or all of such amounts may be includable in taxable income.

TAX TREATMENT OF LOANS. If your Policy is not a MEC, a loan received under the policy generally will be treated as indebtedness for tax purposes, rather than a withdrawal of Policy Value. As a result, you will not realize taxable income on any part of the loan as long as the policy remains in force. If you make a full surrender under your policy or if it lapses, any outstanding loan balance will be treated as an amount received by you as part of the Surrender Value. Accordingly, you may be subject to taxation on the loan amount at that time. Generally, you may not deduct interest paid on loans under the policy.

Finally, if your Policy is not a MEC, distributions (including distributions upon surrender) and policy loans are not subject to the 10% additional penalty tax.

TREATMENT BEYOND ATTAINED AGE 94. As described above, if the Cash Surrender Value is greater than zero at the Insured's Attained Age 100, no additional premiums will be accepted and no additional monthly charges will be incurred. Neither the Code nor any regulations or other guidance under the Code prescribe how a policy can qualify as a life insurance contract for federal tax purposes after an Insured attains age 95, and there is a risk that you could be viewed as constructively receiving the Cash Surrender Value (including any Indebtedness) in the year in which the Insured attains age 95. In that event, you would realize taxable income at that time in an amount equal to the Policy Value less the investment in the contract (generally premiums reduced by amounts previously received under the contract that were excludable from income), even if the Death Benefit Proceeds are not distributed at that time. You should consult a qualified tax professional as an Insured approaches Attained Age 95.

ACTIONS TO ENSURE COMPLIANCE WITH THE TAX LAW. We believe that the maximum amount of premium we intend to permit for the Policies will comply with the Code definition of life insurance. We will monitor the amount of your premium, and, if your total premiums during a Policy Year exceed those permitted by the Code, we will refund the excess premium within 60 days of the end of the Policy Year and will pay interest and other earnings (which will be includable in taxable income) as required by law on the amount refunded. In addition, the operation of certain provisions in the policy may increase the Death Benefit (which may result in larger charges under a Policy) or require other action deemed necessary to ensure the compliance of the policy with the federal tax definition of life insurance.

FEDERAL INCOME TAX WITHHOLDING. We will withhold and remit to the federal government a part of the taxable portion of withdrawals made under a policy, unless the Owner notifies us in writing at or before the time of the withdrawal that he or she chooses not to have withholding. As Owner, you will be responsible for the payment of any taxes and early distribution penalty taxes that may be due on the amounts received or deemed received under the policy, whether or not you choose withholding. You may also be required to pay penalties under the estimated tax rules, if your withholding and estimated tax payments are insufficient to satisfy your total tax liability.

TAX ADVICE. This summary is not a complete discussion of the tax treatment of the policy. You should seek tax advice from an attorney who specializes in tax issues.

           DESCRIPTION OF JACKSON NATIONAL NY AND THE SEPARATE ACCOUNT

JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK. Jackson National NY is a stock life insurance company organized under the laws of the state of New York in July 1995. Its legal domicile and principal business address is 2900 Westchester Avenue, Purchase, New York 10577. Jackson National NY is admitted to conduct life insurance and annuity business in Delaware, Michigan and New York. Jackson National NY is ultimately a wholly-owned subsidiary of Prudential plc in London, England.

THE SEPARATE ACCOUNT. The Separate Account was established on November 10, 1998, as a segregated asset account of Jackson National NY. The Separate Account meets the definition of a "separate account" under the federal securities laws and is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act. The Securities and Exchange Commission does not supervise the management of the Separate Account or Jackson National NY.

We own the assets of the Separate Account, but we hold them separate from our other assets. To the extent that these assets are attributable to the policies offered by this prospectus, these assets are not chargeable with liabilities arising out of any other business we may conduct. Income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains, or losses. Our obligations arising under the policies are general corporate obligations of Jackson National NY.

The Separate Account is divided into Investment Divisions. The assets of each Investment Division are invested in the shares of one of the portfolios. We do not guarantee the investment performance of the Separate Account, its Investment Divisions, or the portfolios. Values allocated to the Separate Account will rise and fall with the values of shares of the portfolios and are also reduced by policy charges. In the future, we may use the Separate Account to fund other variable life insurance policies. We will account separately for each type of variable life insurance policy funded by the Separate Account.

SAFEKEEPING OF THE SEPARATE ACCOUNT'S ASSETS. We hold the assets of the Separate Account. We keep those assets physically segregated and held separate and apart from our general account assets. We maintain records of all purchases and redemptions of shares of the portfolios.

STATE REGULATION OF JACKSON NATIONAL NY. We are subject to the laws of New York and regulated by the New York Department of Insurance. We file quarterly and annual statements with the Department of Insurance covering our operations and financial condition for the quarter and year-end. We are examined periodically by the Department of Insurance to verify our liabilities and policy reserves. Our books and records are subject to review by the Department of Insurance at all times. We are also subject to regulation under the insurance laws of every jurisdiction in which we operate.

                            DISTRIBUTION OF CONTRACTS

Jackson  National  Life  Distributors,  Inc.,  located at 8055 E. Tufts  Avenue,
Denver, Colorado 80237, serves as the distributor of the Contracts. Jackson National Life Distributors, Inc. is a wholly owned subsidiary of Jackson National Life Insurance Company, Jackson National NY's parent.

No commissions are paid to registered representatives who sell the Contracts. We may use any of our corporate assets to cover the cost of distribution, including any profit from the Contract's Asset Based Risk Charge and other charges. We are affiliated with the following broker-dealers:

     o    National Planning Corporation,

     o    SII Investments, Inc.,

     o    IFC Holdings, Inc. D/B/A Invest Financial Corporation, and

     o    Investment Centers of America, Inc.

The Distributor also has the following relationships with the sub-advisers and their affiliates. The Distributor receives payments from certain of the sub-advisers to assist in defraying the costs of certain promotional and marketing meetings in which they participate. The amounts paid depend on the nature of the meetings, the number of meetings attended, the costs expected to be incurred, and the level of the sub-adviser's participation. National Planning Corporation participates in the sales of shares of retail mutual funds advised by certain of the sub-advisers and other unaffiliated entities and receives selling and other compensation from them in connection with those activities, as described in the prospectus or Statement of Additional Information for those funds. The fees range between .30% and .45% depending on these factors. In addition, the Distributor acts as distributor of variable annuity contracts and variable life insurance policies (the "Other Contracts") issued by Jackson National NY and Jackson National Life Insurance Company, Jackson National NY's parent. Raymond James Financial Services, a brokerage affiliate of the sub-adviser to the JNL/Eagle Funds, participates in the sale of Other Contracts and is compensated by JNLD for its activities at the standard rates of compensation. Unaffiliated broker-dealers are also compensated at the standard rates of compensation. The compensation consists of commissions, trail commissions, and other compensation or promotional incentives as described above and in the prospectus or statement of additional information for the Other Contracts.

                        LEGAL PROCEEDINGS [TO BE UPDATED]

There are no pending legal proceedings affecting the Separate Account. Jackson National NY is a defendant in a number of civil proceedings substantially similar to other litigation brought against many life insurers alleging misconduct in the sale or administration of insurance products. These matters are sometimes referred to as market conduct litigation. The market conduct litigation currently pending against JNL asserts various theories of liability and purports to be filed on behalf of individuals or differing classes of persons in the United States who purchased either life insurance or annuity products from JNL during periods ranging from 1981 to present. JNL has retained national and local counsel experienced in the handling of such litigation. To date, such litigation has either been resolved by Jackson National NY on a non-material basis or is being vigorously defended. At this time, it is not feasible to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome in such actions.

                      FINANCIAL STATEMENTS [TO BE UPDATED]

The consolidated financial statements for Jackson National NY as of December 31, 2001, 2002, and 2003, are included in the Statement of Additional Information. No financial statements are included for the Separate Account because it has not yet commenced operations, has no assets or liabilities, and has received no income or incurred any expense. The financial statements of Jackson National NY that are included should be considered only as bearing upon Jackson National NY's ability to meet its contractual obligations under the policies. Jackson National NY's financial statements do not bear on the future investment experience of the assets held in the Separate Account.

                                GLOSSARY OF TERMS

We have capitalized certain terms used in this prospectus. To help you understand these terms, we have defined them in this section.

1940 ACT - Investment Company Act of 1940, as amended.

ACCUMULATION UNIT - An accounting unit of measurement that we use to calculate the value in an Investment Division.

ALLOCATION DATE - The date we allocate premium from the Fixed Account to the Investment Divisions elected on the application (or the most recent allocation instructions provided by the Owner). The Allocation Date is generally the first business day on or after the fifth day following the Right to Examine Period for your policy.

ATTAINED AGE - The Insured's age on the birthday nearest to the Policy Date plus the number of full years since the Policy Date.

CASH SURRENDER VALUE - The Policy Value minus any Debt.

CODE - Internal Revenue Code of 1986, as amended.

COMMENCEMENT DATE - The date we place your policy in force after we have received: underwriting approval, any requirements outstanding after the Issue Date, and premium in an amount equal to or exceeding the minimum initial requirement.

DAY 1 LOANS - A loan that exists at the Issue Date of a policy as a result of a 1035 transfer of a policy with an existing loan.

DEATH BENEFIT - The greater of (a) the Minimum Death Benefit or (b) the death benefit amount determined by the death benefit option and the Specified Death Benefit you have chosen.

DEATH BENEFIT PROCEEDS - The amount we will pay to the beneficiary(ies) under the policy upon the death of the Insured. This amount is equal to the Death Benefit less any outstanding Debt or due and unpaid charges plus any rider benefits.

DEBT - The sum of all unpaid policy loans and accrued interest.

EARNINGS - Your Policy Value reduced by total premiums paid.

FIXED ACCOUNT - An allocation option under the policy that earns an annually declared rate of interest of not less than 3%. Assets allocated to the Fixed Account are part of our general account.

GRACE PERIOD - A 61-day period during which we will keep your policy in force even though the Policy Value is insufficient to keep your policy in force. We will notify you and give you an opportunity to pay additional premium or policy loan repayments to keep your policy in force after the Grace Period.

GUIDELINE PREMIUM - The maximum amount of premium you can contribute to your policy under the Guideline Premium and Cash Value Corridor Test, as defined in the Code.

INSURED - The person whose life is insured under the policy.

INVESTMENT DIVISION - Separate and distinct divisions of the Separate Account that invest in a single underlying mutual fund. The value in the Investment Divisions will go up or down depending on the performance of the underlying mutual funds and the charges deducted from the Investment Divisions.

ISSUE DATE - The date Jackson National NY issued your policy and from which we measure contestability periods. It may be later than the Policy Date.

LOAN ACCOUNT - An account established as part of our general account for amounts transferred from the Investment Divisions and/or the Fixed Account as security for your policy loans.

MINIMUM DEATH BENEFIT - Your Policy Value multiplied by the death benefit percentage applicable to the Attained Age as shown in the policy, or if greater, the minimum amount necessary for the policy to stay qualified as life insurance for federal tax purposes.

MONTHLY ANNIVERSARY - The same day in each month as the Policy Date unless your Policy Date is on the 29th, 30th or 31st and there is no such date in the month, then your Monthly Anniversary is the last day of the month.

MONTHLY DEDUCTION - The amount deducted from your Policy Value on each Monthly Anniversary, consisting of the cost of insurance charge, the monthly policy fee, the monthly administrative charge, and the cost of any optional benefit. If a monthly anniversary is not a business day, we will determine your Monthly Deduction as of the next following business day with an effective date equal to the Monthly Anniversary date.

NET AMOUNT AT RISK - The net amount at risk is the amount on which cost of insurance charges are based.

NET POLICY VALUE - The Policy Value minus Debt.

NET PREMIUM - The premium less the Premium Charges.

OWNER - The person(s) having the privileges of ownership defined in the policy. The Owner(s) may or may not be the same person(s) as the Insured(s). If your policy is issued pursuant to a retirement plan, your ownership privileges may be modified by the plan.

POLICY ANNIVERSARY - An annual anniversary of the Policy Date.

POLICY DATE - The effective date of insurance coverage under your policy. It is used to determine Policy Anniversaries, Policy Years, and Monthly Anniversaries.

POLICY VALUE - The sum of your values in the Separate Account, the Fixed Account, and the Loan Account.

POLICY YEAR - Each twelve-month period beginning on the Policy Date or any Policy Anniversary.

PREMIUM CHARGES - The premium tax charge and the federal (DAC) tax charge.

QUALIFYING MONTHLY PREMIUM AMOUNT - The amount specified as such in your policy, if your policy includes the GDB Rider. The Qualifying Monthly Premium Amount is used in determining whether your policy meets the premium requirement of the GDB Rider.

RIGHT TO EXAMINE PERIOD - The minimum period of time during which you can cancel your policy after receiving it.

SCHEDULE OF SPECIFIED DEATH BENEFITS - The planned Specified Death Benefits, chosen by the Owner at issue or modified at a later date, for each Policy Year through the Insured's age 100. The schedule may be level for the life of the policy or change on Policy Anniversaries.

SEPARATE ACCOUNT - JNLNY Separate Account IV, the segregated asset account of Jackson National NY that funds the policies.

SERVICE CENTER - Jackson National Life of New York Service Center, P.O. Box 30900, Lansing, Michigan 48909-8400, 1-800-599-5651 or IMG Service Center, P.O. Box 30901, Lansing, Michigan 48909-8401, 1-888-464-7779. You can send express mail to the Jackson National Life of New York Service Center at 2900 Westchester Avenue, Purchase, New York 10577 or the IMG Service Center at 1 Corporate Way, Lansing, Michigan 48951.

SPECIFIED DEATH BENEFIT - The initial amount of insurance under your base policy, adjusted for any changes in accordance with the terms of your policy.

WRITTEN REQUEST - A request in writing received by us at our Service Center that meets our requirements for completeness. A complete Written Request is said to be in good order.

VALUATION DAY - Each Business Day, as used in the policy, so long as the New York Stock Exchange is open for business.

VALUATION PERIOD - The period of time over which we determine the change in the value of the Investment Divisions. Each Valuation Period begins at the close of normal trading on the New York Stock Exchange (currently 4:00 p.m. Eastern time) on each Valuation Day and ends at the close of the New York Stock Exchange on the next Valuation Day.

                                   APPENDIX A

 Effects of Partial Surrenders on the Death Benefit under Death Benefit Option A

The following examples illustrate how the Death Benefit is decreased as the result of a partial surrender under different circumstances. All examples assume a total partial surrender amount of $20,000 and a Minimum Death Benefit percentage of 250%. See "Partial Surrenders" on page 38 for more information.

EXAMPLE 1. The following example illustrates the effect of a partial surrender on the Death Benefit for a policy having the indicated values, where the Death Benefit is not in corridor.

                                     Before the Partial Surrender          After the Partial Surrender
Policy Value                         $40,000                               $20,000
Specified Death Benefit (A)          $200,000                              $180,000

Minimum Death Benefit (B)            $100,000 ($40,000 x 250%)             $50,000 ($20,000 x 250%)
Death Benefit                        $200,000 (greater of A and B)         $180,000 (greater of A and B)


As shown above, the Specified Death Benefit is reduced by $20,000, the total partial surrender amount.

EXAMPLE 2. The following example illustrates the effect of a partial surrender on the Death Benefit for a policy having the indicated values, where the Death
Benefit is in corridor, and total partial surrender amount is greater than the difference between the Minimum Death Benefit and Specified Death Benefit.

                                     Before the Partial Surrender          After the Partial Surrender
Policy Value                         $84,000                               $64,000
Specified Death Benefit (A)          $200,000                              $190,000

Minimum Death Benefit (B)            $210,000 ($84,000 x 250%)             $160,000 ($64,000 x 250%)
Death Benefit                        $210,000 (greater of A and B)         $190,000 (greater of A and B)


As shown above, the Specified Death Benefit is reduced by $10,000, the amount by which the total partial surrender amount ($20,000) exceeded the difference between the Minimum Death Benefit ($210,000) and the Specified Death Benefit
($200,000) immediately before the partial surrender.

Example 3. The following example illustrates the effect of a partial surrender on the Death Benefit for a policy having the indicated values, where the Death
Benefit is in the corridor, and total partial surrender amount is less than the difference between the Minimum Death Benefit and Specified Death Benefit.


                                     Before the Partial Surrender          After the Partial Surrender
Policy Value                         $90,000                               $70,000
Specified Death Benefit (A)          $200,000                              $200,000

Minimum Death Benefit (B)            $225,000 ($90,000 x 250%)             $175,000 ($70,000 x 250%)
Death Benefit                        $225,000 (greater of A and B)         $200,000 (greater of A and B)


As shown above, the Specified Death Benefit is unchanged.

                       WHERE YOU CAN FIND MORE INFORMATION

You can call us at (800) 766-4683 to ask us questions, request information about the policies and the Separate Account, and obtain copies of the Statement of Information, personalized illustrations or other documents. You also can write to us at the address given on the first page of this prospectus.

We have filed a Statement of Additional Information with the Securities and Exchange Commission. The Statement of Additional Information that relates to this prospectus is dated December **, 2004. The Statement of Additional Information contains additional information about the Policy and is incorporated by reference in this prospectus. You can obtain a free copy of the Statement of Additional Information upon request, by writing or calling us at the address or number given above.

We file reports and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC, including the Statement of Additional Information, at the SEC's public reference room in Washington, DC. Please call the SEC at (202) 942-8090 for information on the operation of the public reference room.

Our SEC reports and other information about us are also available to the public at the SEC's web site at http://www.sec.gov. Copies of this information may be obtained upon payment of a duplicating fee by writing the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, DC 20549-0102.


                    Investment Company Act File No. 811-09933

                       STATEMENT OF ADDITIONAL INFORMATION

                                DECEMBER **, 2004


           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

                                    ISSUED BY

              JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORKSM

                             IN CONNECTION WITH ITS

                            JNLNY SEPARATE ACCOUNT IV





This Statement of Additional Information is not a prospectus. This Statement of Additional Information contains additional information about the Policies described above that you may find useful. You should read it together with the Prospectus for the Policies. The date of the Prospectus to which this Statement of Additional Information relates is December **, 2004. You may obtain a copy of the Prospectus without charge by calling us toll-free at (800) 599-5651 or by writing to us at the following address.


               Jackson National Life Insurance Company of New York
                                 P.O. Box 378004
                             Denver, Colorado 80237

                                                 TABLE OF CONTENTS

                                                                                                             PAGE


GENERAL INFORMATION AND HISTORY...............................................................................1

SERVICES......................................................................................................2

DISTRIBUTOR...................................................................................................2

DISTRIBUTION OF THE POLICIES..................................................................................2

PERFORMANCE DATA..............................................................................................3

ILLUSTRATION OF DEATH BENEFITS, POLICY VALUES AND CASH SURRENDER VALUES.......................................3

FINANCIAL STATEMENTS..........................................................................................10

                         GENERAL INFORMATION AND HISTORY

Jackson National Life Insurance Company of New York ("Jackson National(R)") is a stock life insurance company organized under the laws of the state of New York in July 1995. In September 1997, the company changed its name from First Jackson National Life Insurance Company to its present name. Its legal domicile and principal business address is 2900 Westchester Avenue, Purchase, New York 10577. Jackson National is a wholly owned subsidiary of Jackson National Life Insurance Company(R) and is ultimately a wholly owned subsidiary of PrudentiaL plc, London, England, a publicly traded life insurance company in the United Kingdom.

JNLNY Separate Account IV (the "Separate Account") was established in November 1998 as a segregated asset account of Jackson National. The Separate Account is registered as a unit investment trust under the Investment Company of 1940, as amended.

The JNL/Mellon Capital Management S&P Investment Divisions and JNL/S&P Investment Divisions ("Divisions") of the Separate Account are not sponsored, endorsed, sold or promoted by Standard & Poor's (S&P(R)), a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the owners of the Divisions or any member of the public regarding the advisability of investing in securities generally or in the Divisions particularly or the ability of the S&P 500 Index and the S&P 400 Index to track general stock market performance. S&P's only relationship to the Separate Account (Licensee) is the licensing of certain trademarks and trade names of S&P and of the S&P 500(R) and S&P 400 Index which are determined, composed and calculated by S&P without regard to the Licensee or the Divisions. S&P has no obligation to take the needs of the Licensee or the owners of the Divisions into consideration in determining, composing or calculating the S&P 500 and S&P 400 Indexes. S&P is not responsible for and has not participated in the determination of the prices and amount of the Divisions or the timing of the issuance or sale of the Divisions or in the determination or calculation of the equation by which the Divisions are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Divisions.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX AND THE S&P INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE DIVISIONS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX AND S&P 400 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX AND THE S&P 400 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                    SERVICES
                  [TO BE COMPLETED BY PRE-EFFECTIVE AMENDMENT]

The financial statements of Jackson National for the periods indicated have been included herein in reliance upon the reports of ____________, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. No financial statements are included for the Separate Account because it has not yet commenced operations, has no assets or liabilities, and has received no income or incurred any expense. The principal business address of ____________ is
_____________________.

Actuarial matters included in the Prospectus and this Statement of Additional Information, including the hypothetical Policy illustrations included herein, have been approved by _______________, Actuary of Jackson National, and are included in reliance upon her opinion as to their reasonableness.

                                                    DISTRIBUTOR

The Policies are distributed by Jackson National Life Distributors, Inc. ("JNLD"), a subsidiary of Jackson National Life Insurance Company. JNLD is located at 8055 E. Tufts Avenue, Denver, Colorado 80237. The Policies are offered on a continuous basis. However, Jackson National reserves the right to discontinue offering the Policies at any time.

As of the date of this Statement of Additional Information, no commissions have been paid to, and no amounts have been retained by, JNLD or any broker-dealer in connection with the distribution of the Policies.

                          DISTRIBUTION OF THE POLICIES

The Policies are sold by registered representatives of broker-dealers who are our insurance agents, either individually or through an incorporated insurance agency. Registered representatives who sell a policy on which there is a sales charge may earn sales commissions on cumulative premiums during the first ten years that the policy is in force based on a breakpoint schedule: 5% of the first $100,000 of premiums; 4% of $100,001 - $250,000 of premiums; 3% of
$250,001 - $500,000 of premiums; and 2% of $500,001 or more of premiums. Thereafter, the sales commission is 1% of premiums. Registered representatives also may be eligible for trail compensation of up to 0.60% on a policy on which there is a sales charge that has been in force for at least twelve months. From time to time, we may pay or permit other promotional incentives in cash, credits, or other compensation. Jackson National pays all such commissions and incentives.

                                PERFORMANCE DATA

From time to time, we may advertise performance data related to the Investment Divisions of the Separate Account available under the Policy.

The performance figures are calculated using the actual historical performance of the underlying portfolios for the periods shown and represent the average annual total return for that period. The performance for a specific period is calculated by taking a hypothetical $1,000 investment in an Investment Division on the first day of the period ("initial investment") and computing the average annual compounded rate of return for the period that would equate the initial investment with the value of that investment at the end of the period, carried to at least the nearest hundredth of a percent.

The performance returns will reflect the deduction of management fees and all other operating expenses of the portfolios and the deduction of the current mortality and expense risk charge applicable under the Policy for the first ten Policy Years. The guaranteed mortality & expense risk charge is higher and the current mortality & expense risk charge is lower after the tenth year. The returns will not reflect any premium deductions for costs of insurance, premium charges, monthly policy fees or administrative charges, surrender charges, or other policy charges. IF THE PERFORMANCE INCLUDED SUCH DEDUCTIONS, THE RETURNS SHOWN WOULD BE SIGNIFICANTLY LOWER.

No performance information is available since the Class B shares of the underlying portfolio has not commenced operations as of December 31, 2003. Performance data may be shown for the period from the commencement of Policy sales, which is when the separate account will commence operations.

                         ILLUSTRATION OF DEATH BENEFITS,
                     POLICY VALUES AND CASH SURRENDER VALUES
                   [TO BE REVISED BY PRE-EFFECTIVE AMENDMENT]

The following tables illustrate how values under a Policy change with the investment experience of the Portfolios. The tables illustrate how the Death Benefits, Policy Values and Cash Surrender Values of a Policy issued to an Insured of a given age and underwriting risk classification would vary over an extended period of time if the hypothetical gross investment rates of return on the assets held in the Investment Divisions of the Separate Account were a uniform annual rate of 0%, 6% or 12%. If the hypothetical gross investment rate of return averages 0%, 6%, or 12%, but fluctuates over and under those averages throughout the years, the Death Benefits, Policy Values, and Cash Surrender Values may be different.

The amounts shown for the Death Benefit, Policy Value, and Cash Surrender Value as of each Policy Anniversary reflect the fact that the net investment returns on the assets held in the Investment Divisions are lower than the gross after-tax returns on the Portfolios, as a result of the expenses paid by the Portfolios and the charges deducted from the Investment Divisions. The net investment returns reflect the deduction of the Portfolio investment management fees and other Portfolio expenses at an annual effective rate of 0.70%, which is the arithmetic average of the actual and estimated fees and expenses for all of the Portfolios. The gross annual investment rates of 0%, 6% and 12% correspond to net annual investment rates of return of -1.688%, 4.252% and 10.193% respectively, on a guaranteed basis, and -1.590%, 4.357% and 10.303%, respectively, on a current basis during years one through ten, -0.948%, 5.037% and 11.022% respectively, on a current basis during years eleven through twenty, and -0.700%, 5.300% and 11.300%, respectively, on a current basis during years twenty-one and thereafter.

The tables illustrate the Death Benefits, Policy Values, and Cash Surrender Values that would result based upon the hypothetical investment rates of return if no payments other than the specified annual premium payments are made, if all premium payments are allocated to the Separate Account, and if no policy loans are taken. The tables also assume that no partial surrenders, transfers, or changes in the Specified Death Benefit or death benefit option are made.

Values are shown for Policies issued to preferred non-tobacco class Insureds. Values for Policies issued on a basis involving higher mortality risk would result in lower Death Benefits, Policy Values, and Cash Surrender Values than those illustrated. Females generally have a more favorable cost of insurance rate structure than males and non-tobacco class Insureds generally have a more favorable cost of insurance rate than tobacco class Insureds.

The amounts shown in the tables also reflect all charges deducted under the Policy based on the assumptions described herein and in the tables. These charges include a sales charge, premium tax charge, and federal (DAC) tax charge, which are deducted from each premium; a daily mortality and expense risk charge, which is deducted from the assets of the Investment Divisions; and a monthly policy fee, monthly administrative charge, and monthly cost of insurance charge, which are deducted from Policy Value. The sales charge is guaranteed not to exceed 4.5% of all premium. The premium tax charge and federal (DAC) tax charge are 2% and 1.5% of each premium, respectively. The asset based risk charge is currently equivalent to an annual effective rate of 0.25% for Policy Years 1-10. There is no asset based risk charge in subsequent Policy Years. This charge is guaranteed not to exceed 1.00% in all Policy Years. The monthly policy fee is $10 per month for the first ten Policy Years and $8 per month thereafter. The monthly administrative fee is $0.07 per month per $1,000 of Specified Death Benefit for Policy Years 1-10 and $0.01 per month per $1,000 thereafter. This charge is assessed on up to $2 million of Specified Death Benefit. The monthly cost of insurance charge varies with the amount of insurance coverage and the age, sex and underwriting risk classification of the Insured. Cash Surrender Values reflect any applicable Surrender Charges.

The hypothetical values shown in the tables do not reflect any charges for federal, state or other income against the Separate Account, since we are not currently making this charge. However, if such a charge is made in the future, a higher gross annual investment rate of return than illustrated would be needed to produce the net after tax returns shown in the tables. The tables also do not reflect the deduction of the cost of any optional rider.

Upon request, we will furnish a comparable illustration based on the proposed Insured's age, sex and underwriting risk classification, Specified Death Benefit, death benefit option, proposed amount and frequency of premium payments, and any available riders requested.


                                JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

                                  Flexible Premium Variable Life Insurance Policy
                                      Male Preferred Non-tobacco Issue Age 45
                                             $5,558.00 Annual Premium
                             $350,000 Specified Death Benefit (Death Benefit Option A)
                                            GUARANTEED MAXIMUM CHARGES


          ----------------------------------- ----------------------------------- ------------------------------------
           0% Hypothetical Gross Investment    6% Hypothetical Gross Investment    12% Hypothetical Gross Investment
                        Return                              Return                              Return
                    (-1.688% Net)                        (4.252% Net)                        (10.193% Net)
          ----------------------------------- ----------------------------------- ------------------------------------
--------- --------- --------------- --------- --------- --------------- --------- --------- ---------------- ---------


 Policy    Policy   Cash Surrender   Death     Policy   Cash Surrender   Death     Policy   Cash Surrender    Death
  Year     Value        Value       Benefit    Value        Value       Benefit    Value         Value       Benefit
--------- --------- --------------- --------- --------- --------------- --------- --------- ---------------- ---------
--------- --------- --------------- --------- --------- --------------- --------- --------- ---------------- ---------
   1
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   55
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Assumptions:
1. Premium shown is paid at the beginning of each Policy Year. Values would differ if Premiums were paid with a different frequency or in different amounts.
2.   No policy loans or partial surrenders have been taken.
3. Illustrated values reflect guaranteed expenses and guaranteed cost of insurance charges.
4. Policy values will vary from those illustrated if actual rates differ from those assumed.
5.   The Death Benefits shown comply with Section 7702 of the Internal Revenue
     Code (as amended) based on the Guideline Premium Test.
6. When the Cash Surrender Value is zero, the Policy might lapse unless sufficient additional premium is paid within the Grace Period.

The hypothetical gross investment rates of return shown above are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual investment results may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner and the investment experience of the Portfolios. The Policy
Value, Cash Surrender Value and Death Benefit for a Policy would be different from those shown if the actual gross annual rates of return averaged 0.00%, 6.00% and 12.00% over a period of years but also fluctuated above or below those averages for individual Policy Years. No representation can be made by Jackson
National or any Portfolio that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.




                                JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

                                  Flexible Premium Variable Life Insurance Policy
                                      Male Preferred Non-tobacco Issue Age 45
                                             $5,558.00 Annual Premium
                             $350,000 Specified Death Benefit (Death Benefit Option A)
                                                  CURRENT CHARGES


           ---------------------------------- ----------------------------------------- --------------------------------------------
           0% Hypothetical Gross Investment   6% Hypothetical Gross Investment Return     12% Hypothetical Gross Investment Return
                        Return

           ---------------------------------- ----------------------------------------- --------------------------------------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------

 Policy     Policy       Cash        Death       Policy         Cash          Death        Policy      Cash Surrender      Death
  Year       Value     Surrender    Benefit      Value        Surrender      Benefit        Value          Value          Benefit
                         Value                                  Value
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
    1
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
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    2
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---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
   30
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
   35
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
   40
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
   45
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
   50
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------
   55
---------- ---------- ------------ ---------- ------------- -------------- ------------ -------------- --------------- -------------

Assumptions:
1. Premium shown is paid at the beginning of each Policy Year. Values would differ if Premiums were paid with a different frequency or in different amounts.
2.   No policy loans or partial surrenders have been taken.
3. Illustrated values reflect current expenses and current cost of insurance charges, which are subject to change.
4. Policy values will vary from those illustrated if actual rates differ from those assumed.
5. The Death Benefits shown comply with Section 7702 of the Internal Revenue Code (as amended) based on the Guideline Premium Test.
6. When the Cash Surrender Value is zero, the Policy might lapse unless sufficient additional premium is paid within the Grace Period.
7. The gross annual investment rates of 0%, 6% and 12% correspond to net annual investment rates of return of -1.590%, 4.357% and 10.303%, respectively, during years one through ten, -0.948%, 5.037% and 11.022% respectively, during years eleven through twenty, and -0.700%, 5.300% and 11.300%, respectively, during years twenty-one and thereafter.

The hypothetical gross investment rates of return shown above are illustrative only and should not be deemed a representation of past or future investment rates of return. Actual investment results may be more or less than those shown and will depend on a number of factors, including the investment allocations made by an owner and the investment experience of the Portfolios. The Policy Value, Cash Surrender Value and Death Benefit for a Policy would be different from those shown if the actual gross annual rates of return averaged 0.00%, 6.00% and 12.00% over a period of years but also fluctuated above or below those averages for individual Policy Years. No representation can be made by Jackson National or any Portfolio that these hypothetical rates of return can be achieved for any one year or sustained over any period of time.

                              FINANCIAL STATEMENTS
                    [TO BE ADDED BY PRE-EFFECTIVE AMENDMENT]

The financial statements of Jackson National as of December 31, 2003, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2003 of Jackson National and the accompanying Independent Auditors' Reports appear in the pages that follow. The financial statements and schedule of Jackson National included herein should be considered only as bearing upon the ability of Jackson National to meet its obligations under the Policies. Jackson National's financial statements do not bear on the investment experience of the assets held in the Separate Account.

No financial statements are included for the Separate Account because it has not yet commenced operations, has no assets or liabilities, and has received no income or incurred any expense.

                                     PART C

                                OTHER INFORMATION

ITEM 26.  EXHIBITS

(a) Resolution of Board of Directors of Jackson National Life Insurance Company of New York authorizing the establishment of JNLNY Separate Account IV, incorporated by reference to Registrant's Registration Statement
     (File Nos. 333-86933 and 811-09577) as filed on September 10, 1999.

(b)  Not applicable.

(c) (1) General Distributor Agreement between Jackson National Life Distributors, Inc., incorporated by reference to Registrant's Registration Statement (File Nos. 333-109762 and 811-10463) as filed on October 17, 2003.

     (2) General Distributor Agreement between Jackson National Life Insurance Company of New York and Jackson National Life Distributors, Inc., attached hereto.

     (3) Form of Selling Agreement, incorporated by reference to Registrant's Registration Statement (File Nos. 333-67092 and 811-10463) as filed on October 17, 2003.

(d) (1) Form of Flexible Premium Variable Life Insurance Policy, attached hereto.

     (2) Form of Child Insurance Rider, incorporated by reference to Registrant's Registration Statement (File Nos. 333-109762 and 811-10463) as filed on October 17, 2003.

     (3)  Form of Guaranteed Death Benefit Rider, attached hereto.

     (4) Form of Other Insured Term Insurance Rider, incorporated by reference to Registrant's Registration Statement (File Nos. 333-109762 and 811-10463) as filed on October 17, 2003.

     (5) Form of Waiver of Monthly Deductions Rider, incorporated by reference to Registrant's Registration Statement (File Nos. 333-109762 and 811-10463) as filed on October 17, 2003.

     (6) Form of Waiver of Specified Premium, incorporated by reference to Registrant's Registration Statement (File Nos. 333-109762 and 811-10463) as filed on October 17, 2003.

     (7) Terminal Illness Benefit Rider, to be filed by pre-effective amendment.

(e)  Specimen Application, to be filed by pre-effective amendment.

(f) (1) Declaration and Charter of First Jackson National Life Insurance Company, incorporated by reference to Registrant's Registration Statement (File Nos. 333-86933 and 811-09577) as filed on September 10, 1999.

     (2) Certificate of Amendment of Charter of First Jackson National Life Insurance Company, incorporated by reference to Registrant's Registration Statement (File Nos. 333-67902 and 811-10463) as filed on or about August 8, 2001.

     (3)  Bylaws of First Jackson National Life Insurance Company,  incorporated
          by  reference  to  Registrant's   Registration  Statement  (File  Nos.
          333-86933 and 811-09577) as filed on September 10, 1999.

(g)  Reinsurance Contract, to be filed by pre-effective amendment.

(h)  Not applicable.

(i)  Not applicable.

(j)  Not applicable.

(k)  Legal Opinion and Consent of Counsel, attached hereto.

(l)  Actuarial Opinion, to be filed by pre-effective amendment.

(m)  Sample Calculations, to be filed by pre-effective amendment.

(n)  Opinion of Independent Accountant, to be filed by pre-effective amendment.

(o)  Not applicable.

(p)  Not applicable.

(q) Redeemability Exemption, incorporated by reference to Registrant's Post-Effective Amendment No. 1 (File Nos. 333-86933 and 811-09577) as filed on December 30, 2003.

ITEM 27. DIRECTORS AND OFFICERS OF THE DEPOSITOR

         Name and Principal                 Positions and Offices
         Business Address                   with Depositor

         Donald B. Henderson, Jr.           Director
         4A Rivermere Apartments
         Bronxville, NY  10708

         Henry J. Jacoby                    Director
         305 Riverside Drive
         New York, NY  10025

         David L. Porteous                  Director
         20434 Crestview Drive
         Reed City, MI  49777

         Donald T. DeCarlo                  Director
         200 Manor Road
         Douglaston, New York 11363

         Herbert G. May III                 Chief Administrative Officer &
         275 Grove St Building 2            Director
         4th floor
         Auburndale, MA 02466

         Richard D. Ash                     Vice President -
         1 Corporate Way                    Actuary & Appointed Actuary
         Lansing, MI 48951

         John B. Banez                      Vice President -
         1 Corporate Way                    Systems and Programming
         Lansing, MI 48951

         James Binder                       Vice President -
         1 Corporate Way                    Finance and Corporate Strategy
         Lansing, MI 48951

         John H. Brown                      Vice President - Government
         1 Corporate Way                    Relations
         Lansing, MI 48951

         Joseph Mark Clark                  Vice President -
         1 Corporate Way                    Policy Administration
         Lansing, MI 48951

         Marianne Clone                     Vice President - Administration -
         1 Corporate Way                    Customer Service Center
         Lansing, MI 48951

         James B. Croom                     Vice President &
         1 Corporate Way                    Deputy General Counsel
         Lansing, MI 48951

         Gerald W. Decius                   Vice President -
         1 Corporate Way                    Systems Application Coordinator
         Lansing, MI 48951

         Lisa C. Drake                      Senior Vice President - Chief
         1 Corporate Way                    Actuary
         Lansing, MI 48951

         Robert A. Fritts                   Senior Vice President &
         1 Corporate Way                    Controller - Financial
         Lansing, MI 48951                  Operations

         James D. Garrison                  Vice President - Tax
         1 Corporate Way
         Lansing, MI 48951

         James Golembiewski                 Vice President & Chief of Compliance
         1 Corporate Way                    for Separate Accounts, Senior
         Lansing, MI 48951                  Counsel & Assistant Secretary

         Lou E. Hensley                     Vice President - Corporate
         1 Corporate Way                    Development
         Lansing, MI 48951

         Andrew B. Hopping                  Executive Vice President,
         1 Corporate Way                    Chief Financial Officer,
         Lansing, MI 48951                  Treasurer & Chairman of the Board

         Stephen A. Hrapkiewicz, Jr.        Senior Vice President - Human
         1 Corporate Way                    Resources
         Lansing, MI 48951

         Clifford J. Jack                   Executive Vice President &
         8055 E. Tufts Avenue               Chief Distribution Officer
         Suite 1000
         Denver, CO 80237

         Cheryl L. Johns                    Vice President - Life Division
         1 Corporate Way
         Lansing, MI 48951

         Timo P. Kokko                      Vice President - Support
         1 Corporate Way                    Services
         Lansing, MI 48951

         Everett W. Kunzelman               Vice President - Underwriting
         1 Corporate Way
         Lansing, MI 48951

         Clark P. Manning                   President, Chief Executive Officer
         1 Corporate Way                    & Director
         Lansing, MI 48951

         Thomas J. Meyer                    Senior Vice President,
         1 Corporate Way                    General Counsel &
         Lansing, MI 48951                  Secretary

         Keith R. Moore                     Vice President - Technology
         1 Corporate Way
         Lansing, MI 48951

         P. Chad Myers                      Senior Vice President - Asset/
         1 Corporate Way                    Liability Management
         Lansing, MI 48951

         J. George Napoles                  Executive Vice President &
         1 Corporate Way                    Chief Information Officer
         Lansing, MI 48951

         Mark D. Nerud                      Vice President - Fund
         225 W. Wacker Drive                Accounting & Administration
         Suite 1200
         Chicago, IL 60606

         Russell E. Peck                    Vice President - Financial
         1 Corporate Way                    Operations
         Lansing, MI 48951

         Bradley J. Powell                  Vice President - Institutional
         210 Interstate North Parkway       Marketing Group
         Suite 401
         Atlanta, GA 30339-2120

         Laura L. Prieskorn                 Vice President - Model Office
         1 Corporate Way
         Lansing, MI 48951

         James B. Quinn                     Vice President - Broker
         1 Corporate Way                    Management
         Lansing, MI 48951

         James R. Sopha                     Executive Vice President -
         1 Corporate Way                    Corporate Development
         Lansing, MI 48951

         Robert M. Tucker, Jr.              Vice President - Regional
         1 Corporate Way                    Information Technology
         Lansing, MI 48951

         Michael A. Wells                   Chief Operating Officer
         401 Wilshire Boulevard             & Director
         Suite 1200
         Santa Monica, CA 90401

         Karen S. Weidman                   Vice President - Administration -
         8055 E. Tufts Avenue               Denver Service Center
         Suite 1000
         Denver, CO 80237

ITEM 28. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

           Company             State of Organization          Control/Ownership           Business Principal

Alaiedon, LLC                   Michigan                     100% Hermitage
                                                             Management LLC

Alcona Funding LLC              Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

Berrien Funding LLC             Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

BH Clearing, LLC                Michigan                     100% Jackson National Life   Broker/Dealer
                                                             Insurance Company

Brooke Finance Corporation      Delaware                     100% Brooke Holdings, Inc.   Finance Company

Brooke Holdings, Inc.           Delaware                     100% Brooke Holdings (UK)    Holding Company Activities
                                                             Limited

Brooke Holdings (UK) Limited    United Kingdom               100% Holborn Delaware        Holding Company Activities
                                                             Corporation

Brooke Investment, Inc.         Delaware                     100% Brooke Holdings, Inc.   Investment Related Company

Brooke Life Insurance Company   Michigan                     100% Brooke Holdings, Inc.   Life Insurance

Brooke (Jersey) Limited         United Kingdom               100% Prudential One Limited  Holding Company Activities

Calhoun Funding LLC             Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

Crescent Telephone              Delaware                     100% Jackson National Life   Telecommunications
                                                             Insurance Company

Curian Capital, LLC             Michigan                     100% Jackson National Life   Registered Investment
                                                             Insurance Company            Advisor

GCI Holding Corporation         Delaware                     70% Jackson National Life    Holding Company Activities
                                                             Insurance Company

Gloucester Holdings             Delaware                     100% Jackson National Life   Adhesives
                                                             Insurance Company

GS28 Limited                    United Kingdom               100% Brooke Holdings (UK)    Holding Company Activities
                                                             Limited

Hermitage Management, LLC       Michigan                     100% Jackson National Life   Advertising Agency
                                                             Company Insurance

Holborn Delaware Corporation    Delaware                     100% Prudential Four         Holding Company Activities
                                                             Limited

Holliston Mills                 Delaware                     70% Jackson National Life    Textile Mfg.
                                                             Insurance Company

Industrial Coatings Group       Delaware                     70% Jackson National Life    Textile Mfg.
                                                             Insurance Company

IFC Holdings, Inc.              Delaware                     100% National Planning       Broker/Dealer
                                                             Holdings Inc.

Investment Centers of America   Delaware                     100% IFC Holdings, Inc.      Broker/Dealer

Jackson Federal Bank            USA                          100% Jackson National        Savings & Loan
                                                             Life Insurance Company

JNL Investors Series Trust      Massachusetts                100% Jackson National        Investment Company
                                                             Life Insurance Company

Jackson National Asset          Michigan                     100% Jackson National Life   Investment Adviser and
Management, LLC                                              Insurance Company            Transfer Agent

Jackson National Life           Bermuda                      100% Jackson National        Life Insurance
(Bermuda) Ltd.                                               Life Insurance Company

Jackson National Life           Delaware                     100% Jackson National Life   Advertising/Marketing
Distributors, Inc.                                           Insurance Company            Corporation and
                                                                                          Broker/Dealer

Jackson National Life           New York                     100% Jackson National Life   Life Insurance
Insurance Company of New York                                Insurance Company

JNLI LLC                        Delaware                     100% Jackson National Life   Tuscany Notes
                                                             Insurance Company

JNL Securities, LLC             Michigan                     100% Curian Capital, LLC     Broker/Dealer and
                                                                                          Insurance Agency

JNL Series Trust                Massachusetts                Common Law Trust with        Investment Company
                                                             contractual association
                                                             with Jackson National Life
                                                             Insurance Company of New
                                                             York

JNL Variable Fund LLC           Delaware                     100% Jackson National        Investment Company
                                                             Separate Account - I

JNL Variable Fund III LLC       Delaware                     100% Jackson National        Investment Company
                                                             Separate Account III

JNL Variable Fund IV LLC        Delaware                     100% Jackson National        Investment Company
                                                             Separate Account IV

JNL Variable Fund V LLC         Delaware                     100% Jackson National        Investment Company
                                                             Separate Account V

JNLNY Variable Fund I LLC       Delaware                     100% JNLNY Separate          Investment Company
                                                             Account I

JNLNY Variable Fund II LLC      Delaware                     100% JNLNY Separate          Investment Company
                                                             Account II

LePages Management Company, LP  Delaware                     50% LePages MC, LLC

LePages MC, LLC                 Delaware                     100% PPM Management, Inc.

National Planning Corporation   Delaware                     100% National Planning       Broker/Dealer and
                                                             Holdings, Inc.               Investment Adviser

National Planning Holdings,     Delaware                     100% Brooke Holdings, Inc.   Holding Company Activities
Inc.

Piedmont Funding LLC            Delaware                     100% Jackson National Life   Investment Related
                                                             Insurance Company            Company

PPM Holdings, Inc.              Delaware                     100% Brooke Holdings, Inc.   Holding Company Activities

Prudential plc                  United Kingdom               Publicly Traded              Financial Institution

Prudential One Limited          United Kingdom               100% Prudential plc          Holding Company Activities

Prudential Two Limited          United Kingdom               100% Prudential One Limited  Holding Company Activities

Prudential Three Limited        United Kingdom               100% Prudential One Limited  Holding Company Activities

Prudential Four Limited         United Kingdom               80% Prudential One Limited,  Holding Company Activities
                                                             10% Prudential Two Limited,
                                                             10% Prudential Three
                                                             Limited

SII Investments, Inc.           Wisconsin                    100% National Planning       Broker/Dealer
                                                             Holdings, Inc.

ITEM 29. INDEMNIFICATION

Provision is made in the Company's By-Laws for indemnification by the Company of any person made or threatened to be made a party to an action or proceeding, whether civil or criminal by reason of the fact that he or she is or was a director, officer or employee of the Company or then serves or has served any other corporation in any capacity at the request of the Company, against expenses, judgments, fines and amounts paid in settlement to the full extent that officers and directors are permitted to be indemnified by the laws of the State of New York.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 30. PRINCIPAL UNDERWRITERS

(a) Jackson National Life Distributors, Inc. acts as general distributor for the JNLNY Separate Account IV. Jackson National Life Distributors, Inc. also acts as general distributor for JNLNY Separate Account I, JNLNY Separate Account II, JNL Series Trust and JNLNY Variable Fund I LLC.

(b)

NAME AND BUSINESS ADDRESS         POSITIONS AND OFFICES WITH UNDERWRITER
-------------------------         --------------------------------------

Michael A. Wells                   Director
401 Wilshire Blvd.
Suite 1200
Santa Monica, CA 90401

Andrew B. Hopping                  Director and Chief Financial Officer
1 Corporate Way
Lansing, MI 48951

Clifford J. Jack                   President and Chief Executive Officer
8055 E. Tufts Avenue
Suite 1000
Denver, CO 80237

Nikhil Advani                      Vice President - Product Management
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Stephen M. Ash                     Vice President - Finance
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Michael Bell                       Senior Vice President and Chief Legal Officer
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Kristen (West) Billows             Vice President - Fixed Annuities Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

William Britt                      Vice President - Market Planning and
8055 E. Tufts Avenue               Analysis
Suite 1100
Denver, CO 80237

Tori Bullen                        Vice President - Institutional Marketing
210 Interstate North Parkway       Group
Suite 401
Atlanta, GA 30339-2120

Doug Campbell                      Senior Vice President and National Sales
8055 E. Tufts Avenue               Director
Suite 1100
Denver, CO 80237

Maura Collins                      Vice Presdent - Regulatory Accounting and
8055 E. Tufts Avenue               Special Projects
Suite 1100
Denver, CO 80237

Robert DeChellis                   Executive Vice President - National Sales
8055 E. Tufts Avenue               Manager
Suite 1000
Denver, CO 80237

Anthony L. Dowling                 Assistant Vice President and
8055 E. Tufts Avenue               Chief Compliance Officer
Suite 1100
Denver, CO 80237

Joseph D. Emanuel                  Executive Vice President
8055 E. Tufts Avenue
Suite 1000
Denver, CO 80237

Steve Goldberg                     Vice President - Guaranteed Product
8055 E. Tufts Avenue               Development
Suite 1100
Denver, CO 80237

Luis Gomez                         Vice President - Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Thomas Hurley                      Vice President - Market Research
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

John Kawauchi                      Senior Vice President - Marketing
8055 E. Tufts Avenue               and Corporate Communications
Suite 1100
Denver, CO 80237

Steve Kluever                      Vice President - Variable Product
8055 E. Tufts Avenue               Development
Suite 1100
Denver, CO 80237

David R. Lilien                    Senior Vice President - National Sales
8055 E. Tufts Avenue               Development
Suite 1100
Denver, CO 80237

James Livingston                   Senior Vice President - Product Development
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Susan McClure                      Vice President - Business Development and
8055 E. Tufts Avenue               Chief of Staff
Suite 1100
Denver, CO 80237

Thomas J. Meyer                    Secretary
1 Corporate Way
Lansing, MI 48951

Michael Nicola                     Senior Vice President - Strategic
8055 E. Tufts Avenue               Relationships
Suite 1100
Denver, CO 80237

Bradley J. Powell                  Executive Vice President
210 Interstate North Parkway
Suite 401
Atlanta, GA 30339-2120

Peter Radloff                      Vice President - Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Gregory B. Salsbury                Executive Vice President
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Marilynn Scherer                   Vice President - National Sales Development
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Greg Smith                         Senior Vice President - Project Management/
8055 E. Tufts Avenue               Business Solutions
Suite 1100
Denver, CO 80237

David Sprague                      Vice President - National Sales Development
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Daniel Starishevsky                Vice President - Variable Annuity Marketing
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Doug Townsend                      Vice President, Controller and FinOp
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Ray Trueblood                      Vice President - National Sales Development
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237

Phil Wright                        Vice President - Communications
8055 E. Tufts Avenue
Suite 1100
Denver, CO 80237


(c)


                        Compensation on Events Occasioning
Name of Principal       the Deduction of a Deferred Sales      Brokerage           Other
Underwriter             Load                                   Commissions         Compensation
----------------------- -------------------------------------- ------------------- -------------------------

Jackson National Life   Not Applicable                         Not Applicable      Not Applicable
Distributors, Inc.

ITEM 31. LOCATION OF ACCOUNTS AND RECORDS

               Jackson National Life Insurance Company of New York 2900 Westchester Avenue
               Purchase, New York 10577

               Jackson National Life Insurance Company of New York Institutional Marketing Group Service Center
               1 Corporate Way
               Lansing, Michigan 48951

               Jackson National Life Insurance Company of New York Annuity Service Center
               8055 East Tufts Ave., Second Floor
               Denver, Colorado 80237

               Jackson National Life Insurance Company of New York 225 West Wacker Drive, Suite 1200
               Chicago, IL  60606

ITEM 32. MANAGEMENT SERVICES

Not Applicable

ITEM 33. FEE REPRESENTATION

Jackson National Life Insurance Company of New York represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred, and the risks assumed by Jackson National Life Insurance Company of New York.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, by the undersigned, duly authorized, in the City of Lansing, and State of Michigan, on this 11th day of August, 2004.

                          JNLNY Separate Account - IV (Registrant)

                     By:  Jackson National Life Insurance Company of New York

                     By:    /s/ Thomas J. Meyer*
                          -------------------------------------------
                          Andrew B. Hopping
                          Executive Vice President -
                          Chief Financial Officer, Treasurer and Director

                          Jackson National Insurance Company of New York (Depositor)

                     By:    /s/ Thomas J. Meyer*
                          -------------------------------------------
                          Andrew B. Hopping
                          Executive Vice President -
                          Chief Financial Officer, Treasurer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/S/ CLARK P. MANNING*                                     August 11, 2004
---------------------                                     ----------------
Clark P. Manning
President and Chief Executive Officer and
Director

/S/ ANDREW B. HOPPING*                                    August 11, 2004
----------------------                                    ----------------
Andrew B. Hopping
Executive Vice President - Chief Financial
Officer, Treasurer and Director

/S/ BRADLEY J. POWELL*                                    August 11, 2004
----------------------                                    ----------------
Bradley J. Powell
Vice President - IMG and Director

/S/ HERBERT G. MAY III*                                   August 11, 2004
-----------------------                                   ----------------
Herbert G. May III
Chief Administrative Officer and Director

/S/ JAMES G. GOLEMBIEWSKI*                                August 11, 2004
--------------------------                                ----------------
James G. Golembiewski
Vice President & Chief of Compliance
for Separate Accounts, Senior
Counsel & Assistant Secretary

/S/ THOMAS J. MEYER                                       August 11, 2004
-------------------                                       ----------------
Thomas J. Meyer
Senior Vice President, General Counsel and
Director

/S/ DONALD B. HENDERSON, JR.*                             August 11, 2004
-----------------------------                             ----------------
Donald B. Henderson, Jr.
Director

/S/ HENRY J. JACOBY*                                      August 11, 2004
--------------------                                      ----------------
Henry J. Jacoby
Director

/S/ DAVID L. PORTEOUS*                                    August 11, 2004
----------------------                                    ----------------
David L. Porteous
Director

/S/ DONALD T. DECARLO*                                    August 11, 2004
----------------------                                    ----------------
Donald T. DeCarlo
Director

* By Thomas J. Meyer
Senior Vice President, Secretary,
General Counsel and Attorney-in-Fact

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as directors and/or officers of JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK, a New York corporation, which has filed or will file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and Investment Company Act of 1940, as amended, various Registration Statements and amendments thereto for the registration under said Acts of the sale of Variable Life Insurance Contracts in connection with the JNLNY Separate Account IV and other separate accounts of Jackson National Life Insurance Company of New York, hereby constitute and appoint Thomas J. Meyer, Andrew B. Hopping and Clark P. Manning, his attorney, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to approve and sign such Registration Statements and any and all amendments thereto, with power where appropriate to affix the corporate seal of said corporation thereto and to attest with seal and to file the same, with all exhibits thereto and other granting unto said attorneys, each of them, full power and authority to do and perform all and every act and thing requisite to all intents and purposes as he might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof.

         This Power of Attorney may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be a single document.

         IN WITNESS WHEREOF, each of the undersigned director and/or officer hereby executes this Power of Attorney as of the 5th day of January 2004.


/s/ Clark P. Manning
----------------------------------------------
Clark P. Manning
President and Chief Executive Officer


Andrew B. Hopping
Executive Vice President, Chief Financial Officer and Director

/s/ Bradley J. Powell
----------------------------------------------
Bradley J. Powell
Vice President - IMG and Director


/s/ Herbert G. May III
----------------------------------------------
Herbert G. May III
Chief Administrative Officer and Director


/s/ James G. Golembiewski
----------------------------------------------
James G. Golembiewski
Vice President, Associate General Counsel and Director


/s/ Thomas J. Meyer
----------------------------------------------
Thomas J. Meyer
Senior Vice President, General Counsel and Director


/s/ Donald B. Henderson, Jr.
----------------------------------------------
Donald B. Henderson, Jr.
Director


/s/ Henry J. Jacoby
----------------------------------------------
Henry J. Jacoby
Director


/s/ David L. Porteous
----------------------------------------------
David L. Porteous
Director


/s/ Donald T. DeCarlo
----------------------------------------------
Donald T. DeCarlo
Director

                                  EXHIBIT INDEX


EXHIBIT                    DESCRIPTION

c.(2) General Distributor Agreement between Jackson National Life Insurance Company of New York and Jackson National Life
         Distributors, Inc., attached as EX-c.2.

d.(1) Form of Flexible Premium Variable Life Insurance Policy, attached as EX-d.1.

  (3)    Form of Guaranteed Death Benefit Rider, attached as EX-d.3.

k.       Legal Opinion and Consent of Counsel, attached as EX-k.